Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SWIFT TRANSPORTATION COMPANY,

BISHOP MERGER SUB, INC.,

AND

KNIGHT TRANSPORTATION, INC.

DATED AS OF APRIL 9, 2017

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EXHIBIT A	Amended Bishop Charter
EXHIBIT B	Bishop Director Designees
EXHIBIT C	Amended Bishop Bylaws
EXHIBIT D	Surviving Corporation Articles of Incorporation
EXHIBIT E	Surviving Corporation Bylaws

INDEX OF DEFINED TERMS

Definition	Location
ABCA	1.8(a)
Acquisition Agreement	5.2(c)
Acquisition Proposal	5.2(h)(i)
Action	3.10
Adverse Recommendation Change	5.2(c)
AERA	1.2
Affiliate	8.3(a)
Agreement	Preamble
Amended Bishop Charter	1.1(a)
Antitrust Laws	3.5(b)
Bishop	Preamble
Bishop Bylaws	4.1(b)
Bishop Charter	4.1(b)
Bishop Class B Common Stock	Recitals
Bishop Common Stock	Recitals
Bishop D&O Indemnified Parties	5.11(b)
Bishop D&O Insurance	5.11(d)
Bishop Disclosure Letter	Article IV
Bishop Equity Awards	2.4(f)
Bishop ESPP	2.4(e)
Bishop ESPP Shares	2.4(e)
Bishop Expense Reimbursement	8.3(b)
Bishop Financial Advisor	4.24
Bishop Material Adverse Effect	8.3(c)
Bishop Material Contract	4.17(a)
Bishop Measurement Date	4.2(a)
Bishop Participant	4.12(h)
Bishop Permits	4.11(b)
Bishop Permitted Liens	4.19(a)
Bishop Plans	4.12(a)
Bishop Preferred Stock	4.2(a)
Bishop PSU Award	2.4(d)
Bishop Recommendation	5.4(c)
Bishop Restricted Stock Award	2.4(b)
Bishop RSU Award	2.4(c)
Bishop SEC Documents	4.6(a)
Bishop Share Consolidation Ratio	Recitals
Bishop Stock Option	2.4(a)
Bishop Stockholder Approval	8.3(d)
Bishop Stockholders Agreement	Recitals
Bishop Stockholders Meeting	8.3(e)
Bishop Support Agreement	Recitals
Bishop Supporting Stockholders	Recitals
Bishop Termination Fee	8.3(f)
Book-Entry Shares	2.2(b)
Business Day	8.3(g)
Cancelled Share	2.1(a)(iii)
CBA	3.13(a)

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INDEX OF DEFINED TERMS

Definition	Location
Certificates	2.2(b)
Charter Amendment	Recitals
Charter Amendment Effective Time	1.5
Class B Conversion	Recitals
Closing	1.4
Closing Date	1.4
Code	Recitals
Confidentiality Agreement	5.5(a)
Continuing Employee	8.3(h)
Contract	3.5(a)
control	8.3(i)
controlled	8.3(i)
controlled by	8.3(i)
Controlled Group	3.12(c)
Covered Countries	3.23(c)(i)
Determination Notice	5.2(e)
DGCL	1.1(a)
Effective Time	1.6
Environmental Claims	3.14(c)(i)
Environmental Law	3.14(c)(ii)
Environmental Permits	3.14(c)(iii)
ERISA	3.12(a)
ERISA Affiliate	8.3(j)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Form S-4	8.3(k)
Fried Frank	5.14(a)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Hazardous Materials	3.14(c)(iv)
HSR Act	3.5(b)
Indebtedness	8.3(l)
Intellectual Property Rights	8.3(m)
International Trade Laws and Regulations	3.23(c)(ii)
Intervening Event	5.2(d)
IRS	3.12(a)
Joint Proxy Statement/Prospectus	8.3(n)
Kirkland	5.14(a)
knowing and material breach	8.3(o)
knowledge	8.3(p)
Law	3.5(a)
Liens	3.3
Merger	Recitals
Merger Consideration	2.1(a)(ii)
Merger Sub	Preamble
Merger Sub Stockholder Approval	8.3(q)
Mexican Competition Law	5.6(b)
Multiemployer Plan	3.12(a)

INDEX OF DEFINED TERMS

Definition	Location
Multiemployer Plans	3.12(a)
New Bishop PSU Award	2.3(d)
New Bishop Restricted Stock Award	2.3(b)
New Bishop RSU Award	2.3(c)
New Bishop Stock Option	2.3(a)
New Plans	5.10(a)
NYSE	8.3(r)
OFAC	3.23(c)(ii)
Ordinary Course	8.3(s)
Outside Date	7.1(b)(i)
PBGC	3.12(b)(iii)
Person	8.3(t)
Release	3.14(c)(v)
Representatives	5.2(a)
Reverse Split	Recitals
Reverse Split Time	1.1(b)
Rook	Preamble
Rook Bylaws	3.1(b)
Rook Charter	3.1(b)
Rook Common Stock	Recitals
Rook D&O Indemnified Parties	5.11(a)
Rook D&O Insurance	5.11(c)
Rook Disclosure Letter	Article III
Rook Equity Awards	2.3(e)
Rook Expense Reimbursement	8.3(u)
Rook Financial Advisor	3.24
Rook Material Adverse Effect	8.3(v)
Rook Material Contract	3.17(a)
Rook Measurement Date	3.2(a)
Rook Participant	3.12(h)
Rook Permits	3.11(b)
Rook Permitted Liens	3.19(a)
Rook Plans	3.12(a)
Rook Preferred Stock	3.2(a)
Rook PSU Award	2.3(d)
Rook Recommendation	5.4(b)
Rook Restricted Stock Award	2.3(b)
Rook RSU Award	2.3(c)
Rook SEC Documents	3.6(a)
Rook Stock Option	2.3(a)
Rook Stockholder Approval	8.3(w)
Rook Stockholders Agreement	Recitals
Rook Stockholders Meeting	8.3(x)
Rook Support Agreement	Recitals
Rook Supporting Stockholders	Recitals
Rook Termination Fee	8.3(y)
Sanctioned Person	3.23(c)(iii)
SEC	8.3(z)
Securities Act	3.5(b)

INDEX OF DEFINED TERMS

Definition	Location
Share Issuance	8.3(aa)
Statement of Merger	1.6
Subsidiary	8.3(bb)
Superior Proposal	5.2(h)(ii)
Surviving Corporation	1.2
Surviving Corporation Articles of Incorporation	1.8(a)
Surviving Corporation Bylaws	1.8(b)
Takeover Laws	3.21
Tax	8.3(cc)
Tax Return	8.3(dd)
Taxes	8.3(cc)
under common control with	8.3(i)
WARN Act	3.13(b)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”), dated as of April 9, 2017, is by and among Swift Transportation Company, a Delaware corporation (“Bishop”), Bishop Merger Sub, Inc., an Arizona corporation and a direct wholly owned Subsidiary of Bishop (“Merger Sub”), and Knight Transportation, Inc., an Arizona corporation (“Rook”).

RECITALS

WHEREAS, the parties hereto wish to effect a business combination by means of (i) an amendment and restatement of the certificate of incorporation of Bishop (the “Charter Amendment”) pursuant to which (x) among other things, Bishop’s corporate name will change to “Knight-Swift Transportation Holdings Inc.” and each issued and outstanding share of Class B common stock, par value $0.01 per share, of Bishop (“Bishop Class B Common Stock”) will be converted (the “Class B Conversion”) into one (1) share of share of Class A common stock, par value $0.01 per share, of Bishop (“Bishop Common Stock”) and (y) immediately thereafter, each issued and outstanding share of Bishop Common Stock (including each share of Bishop Common Stock into which the shares of Bishop Class B Common Stock was converted pursuant to the Class B Conversion) will, by means of a reverse stock split (the “Reverse Split”), be consolidated into 0.720 (the “Bishop Share Consolidation Ratio”) of a share of Bishop Common Stock; and (ii) a subsequent merger of Merger Sub with and into Rook (the “Merger”) pursuant to which Rook will survive as a wholly owned subsidiary of Bishop and, except as set forth herein and therein, each issued and outstanding share of common stock, par value $0.01 per share, of Rook (the “Rook Common Stock”) will be converted into the right to receive one (1) share of Bishop Common Stock, all on the terms and subject to the conditions set forth herein and therein;

WHEREAS, for U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute, and is hereby adopted by Bishop, Merger Sub and Rook as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code;

WHEREAS, the respective boards of directors of each of Bishop, Merger Sub and Rook have approved this Agreement and the transactions contemplated hereby, including the Charter Amendment, and determined that the Agreement, the Charter Amendment, and the other transactions contemplated hereby are advisable;

WHEREAS, Bishop, Merger Sub and Rook desire to make certain representations, warranties, covenants and agreements in connection with the Charter Amendment, the Merger and the other transactions contemplated hereby and also to prescribe certain conditions precedent to the Charter Amendment and the Merger as specified herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Rook to enter into this Agreement, certain holders of shares of Bishop Class B Common Stock (the “Bishop Supporting Stockholders”) are entering into a voting and support agreement with Rook (the “Bishop Support Agreement”) pursuant to which, among other things, each of the Bishop Supporting Stockholders is agreeing, subject to the terms of the Bishop Support Agreement, to vote all shares of Bishop Common Stock and Bishop Class B Common Stock owned by such Bishop Supporting Stockholder in favor of the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Bishop to enter into this Agreement, certain holders of shares of Rook Common Stock (the “Rook Supporting Stockholders”) are entering into one or more voting and support agreements with Bishop (each a “Rook Support Agreement”) pursuant to which, among other things, each of the Rook Supporting Stockholders is agreeing, subject to the terms of the applicable Rook Support Agreement, to vote all shares of Rook Common Stock owned by such Rook Supporting Stockholder in favor of the approval and adoption of this Agreement and the other transactions contemplated hereby (as the components thereof may be combined or separately required to be proposed or presented);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Rook to enter into this Agreement, each of Bishop and certain of the Bishop Supporting Stockholders are executing a stockholders agreement (the “Bishop Stockholders Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Bishop and such Bishop Supporting Stockholders after the Closing; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Bishop to enter into this Agreement, each of Bishop and the Rook Supporting Stockholders are executing a stockholders agreement (each a “Rook Stockholders Agreement”), to be effective as of the Closing, setting forth certain rights and obligations of Bishop and such Rook Supporting Stockholders after the Closing.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Bishop, Merger Sub and Rook hereby agree as follows:

Article I
CLOSING TRANSACTIONS

Section 1.1           Charter Amendment.

(a)          Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), at the Charter Amendment Effective Time, the certificate of incorporation of Bishop shall be amended and restated to read in its entirety as set forth on Exhibit A (the “Amended Bishop Charter”). The certificate of incorporation of Bishop, as so amended and restated, shall be the certificate of incorporation of Bishop from and after the Charter Amendment Effective Time until thereafter amended in accordance with its terms and the DGCL, subject to Section 5.11.

(b)          At the Charter Amendment Effective Time, by virtue of the Charter Amendment and without any action on the part of Rook, Bishop, Merger Sub or the holders of any shares of capital stock of Rook or Bishop, the Class B Conversion shall be effected pursuant to the Amended Bishop Charter whereby each share of Bishop Class B Common Stock then issued and outstanding shall be converted into one (1) share of Bishop Common Stock. Immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Time”), by virtue of the Charter Amendment and without any action on the part of Rook, Bishop, Merger Sub or the holders of any shares of capital stock of Rook or Bishop, the Reverse Split shall be effected pursuant to the Amended Bishop Charter whereby each share of Bishop Common Stock then issued and outstanding (including each share of Bishop Common Stock into which the shares of Bishop Class B Common Stock was converted pursuant to the Class B Conversion) shall be consolidated into a fraction of a share of Bishop Common Stock equal to the Bishop Share Consolidation Ratio. Pursuant to the Amended Bishop Charter, in the event that, as a result of the Reverse Split, a stockholder of Bishop would hold a fractional share of Bishop Common Stock (after aggregating all fractional shares that would be held by such stockholder after giving effect to the Reverse Split), such stockholder shall be entitled to receive cash (without interest) in lieu of such fractional share of Bishop Common Stock in an amount in cash equal to the product obtained by multiplying (i) such fractional share interest, by (ii) the closing price of a share of Bishop Common Stock on the NYSE on the date on which the Charter Amendment Effective Time occurs (or such other amount in cash as the board of directors of Bishop shall determine in good faith to be equitable). No dividends or other distributions with respect to Bishop Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Bishop. The payment of cash in lieu of fractional shares of Bishop Common Stock is not a separately bargained-for consideration and solely represents a mechanical rounding-off of the fractions as a result of the Reverse Split.

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Section 1.2           The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Arizona Entity Restructuring Act, as amended (the “AERA”), at the Effective Time, Merger Sub shall be merged with and into Rook. Following the Merger, the separate corporate existence of Merger Sub shall cease, and Rook shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a direct wholly owned Subsidiary of Bishop.

Section 1.3           Post-Closing Governance.

(a)          Prior to the Closing, the board of directors of Bishop shall take all action necessary (including obtaining all necessary director resignations) so that, as of the Effective Time, the board of directors of Bishop will consist solely of (x) the members of the board of directors of Rook immediately prior to the Effective Time, each to be a member of the class of the board of directors of Bishop the term of which ends in the same year as the term of the class of the board of directors of Rook of which such director is a member immediately prior to the Effective Time; and (y) the four (4) individuals set forth on Exhibit B hereto (provided if either of the two (2) individuals appointed by the Jack Designator (as defined in the Bishop Stockholders Agreement) set forth on Exhibit B is unwilling or unable to serve as a director of Bishop, such individual shall be replaced by the Jack Designator (as defined in the Bishop Stockholders Agreement) in accordance with the definition of “Stockholder Director” in the Bishop Stockholders Agreement, and if either of other the two (2) individuals appointed by the board of directors of Bishop set forth on Exhibit B is unwilling or unable to serve as a director of Bishop, such individual shall be replaced by the board of directors of Bishop, provided, in each case, that such replacement individual is reasonably acceptable to Rook), each to be a member of the class of the board of directors of Bishop set forth opposite his or her name (or, in the case of a replacement, the name of the individual replaced) on Exhibit B. Each of the individuals who is or becomes a director of Bishop as of the Effective Time in accordance with the foregoing shall continue as a director of Bishop from and after the Effective Time until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected and qualified.

(b)          Prior to the Closing, the board of directors of Bishop shall take all action necessary so that, as of the Effective Time, the Executive Chairman of Rook and the President and Chief Executive Officer of Rook as of the date hereof shall become the Executive Chairman of Bishop and the President and Chief Executive Officer of Bishop, respectively (or if any such individual is unwilling or unable to so serve as an officer of Bishop, a replacement designated by Rook, provided that such replacement individual is reasonably acceptable to Bishop). Each of the individuals who is or becomes an officer of Bishop as of the Effective Time in accordance with the foregoing shall continue as an officer of Bishop from and after the Effective Time until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified.

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(c)          Prior to the Closing, the board of directors of Bishop shall take all action necessary so that, as of the Effective Time, the bylaws of Bishop shall have been amended and restated to read in their entirety as set forth on Exhibit C hereto. The bylaws of Bishop, as so amended and restated, shall be the bylaws of Bishop from and after the Effective Time until thereafter amended in accordance with its terms, the certificate of incorporation of Bishop and the DGCL, subject to Section 5.11.

(d)          The parties agree that, from and after the Effective Time, the NYSE ticker symbol for the shares of Bishop Common Stock will be Rook’s ticker symbol as of the date hereof.

Section 1.4           Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Charter Amendment and the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, LLP, One New York Plaza, New York, New York 10004, at 10:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver by the applicable party of the conditions set forth in Article VI (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the applicable party of those conditions), or at such other place, time and date as shall be agreed to in writing by Bishop and Rook. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 1.5           Charter Amendment Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Bishop shall cause the Amended Bishop Charter to be duly executed and filed with the Secretary of State of the State of Delaware in accordance with Sections 242 and 245 and the other applicable provisions of the DGCL. The Charter Amendment shall become effective prior to, and subject to the occurrence of, the Effective Time or at such other time as Bishop and Rook shall agree in writing (the effective time of the Charter Amendment is referred to as the “Charter Amendment Effective Time”).

Section 1.6           Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties shall cause a statement of merger with respect to the Merger (the “Statement of Merger”) to be duly executed and filed with the Arizona Corporation Commission in accordance with Sections 29-2202 and 29-2205 and the other applicable provisions of the AERA so that the Merger becomes effective upon the filing of the Statement of Merger or at such other time as Bishop and Rook shall agree in writing but in any event after the Reverse Split Time (the effective time of the Merger is referred to as the “Effective Time”).

Section 1.7           Effects of the Merger. The Merger shall have the effects set forth in this Agreement which the parties acknowledge and agree constitutes the “plan of merger” required by Section 29-2202 of the AERA, and in the applicable provisions of the AERA, including Section 29-2206 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of Rook and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Rook and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.8           Surviving Corporation Governing Documents.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Rook, Bishop, Merger Sub or the holders of any shares of capital stock of Rook, Bishop or Merger Sub, the articles of incorporation of Rook shall be amended to read in their entirety as set forth in Exhibit D hereto (the “Surviving Corporation Articles of Incorporation”). Such articles of incorporation, as so amended, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with the terms of the Arizona Business Corporation Act (the “ABCA”), subject to Section 5.11.

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(b)          Prior to the Closing, the board of directors of Rook shall take all action necessary so that, as of the Effective Time, the bylaws of Rook shall have been amended and restated to read in their entirety substantially as set forth on Exhibit E hereto (the “Surviving Corporation Bylaws”). Such bylaws, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with its terms, the articles of incorporation of the Surviving Corporation and the ABCA, subject to Section 5.11.

Section 1.9           Surviving Corporation Directors and Officers. Prior to the Closing, the board of directors of Rook shall take all action necessary so that, as of the Effective Time, the directors and officers of the Surviving Corporation shall consist solely of the individuals designated for such roles by Rook prior to the Closing. Each of the individuals who is or becomes a director and/or officer of the Surviving Corporation as of the Effective Time in accordance with the foregoing shall continue as a director and/or officer, as applicable, of the Surviving Corporation from and after the Effective Time until the earlier of his or her death, resignation or removal or the time at which his or her successor is duly elected or appointed and qualified.

Article II
CONVERSION AND EXCHANGE OF SHARES IN THE MERGER

Section 2.1           Conversion of Securities.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of Rook, Bishop, Merger Sub or the holders of any shares of capital stock of Rook or Bishop:

(i)          Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereupon be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(ii)         Each share of Rook Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) shall thereupon be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of Bishop Common Stock (the “Merger Consideration”). The parties hereto agree that the one-for-one exchange ratio and the Merger Consideration were determined assuming that the Reverse Split shall have occurred prior to the Merger.

(iii)        Each share of Rook Common Stock held in the treasury of Rook or owned or held, directly or indirectly, by Bishop or any wholly owned Subsidiary of Bishop or Rook immediately prior to the Effective Time (other than any such share of Rook Common Stock held in a fiduciary capacity on behalf of a third-party) (each such share, a “Cancelled Share”) shall automatically be cancelled and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

(iv)        All shares of Rook Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the applicable Merger Consideration payable pursuant to Section 2.1(a)(ii), and any dividends or other distributions payable pursuant to Section 2.2(e), in each case to be issued or paid in accordance with Section 2.2, without interest, but subject to Section 2.2(c).

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Section 2.2           Exchange and Payment.

(a)          Prior to the Closing, Bishop and Rook shall jointly appoint a bank or trust company to act as exchange agent for the payment of the Merger Consideration (the “Exchange Agent”). Prior to the Effective Time, and prior to filing the Statement of Merger with the Arizona Corporation Commission, Bishop shall deposit (or cause to be deposited) book-entry shares of Bishop Common Stock representing the aggregate Merger Consideration with the Exchange Agent, in trust for the benefit of holders of record of shares of Rook Common Stock to be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(ii). In addition, Bishop shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or distributions payable pursuant to Section 2.2(e). In the event such deposit shall be insufficient to make payments, Bishop shall promptly deposit, or cause to be deposited, additional book-entry shares of Bishop Common Stock or funds, as applicable, with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. All book-entry shares of Bishop Common Stock, dividends and distributions deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1 and Section 2.2, except as expressly provided for in this Agreement.

(b)          As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day thereafter, Bishop shall cause the Exchange Agent to mail to each holder of record of a certificate (“Certificates”), and may cause the Exchange Agent to mail to each holder of a book-entry share (“Book-Entry Shares”), in each case that immediately prior to the Effective Time represented outstanding shares of Rook Common Stock (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent, or in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and which letter shall be in customary form and contain such other provisions as Bishop, Rook and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration pursuant to Section 2.1(a)(ii) and any dividends or other distributions payable pursuant to Section 2.2(e) (which instructions shall be in customary form and contain such other provisions as Bishop, Rook and the Exchange Agent may reasonably specify). With respect to holders of Rook Book-Entry Shares, the parties shall cooperate to establish procedures with the Exchange Agent to allow the Exchange Agent to transmit, following the Effective Time, to such holders or their nominees, upon surrender of Rook Common Stock, the Merger Consideration and any dividends or distributions, in each case, to which such holders are entitled pursuant to the terms of this Agreement.

(c)          Each holder of shares of Rook Common Stock that have been converted into a right to receive the Merger Consideration, upon proper surrender of a Certificate or Book-Entry Shares to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive in exchange therefor (i) the number of shares of Bishop Common Stock to which such holder of Rook Common Stock shall have become entitled pursuant to the provisions of Section 2.1(a)(ii) (which shall be in uncertificated book-entry form), and (ii) an amount (if any) in immediately available funds, after giving effect to any required Tax withholdings as provided in Section 2.5) of any dividends or other distributions payable pursuant to Section 2.2(e), and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any Merger Consideration, or any unpaid dividends and distributions, if any, payable to holders of Certificates or Book-Entry Shares. Bishop shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Certificates or Book-Entry Shares. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1(a)(ii) in respect thereof and any dividends or other distributions payable pursuant to Section 2.2(e), but shall not entitle its holder or any other Person to any rights as a stockholder of Rook or Bishop.

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(d)          If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Bishop and the Exchange Agent that such Tax is not applicable.

(e)          No dividends or other distributions with respect to Bishop Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Bishop Common Stock that the holder thereof has the right to receive upon the surrender thereof, until the holder thereof shall surrender such Certificate or Book-Entry Share in accordance with this Article II. Following the proper surrender of a Certificate or Book-Entry Share in accordance with this Article II, there shall be paid to the record holder thereof, without interest, in addition to the Merger Consideration, (i) promptly following such surrender, the amount of any dividends or other distributions with a record date after the Effective Time and payment date on or prior to the date of such surrender in respect of the whole shares of Bishop Common Stock issued as Merger Consideration in exchange for such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a payment date subsequent to such surrender in respect of the shares of Bishop Common Stock issued as Merger Consideration in exchange for such surrender. For purposes of dividends and other distributions in respect of the Bishop Common Stock, the Bishop Common Stock to be issued as Merger Consideration shall be entitled to dividends and other distributions pursuant to this Section 2.2(e) as if issued and outstanding as of the Effective Time.

(f)          The Merger Consideration and any dividends or other distributions payable pursuant to Section 2.2(e) issued and paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Rook Common Stock formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of Rook shall be closed and there shall be no further registration of transfers of the shares of Rook Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for transfer, or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g)          Any portion of the Exchange Fund (including any interest or other income earned on the Exchange Fund) that remains undistributed to the holders of Certificates or Book-Entry Shares one (1) year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation, as general creditors thereof, for payment of the Merger Consideration and any unpaid dividends or other distributions payable pursuant to Section 2.2(e). None of Bishop, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Bishop Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(h)          The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Bishop; provided that (i) no such investment shall relieve Bishop or the Exchange Agent from making the payments required by this Article II, and following any losses Bishop shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of Rook Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be in short-term obligations of the United States with maturities of no more than thirty (30) days or guaranteed by the United States and backed by the full faith and credit of the United States. Any interest and other income resulting from such investments shall be paid as agreed between Bishop and the Exchange Agent.

(i)          If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Bishop and the Exchange Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Bishop or the Exchange Agent, the posting by such Person of a bond in such amount as Bishop or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof and any dividends or other distributions payable pursuant to Section 2.2(e).

Section 2.3           Treatment of Rook Equity Awards.

(a)          Rook Stock Options. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each vested and unvested stock option granted under a Rook Plan (each, a “Rook Stock Option”) that is outstanding and unexercised as of immediately prior to the Effective Time shall be assumed by Bishop and shall be automatically converted into an option (a “New Bishop Stock Option”) to acquire the number of shares of Bishop Common Stock equal to the number of shares of Rook Common Stock subject to such Rook Stock Option as of immediately prior to the Effective Time, in exchange for the exercise price per share of Bishop Common Stock equal to the exercise price per share of Rook Common Stock of such Rook Stock Option; provided, however, that each such Rook Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The parties hereto intend that the adjustments in this Section 2.3(a) are in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and will not subject any Rook Stock Option that is converted into a New Bishop Stock Option to Section 409A of the Code. Except as provided in this Section 2.3(a), each such Rook Stock Option assumed and converted into a New Bishop Stock Option pursuant to this Section 2.3(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Rook Stock Option as of immediately prior to the Effective Time.

(b)          Rook Restricted Stock Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each award of Rook Common Stock subject to vesting, repurchase or other lapse restriction granted under a Rook Plan (each, a “Rook Restricted Stock Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Bishop and shall be automatically converted into a restricted stock award of Bishop Common Stock equal to the number of shares of Rook Common Stock subject to such Rook Restricted Stock Award as of immediately prior to the Effective Time (each, a “New Bishop Restricted Stock Award”). Except as otherwise provided in this Section 2.3(b), each Rook Restricted Stock Award assumed and converted into a New Bishop Restricted Stock Award pursuant to this Section 2.3(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Rook Restricted Stock Award as of immediately prior to the Effective Time.

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(c)          Rook RSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each vested and unvested restricted stock unit award that corresponds to a number of shares of Rook Common Stock granted under a Rook Plan (each, a “Rook RSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Bishop and shall be automatically converted into a restricted share unit award of Bishop Common Stock equal to the number of shares of Rook Common Stock subject to such Rook RSU Award as of immediately prior to the Effective Time (each, a “New Bishop RSU Award”). Except as otherwise provided in this Section 2.3(c), each Rook RSU Award assumed and converted into a New Bishop RSU Award pursuant to this Section 2.3(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Rook RSU Award as of immediately prior to the Effective Time.

(d)          Rook PSU Awards. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each vested and unvested performance share unit award that corresponds to a number of shares of Rook Common Stock granted under a Rook Plan (each, a “Rook PSU Award”) that is outstanding as of immediately prior to the Effective Time, shall be assumed by Bishop and shall be automatically converted into a performance share unit award of Bishop Common Stock equal the number of shares of Rook Common Stock subject to such Rook PSU Award as of immediately prior to the Effective Time (subject to such adjustment as may be determined by the board of directors of Rook or any applicable committee thereof in its reasonable discretion) (each, a “New Bishop PSU Award”). Except as adjusted in accordance with this Section 2.3(d), each Rook PSU Award that is assumed and converted into a New Bishop PSU Award pursuant to this Section 2.3(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Rook PSU Award as of immediately prior to the Effective Time.

(e)          Rook Actions. Prior to the Effective Time, Rook, the board of directors of Rook and any applicable committee thereof shall pass resolutions, provide any notices, obtain any consents, make any amendments to Rook Plans or Rook Equity Awards and take such other actions as are necessary to provide for the treatment of Rook Stock Options, Rook Restricted Stock Awards, Rook RSU Awards and Rook PSU Awards (collectively, the “Rook Equity Awards”) contemplated by this Section 2.3.

(f)          Plans and Awards Assumed by Bishop. At the Effective Time, Bishop shall assume all rights and obligations in respect of each equity-based Rook Plan (including, for the avoidance of doubt, the Rook Employee Stock Purchase Plan), including each outstanding Rook Equity Award, and will be able to grant stock awards, to the extent permissible by applicable Law under the terms of Rook Plans if Bishop elects to assume the share reserves of such Rook Plans as of the Effective Time, except that: (i) stock covered by such awards shall be shares of Bishop Common Stock; (ii) all references in such Rook Plan to a number of shares of Rook Common Stock shall be amended or deemed amended to refer instead to a number of shares of Bishop Common Stock equal to the number of referenced shares of Rook Common Stock; and (iii) the board of directors of Bishop or a committee thereof shall succeed to the authority and responsibility of the board of directors of Rook or any committee thereof with respect to the administration of such Rook Plan.

(g)          Bishop Actions. Prior to the Effective Time, Bishop, the board of directors of Bishop and any applicable committee thereof shall take all corporate action necessary to reserve for issuance a number of authorized but unissued shares of Bishop Common Stock sufficient to cover the exercise or settlement of the New Bishop Stock Options, stock appreciation rights granted under a Bishop Plan, New Bishop Restricted Stock Awards, New Bishop RSU Awards and New Bishop PSU Awards that are converted in accordance with this Section 2.3. Rook and Bishop shall cooperate in connection with the preparation of registration statements on Form S-8 (or any successor or other appropriate form, including a Form S-1 or Form S-3 in the case of awards held by former employees and service providers of Rook) with respect to the shares of Bishop Common Stock subject to such awards, in order to file such forms effective as of the Effective Time or, in the event the necessary financial information required for such filings is not filed or able to be filed with the SEC as of the Effective Time, as soon as reasonably practicable following the Effective Time. In addition, Bishop shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such awards remain outstanding.

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Section 2.4           Treatment of Bishop Equity Awards.

(a)          Bishop Stock Options. As of the Reverse Split Time, by virtue of the Reverse Split and without any action on the part of the holders thereof, each stock option granted under a Bishop Plan (a “Bishop Stock Option”), whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Reverse Split shall be adjusted to be a Bishop Stock Option to acquire (i) that number of whole shares of Bishop Common Stock (rounded down to the nearest whole share) equal to the product obtained by multiplying (A) the number of shares of Bishop Common Stock subject to such Bishop Stock Option as of immediately prior to the Reverse Split Time by (B) the Bishop Share Consolidation Ratio, (ii) at an exercise price per share of Bishop Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Bishop Common Stock of such Bishop Stock Option by (B) the Bishop Share Consolidation Ratio; provided, however, that each such Bishop Stock Option that is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code. The parties intend that the adjustments in this Section 2.4(a) are in accordance with Treasury Regulation Section 1.409A-1(b)(5)(v)(D) and will not subject any Bishop Stock Option to Section 409A of the Code. Except as otherwise provided in this Section 2.4(a), each such Bishop Stock Option adjusted pursuant to this Section 2.4(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Bishop Stock Option as of immediately prior to the Reverse Split Time.

(b)          Bishop Restricted Stock Awards. As of the Reverse Split Time, by virtue of the Reverse Split and without any action on the part of the holders thereof, each award of Bishop Common Stock subject to vesting, repurchase or other lapse restriction granted under a Bishop Plan (each, a “Bishop Restricted Stock Award”) that is outstanding as of immediately prior to the Reverse Split Time and that will not by its terms vest as of the Effective Time shall be adjusted to correspond to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of restricted shares of Bishop Common Stock subject to such Bishop Restricted Stock Award as of immediately prior to the Reverse Split Time by (ii) the Bishop Share Consolidation Ratio. Except as otherwise provided in this Section 2.4(b), each Bishop Restricted Stock Award adjusted pursuant to this Section 2.4(b) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Bishop Restricted Award as of immediately prior to the Reverse Split Time. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Bishop Restricted Stock Award that is outstanding as of immediately prior to the Effective Time and that vests by its terms as of the Effective Time or that is otherwise vested (taking into account any accelerated vesting thereof as a result of the transactions contemplated by this Agreement) shall entitle the holder thereof to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Bishop Common Stock that such holder holds upon vesting under the terms of such Bishop Restricted Stock Award as of immediately prior to the Reverse Split (without giving effect to the Reverse Split) by (y) the Bishop Share Consolidation Ratio (it being understood that any Bishop Restricted Stock Award subject to the adjustment contemplated by this sentence shall not be subject to the adjustment contemplated by the prior sentence).

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(c)          Bishop RSU Awards. As of the Reverse Split Time, by virtue of the Reverse Split and without any action on the part of the holders thereof, each unvested restricted stock unit award that corresponds to a number of shares of Bishop Common Stock granted under a Bishop Plan (each, a “Bishop RSU Award”) that is outstanding as of immediately prior to the Reverse Split Time and that will not by its terms vest as of the Effective Time, shall be adjusted to correspond to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Bishop Common Stock subject to such Bishop RSU Award as of immediately prior to the Reverse Split Time by (ii) the Bishop Share Consolidation Ratio. Except as otherwise provided in this Section 2.4(c), each Bishop RSU Award adjusted pursuant to this Section 2.4(c) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Bishop RSU Award as of immediately prior to the Reverse Split Time. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Bishop RSU Award that is outstanding as of immediately prior to the Effective Time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by this Agreement) and that vests by its terms as of the Effective Time or that is otherwise vested shall entitle the holder thereof to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Bishop Common Stock that such holder is entitled to receive upon vesting under the terms of such Bishop RSU Award as of immediately prior to the Reverse Split Time (without giving effect to the Reverse Split) by (y) the Bishop Share Consolidation Ratio (it being understood that any Bishop RSU Award subject to the adjustment contemplated by this sentence shall not be subject to the adjustment contemplated by the prior sentence).

(d)          Bishop PSU Awards. As of the Reverse Split Time, by virtue of the Reverse Split and without any action on the part of the holders thereof, each unvested performance share unit award that corresponds to a number of shares of Bishop Common Stock granted under a Bishop Plan (each, a “Bishop PSU Award”) that is outstanding as of immediately prior to the Reverse Split Time and that will not by its terms vest as of the Effective Time, shall be adjusted to correspond to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (i) the number of shares of Bishop Common Stock subject to such Bishop PSU Award as of immediately prior to the Reverse Split Time by by (ii) the Bishop Share Consolidation Ratio (subject to such adjustment as may be agreed by Bishop and Rook). Except as adjusted in accordance with this Section 2.4(d), each Bishop PSU Award adjusted pursuant to this Section 2.4(d) shall continue to have, and shall be subject to, the same terms and conditions as applied to the Bishop PSU Award as of immediately prior to the Reverse Split Time. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Bishop PSU Award that is outstanding as of immediately prior to the Effective Time (taking into account any accelerated vesting thereof as a result of the transactions contemplated by this Agreement) and that vests by its terms as of the Effective Time or that is otherwise vested shall entitle the holder thereof to a number of shares of Bishop Common Stock (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of shares of Bishop Common Stock that such holder is entitled to receive upon vesting under the terms of such Bishop PSU Award as of immediately prior to the Charter Amendment Effective Time (without giving effect to the Reverse Split) by (y) the Bishop Share Consolidation Ratio (it being understood that any Bishop PSU Award subject to the adjustment contemplated by this sentence shall not be subject to the adjustment contemplated by the prior sentence).

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(e)          Bishop ESPP. Bishop shall take such action as may be necessary with respect to the Bishop 2012 Employee Stock Purchase Plan (the “Bishop ESPP”) to cause the “Offering Period” (if any) within the meaning of the Bishop ESPP that otherwise would be in effect immediately before consummation of the Merger to be shortened by setting a new “Purchase Date” (within the meaning of the Bishop ESPP) in respect of such Offering Period that is the day that is at least ten (10) business days before the Reverse Split Time, and any outstanding right to purchase shares of Bishop Common Stock under the Bishop ESPP (“Bishop ESPP Shares”) on such Purchase Date shall be exercised automatically in accordance with the otherwise applicable terms of the Bishop ESPP as in effect on the date hereof and to terminate all purchase rights under any ongoing offering or purchase periods immediately after such exercise. Any amounts withheld by Bishop on behalf of participants in the Bishop ESPP that have not been used to purchase Bishop ESPP Shares will be returned to the participants without interest pursuant to the terms of the Bishop ESPP upon the termination of the Bishop ESPP.

(f)          Bishop Actions. Prior to the Reverse Split Time, Bishop shall pass resolutions, provide any notices, obtain any consents, make any amendments to the Bishop Plans or Bishop Equity Awards and take such other actions as are necessary and approved by Rook (such approval not to be unreasonably withheld, delayed or conditioned) to provide for the equitable adjustment of the Bishop Stock Options, Bishop RSU Awards and Bishop PSU Awards (collectively, “Bishop Equity Awards”) as contemplated by this Section 2.4.

Section 2.5           Withholding Rights. Each of Bishop, Rook, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code, applicable Treasury Regulations or any provision of state, local or foreign Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.6           Adjustments. If between the date of this Agreement and the Effective Time the outstanding shares of Bishop Common Stock or Rook Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend or any subdivision split (including a reverse stock split), combination or consolidation of shares, or any similar event shall have occurred (in each case, other than the Reverse Split and the Class B Conversion), then any number or amount contained herein (including any exchange ratio) which is based upon the number of shares of Bishop Common Stock or Rook Common Stock, as the case may be, will be equitably adjusted to provide to Bishop, the holders of Bishop Common Stock, the holders of Bishop Equity Awards, the holders of Rook Common Stock and the holders of Rook Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.6 shall be construed to permit Bishop or Rook to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.7           No Dissenters’ Rights. Pursuant to Section 1302(D) of the ABCA, holders of Rook Common Stock will not have dissenters’ rights with respect to the Merger. Holders of Bishop Common Stock and Bishop Class B Common Stock will not have dissenters’ rights with respect to the Charter Amendment.

Article III
REPRESENTATIONS AND WARRANTIES OF ROOK

Rook represents and warrants to Bishop and Merger Sub as follows (it being understood that each representation and warranty contained in this Article III is subject to: (a) the exceptions and disclosures set forth in the corresponding section or subsection of the disclosure letter delivered by Rook to Bishop contemporaneously with the execution of this Agreement (the “Rook Disclosure Letter”), (b) any exception or disclosure set forth in any other section or subsection of the Rook Disclosure Letter to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty, and (c) any information (other than information set forth therein under the heading “Risk Factors” or “Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature) set forth in the Rook SEC Documents (excluding exhibits and schedules thereto) filed on the SEC’s EDGAR database on or after January 1, 2015 and publicly available at least two (2) Business Days prior to the date of this Agreement to the extent it is reasonably apparent from the face of such information that such information would qualify such representation and warranty; provided, however, that, notwithstanding the foregoing, Sections 3.1 (Organization, Standing and Power),3.2 (Capital Stock), 3.3 (Subsidiaries), 3.4 (Authority), 3.5 (No Conflict; Consents and Approvals),3.21 (State Takeover Statutes), 3.24 (Brokers) and 3.25 (Opinion of Rook Financial Advisor) shall be deemed qualified only by Sections Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.21, 3.24 and 3.25, respectively, of Rook Disclosure Letter and not by any other section of the Rook Disclosure Letter or any Rook SEC Document:

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Section 3.1           Organization, Standing and Power.

(a)          Each of Rook and its Subsidiaries (i) is an entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so existing or qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Rook Material Adverse Effect.

(b)          Rook’s articles of incorporation (the “Rook Charter”) and bylaws (the “Rook Bylaws”), as currently in effect, are included in the Rook SEC Documents. Rook is not in violation of any provision of the Rook Charter or Rook Bylaws.

Section 3.2           Capital Stock.

(a)          The authorized capital stock of Rook consists of 300,000,000 shares of Rook Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “Rook Preferred Stock”). As of the close of business on April 6, 2017 (the “Rook Measurement Date”), (i) 80,409,976 shares of Rook Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Rook Common Stock were held by Rook in its treasury, (iii) no shares of Rook Preferred Stock were issued and outstanding and no shares of Rook Preferred Stock were held by Rook in its treasury, (iv) 1,552,962 shares of Rook Common Stock were reserved for issuance pursuant to all outstanding Rook Stock Options (with such Rook Stock Options having a weighted average exercise price as set forth on Section 3.2(c) of the Rook Disclosure Letter), (v) 557,515 shares of Rook Common Stock were reserved for issuance pursuant to outstanding Rook RSU Awards, (vi) 508,478 shares of Rook Common Stock were reserved for issuance pursuant to outstanding Rook PSU Awards (assuming target performance) and (vii) 1,000,000 shares of Rook Common Stock were reserved for issuance pursuant to the Rook Employee Stock Purchase Plan. All outstanding shares of capital stock of Rook are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right under any provision of the Rook Charter, the Rook Bylaws or any Contract to which Rook is a party. No shares of capital stock of Rook are owned by any Subsidiary of Rook. Neither Rook nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Rook on any matter. Except as set forth above in this Section 3.2(a) and except for changes since the close of business on the Rook Measurement Date resulting from the exercise, settlement or forfeiture of Rook Stock Options, Rook Restricted Stock Awards, Rook RSU Awards or Rook PSU Awards, in each case as described in Section 3.2(c), which would reduce the number of Rook Stock Options, Rook Restricted Stock Awards, Rook RSU Awards and Rook PSU Awards outstanding on Rook Measurement Date by a corresponding amount, as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Rook, (B) securities of Rook or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Rook or other voting securities or equity interests of Rook, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Rook or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Rook or any of its Subsidiaries, or obligations of Rook or any of its Subsidiaries to issue, any shares of capital stock of Rook, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Rook or rights or interests described in the preceding clause (C), or (E) obligations of Rook or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

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(b)          There are no stockholder agreements, voting trusts or other agreements or understandings to which Rook or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Rook.

(c)          Section 3.2(c) of the Rook Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on March 31, 2017, of all outstanding Rook Stock Options, Rook Restricted Stock Awards, Rook RSU Awards, Rook PSU Awards and other similar rights to purchase or receive shares of Rook Common Stock or similar rights granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Rook or otherwise, indicating as applicable, with respect to each Rook Equity Award then outstanding, the type of award granted, the number of shares of Rook Common Stock subject to such Rook Equity Award, the name of the plan under which such Rook Equity Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Rook Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Rook Stock Option is no less than the fair market value of a share of Rook Common Stock as determined on the date of grant of such Rook Stock Option.

Section 3.3           Subsidiaries. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Rook have been duly authorized and validly issued. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned by Rook or a wholly owned Subsidiary of Rook, free and clear of all liens, claims, mortgages, options, rights of first refusal, encumbrances, pledges and security interests or charges of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than restrictions imposed by applicable securities laws and Liens securing Indebtedness reflected on the most recent consolidated balance sheet of Rook included in the Rook SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Rook or any of its Subsidiaries in the Ordinary Course of business since the date of such consolidated balance sheet. Neither Rook nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter with the holders of shares capital stock or other equity interests of any such Subsidiary. There are no outstanding (A) shares of capital stock or other voting securities or equity interests of any Subsidiary of Rook (other than shares of capital stock or other voting securities or equity interests owned by Rook or a wholly owned Subsidiary of Rook), (B) securities of Rook or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of Rook or other voting securities or equity interests of any Subsidiary of Rook, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Rook or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Rook or any of its Subsidiaries, or obligations of Rook or any of its Subsidiaries to issue, any shares of capital stock of any Subsidiary of Rook, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of Rook or rights or interests described in the preceding clause (C), or (E) obligations of Rook or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Rook or any of its Subsidiaries is a party or of which Rook has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of Rook. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Rook does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, which interest is material to Rook and its Subsidiaries, taken as a whole.

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Section 3.4           Authority.

(a)          Rook has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Bishop Support Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger. The execution, delivery and performance of this Agreement and the Bishop Support Agreement by Rook and the consummation by Rook of the transactions contemplated hereby and thereby, including the Merger, have been duly authorized by all necessary corporate action on the part of Rook and no other corporate proceedings on the part of Rook are necessary to approve this Agreement or the Bishop Support Agreement or to consummate the Merger and the other transactions contemplated hereby and thereby, other than, in the case of the consummation of the Merger, Rook Stockholder Approval. Each of this Agreement and the Bishop Support Agreement has been duly executed and delivered by Rook and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of Rook, enforceable against Rook in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)          The board of directors of Rook, at a meeting duly called and held, adopted resolutions (i) determining that the terms of this Agreement, the Bishop Support Agreement, the Rook Support Agreement, the Bishop Stockholders Agreement and the Rook Stockholders Agreement, the Merger and the other transactions contemplated hereby and thereby are fair to and in the best interests of Rook’s stockholders, (ii) approving and declaring advisable this Agreement, the Bishop Support Agreement, the Rook Support Agreement, the Bishop Stockholders Agreement, the Rook Stockholders Agreement, the Merger and the other transactions contemplated hereby and thereby, (iii) directing that this Agreement be submitted to the stockholders of Rook for their consideration and (iv) resolving to recommend that Rook’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, any change in or modification or rescission of the board of directors of Rook’s recommendation in accordance with Section 5.2 shall not be a breach of the immediately preceding sentence.

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(c)          Rook Stockholder Approval is the only vote of the holders of any class or series of Rook’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated by this Agreement, including the Merger.

Section 3.5           No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement and the Bishop Support Agreement by Rook, and the execution, delivery and performance of the Rook Support Agreement, the Bishop Stockholders Agreement and the Rook Stockholders Agreement, does not and will not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by Rook with the provisions hereof and thereof will not, (i) conflict with or violate the Rook Charter or Rook Bylaws, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the material properties, assets or rights of Rook or any of its Subsidiaries under any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order, commitment, agreement, instrument, obligation, undertaking, permit or franchise (each, including all amendments thereto, a “Contract”) to which Rook or any of its Subsidiaries is a party or by which Rook or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental and regulatory filings and other matters referred to in Section 3.5(b), conflict with or violate any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other similar legally enforceable requirement (“Law”) applicable to Rook or any of its Subsidiaries or by which Rook or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the cases of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not reasonably be expected to have a Rook Material Adverse Effect.

(b)          No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to Rook or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Bishop Support Agreement by Rook, the execution, delivery and performance of the Rook Support Agreement, the Bishop Stockholders Agreement and Rook Stockholders Agreement or the consummation by Rook of the Merger and the other transactions contemplated hereby or thereby or compliance with the provisions hereof or thereof, except for (i) actions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) such consents, approvals, orders, authorizations, registrations, declarations, filing and notices required to be made or obtained under foreign antitrust, competition, trade regulation or similar Laws (collectively, “Antitrust Laws”), (iii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other applicable state or federal corporation or securities Laws and “blue sky” Laws, (iv) the filing of the Statement of Merger with the Arizona Corporation Commission as required by the AERA or any other filings and approvals required by the AERA or ABCA, (v) any filings and approvals required under the rules and regulations of the NYSE, (vi) such filings as may be required in connection with any Taxes, (vii) such other items required solely by reason of the participation of Bishop or Merger Sub in the transactions contemplated hereby, and (viii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Rook Material Adverse Effect.

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Section 3.6           SEC Reports; Financial Statements.

(a)          Rook has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Rook under the Securities Act or the Exchange Act since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, and any amendments or supplements thereto, the “Rook SEC Documents”). As of their respective filing or furnished dates (or, if amended or superseded by a filing or a document furnished prior to the date of this Agreement, then on such filing or furnished date), the Rook SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Rook SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in Rook SEC Documents (i) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of Rook and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders equity for the periods reflected therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto, in each case, that were not, or are not expected to be, individually or in the aggregate, material in amount). Since January 1, 2014, Rook has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c)          Rook has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to reasonably ensure that information relating to Rook, including its consolidated Subsidiaries, required to be disclosed in Rook’s periodic and current reports under the Exchange Act, is made known to Rook’s management, including its principal executive and principal financial officers, or others performing similar functions, as appropriate, to allow timely decisions regarding required disclosures as required under the Exchange Act. Rook’s management has evaluated, with the participation of Rook’s principal executive and principal financial officers, or persons performing similar functions, the effectiveness of Rook’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Rook SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

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(d)          Rook and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) regarding the reliability of Rook’s financial reporting and the preparation of Rook’s financial statements for external purposes in accordance with GAAP which is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of Rook and its Subsidiaries. Rook has disclosed, based on its most recent evaluation of Rook’s internal control over financial reporting prior to the date hereof, to Rook’s auditors and audit committee, which disclosure is set forth in Section 3.6(d) of the Rook Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of Rook’s internal control over financial reporting which are reasonably likely to adversely affect Rook’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Rook’s internal control over financial reporting. Since January 1, 2014, any material change in internal control over financial reporting required to be disclosed in any Rook SEC Document has been so disclosed.

(e)          Since January 1, 2014, (i) neither Rook nor any of its Subsidiaries, nor, to the knowledge of Rook, any director, officer, employee, auditor, accountant or representative of Rook or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Rook or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Rook or any of its Subsidiaries has engaged in improper accounting or auditing practices and (ii) no attorney representing Rook or any of its Subsidiaries, whether or not employed by Rook or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Rook or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Rook or any committee thereof or to any director or officer of Rook or any of its Subsidiaries.

(f)          There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Rook SEC Documents. To the knowledge of Rook, none of Rook SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)          Neither Rook nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Rook and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Rook, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Rook or any of its Subsidiaries in Rook’s or such Subsidiary’s published financial statements or other Rook SEC Documents.

Section 3.7           No Undisclosed Liabilities. Neither Rook nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued, reflected, disclosed or reserved against on the most recent consolidated balance sheet (as amended or restated prior to the date hereof, if applicable) of Rook included in the Rook SEC Documents filed prior to the date hereof, (b) for liabilities incurred in the Ordinary Course of business since the date of such balance sheet, (c) for liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Rook Material Adverse Effect.

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Section 3.8           Certain Information. None of the information supplied or to be supplied by or on behalf of Rook specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Rook specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time it is mailed to Rook’s stockholders and Bishop’s stockholders or at the time of the Bishop Stockholders Meeting and the Rook Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (i) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (ii) at the times the Joint Proxy Statement/Prospectus it is mailed to Rook’s stockholders and Bishop’s stockholders and (iii) at the time of the Rook Stockholders Meeting. The representations and warranties contained in this Section 3.8 do not and will not apply to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Bishop specifically for inclusion or incorporation by reference therein.

Section 3.9           Absence of Certain Changes or Events. (a) Since January 1, 2017 through the date of this Agreement, Rook and its Subsidiaries have conducted their respective businesses in the Ordinary Course and (b) since January 1, 2017, there has not been a Rook Material Adverse Effect.

Section 3.10         Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect, there is no action, suit, claim, arbitration or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of Rook, threatened in writing against or affecting Rook or any of its Subsidiaries, any of their respective properties or assets, any present or former officer, director or employee of Rook or any of its Subsidiaries in such individual’s capacity as such, or, to the knowledge of Rook, any other Person whose liability with respect to such Action has been assumed or retained by Rook or one of its Subsidiaries, either contractually or by operation of Law. Neither Rook nor any of its Subsidiaries nor any of their respective material properties or material assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity other than any judgment, order, injunction, rule or decree that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rook Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Rook, threatened in writing against Rook or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement, the Bishop Support Agreement or the Rook Support Agreement.

Section 3.11         Compliance with Laws; Permits.

(a)          Since January 1, 2014, Rook and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Rook Material Adverse Effect. None of Rook or any of its Subsidiaries has received, since January 1, 2014, a notice or other written communication from any Governmental Entity or Person alleging or relating to a possible failure of Rook or any of its Subsidiaries to so be in compliance that, individually or in the aggregate, has had or would reasonably be expected to have a Rook Material Adverse Effect.

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(b)          Rook and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Entity necessary for the conduct of its business as such business is currently being conducted (the “Rook Permits”), except where the failure to have any of the Rook Permits would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect. All of the Rook Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect. Rook and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Rook Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect.

Section 3.12         Benefit Plans.

(a)          Section 3.12(a) of Rook Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (other than a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan” or “Multiemployer Plans”)) and all material stock purchase, stock option, phantom stock or other equity-based plans, severance, employment, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any current or former employee, director or consultant of Rook or its Subsidiaries (or any of their dependents) has any right to compensation or benefits or Rook or its Subsidiaries has any liability or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Rook Plans.” With respect to each Rook Plan (other than plans maintained outside the United States or primarily for the benefit of employees located outside the United States), Rook has made available to Bishop a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the Internal Revenue Service (the “IRS”) or equivalent approval or determination letter in respect of any Rook Plan which applies to employees or former employees outside of the United States, if applicable, (iii) any summary plan description and other material written communications by Rook or its Subsidiaries to their employees concerning the extent of the benefits provided under a Rook Plan and (iv) for the most recent plan year (A) the Form 5500, (B) audited financial statements and (C) actuarial valuation reports.

(b)          With respect to the Rook Plans, except as would not have a Rook Material Adverse Effect:

(i)          neither Rook nor any of its ERISA Affiliates (nor any predecessor to any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2012, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any Multiemployer Plan;

(ii)         each Rook Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of any such letter that would reasonably be expected to cause the loss of such qualified status of such Rook Plan;

(iii)        there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Rook, threatened against or affecting any Rook Plans (other than routine claims for benefits); and

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(iv)        each Rook Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code and to the knowledge of Rook, since January 1, 2013, no events have occurred with respect to any Rook Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Rook or any of its Subsidiaries.

(c)          Neither Rook nor any of its Subsidiaries nor any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), contributes to or is required to contribute to, or within the last six (6) years has contributed to or been required to contribute to, or otherwise has any liability (including withdrawal liability) or could reasonably be expected to incur any liability with respect to, any Multiemployer Plan.

(d)          None of the Rook Plans provides for an increase in contributions, payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the approval or execution of this Agreement or the approval or consummation of the Merger or any of the other transactions contemplated hereby.

(e)          No amounts paid or payable or benefits provided or to be provided under Rook Plans or otherwise in connection with the Merger or any of the other transactions contemplated hereby or by the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement (either alone or in combination with any other event) will constitute an “excess parachute payment” (as defined in Section 280G of the Code). No Rook Participant is entitled to any gross-up, make whole or other additional payment from Rook or any of its Subsidiaries in respect of any Tax, including any excise taxes imposed under Section 4999.

(f)           Each Rook Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all material respects in both form and operation with Section 409A of the Code. No Rook Participant is entitled to any gross-up, make whole or other additional payment from Rook or any of its Subsidiaries in respect of any additional Tax imposed under Section 409A.

(g)          Neither Rook nor any of its Subsidiaries has classified any individual as an “independent contractor” or of similar status who, pursuant to the terms of applicable Law or a Rook Plan, should have been classified as an “employee” or of similar status.

(h)          For purposes of this Agreement, “Rook Participant” shall mean current or former director, officer, employee, contractor or consultant of Rook or any of its Subsidiaries.

Section 3.13         Labor Matters.

(a)          Rook and its Subsidiaries are not party to, nor bound by, any collective bargaining agreement, works council agreement or any labor-related Contract (a “CBA”), no employee of Rook or any of its Subsidiaries is covered by an effective or pending CBA, and no labor union, works council, labor-related organization, or group of employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There are no strikes, slowdowns, walkouts or other work stoppages, lockouts, material arbitrations, material grievances or other material labor-related disputes against or affecting Rook or any of its Subsidiaries, and, since January 1, 2015, neither Rook nor any of its Subsidiaries has experienced or been affected by any strike, slowdown, walkout or other work stoppage, lockout, material arbitration, material grievance, or other material labor-related dispute. To the knowledge of Rook, since January 1, 2015, there have been no labor organizing activities with respect to any employees of Rook or its Subsidiaries. Neither Rook nor any of its Subsidiaries is a party to or otherwise bound by, any material consent decree with any Governmental Entity relating to employees or employment practices.

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(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect, Rook and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, terms and conditions of employment, wages and hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (the “WARN Act”), immigration, exempt employee classification, independent contractor classification, information privacy and security, employee leave issues, affirmative action and affirmative action plan requirements, unemployment insurance, payment and withholding of Taxes and continuation coverage with respect to group health plans.

Section 3.14         Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect, (i) Rook and each of its Subsidiaries (A) are, and since April 1, 2014 have been, in compliance with all applicable Environmental Laws and (B) have obtained or applied for, and are in compliance with the terms of, all Environmental Permits necessary for their operations as currently conducted, and have timely made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) there have been no Releases or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials, including at any real property currently owned, leased or operated by Rook or any of its Subsidiaries or, to the knowledge of Rook, at any real property formerly owned, leased or operated by Rook or any of its Subsidiaries, in each case that would form the basis of any Environmental Claim against Rook or any of its Subsidiaries or impose liability or other obligations on Rook or any of its Subsidiaries under any Environmental Laws, including for any response action (including any investigation, corrective action, remediation or monitoring) with respect to such Releases; (iii) there are no Environmental Claims pending or, to the knowledge of Rook, threatened against Rook or any of its Subsidiaries; (iv) neither Rook nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Rook or any of its Subsidiaries under any Environmental Law; and (v) to the knowledge of Rook, there are no conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (x) interfere with or prevent continued compliance by Rook or its Subsidiaries with Environmental Laws or (y) give rise to any liability or other obligation under any Environmental Laws.

(b)          Rook and its Subsidiaries have furnished to Bishop all non-privileged environmental reports, audits, assessments, and any other documents in their possession or reasonable control; in each case, generated in the last seven (7) years and bearing upon material environmental or health or safety (with respect to exposure to Hazardous Materials) liabilities or obligations of Rook or its Subsidiaries.

(c)          For purposes of this Agreement:

(i)          “Environmental Claims” means, in respect of any Person, any administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices by any Governmental Entity or other third party, alleging (A) liability or other obligation with respect to the potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, (B) indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials or (c) a violation of, or any other liability or obligation arising under, Environmental Laws.

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(ii)         “Environmental Law” means all applicable Laws (including legally binding international conventions, protocols and treaties) relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment, or human health or safety relating to exposure to Hazardous Materials.

(iii)        “Environmental Permits” means all permits, licenses, identification numbers, registrations and other governmental authorizations required under or issued pursuant to applicable Environmental Laws.

(iv)        “Hazardous Materials” means (A) any substance, material or waste that is listed, classified, regulated or a basis for liability under any Environmental Law; or (B) any petroleum product or by-product, asbestos-containing product or material, polychlorinated biphenyls, or radioactive material.

(v)         “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching or migrating into, onto, or through the environment.

Section 3.15         Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect:

(a)          Rook and each Subsidiary of Rook has (i) timely filed or caused to be timely filed (taking into account any extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete; and (ii) timely paid all Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b)          There is no action, suit, audit, examination, investigation or other proceeding now pending or that has been proposed in writing with respect to Rook or any of its Subsidiaries in respect of any Tax.

(c)          Rook and each Subsidiary of Rook has complied with all Laws relating to the payment, withholding, collection and remittance of Taxes, including with respect to any payments made to any employee, creditor, stockholder, customer or third party.

(d)          No claim has been made by any Governmental Entity in a jurisdiction where Rook or any of its Subsidiaries has not filed Tax Returns indicating that Rook or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(e)          Neither Rook nor any of its Subsidiaries (i) is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement; or (ii) has any liability for Taxes of any Person (other than Rook or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise. Neither Rook nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is Rook).

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(f)          There are no Liens for Taxes on any asset of Rook or any of its Subsidiaries, other than Rook Permitted Liens.

(g)          Neither Rook nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)          Neither Rook nor any of its Subsidiaries has received any letter ruling from, or entered into any closing agreement with, the Internal Revenue Service or any other Governmental Entity.

(i)          Neither Rook nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 3.16         Intended Tax Treatment. Neither Rook nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.17         Material Contracts.

(a)          Section 3.17(a) of the Rook Disclosure Letter sets forth, as of the date hereof, each of the following types of Contracts to which Rook or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)          any Contract that would be required to be filed by Rook as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Rook under Item 1.01 on a Current Report on Form 8-K;

(ii)         any Contract that cannot be terminated by Rook on ninety (90) days or less notice without penalty that (a) materially limits the ability of Rook or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Bishop or any of its Subsidiaries, including the Surviving Corporation) to operate in any line of business or with any Person or in any geographic area, (b) restricts the right of Rook or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Bishop or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person in a manner that materially affects the business of Rook, or (c) grants the other party or any third Person, or would require Rook or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, or would require (or would purport to require) Bishop or any of its Subsidiaries, including the Surviving Corporation) to grant to the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)        any Contract with respect to the formation, creation, operation, management or control of any joint venture, partnership, alliance agreement or similar agreement in which Rook or any of its wholly-owned Subsidiaries participates in the sharing of profits, losses, costs or liabilities that is material to the operation of Rook and its Subsidiaries, taken as a whole;

(iv)        any Contract evidencing Indebtedness (other than those between Rook and any of its wholly-owned Subsidiaries) and having an outstanding principal amount in excess of $25,000,000 individually;

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(v)         any Contract providing for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more and which has not yet been consummated (other than acquisitions or dispositions of inventory in the Ordinary Course of business);

(vi)        any Contract pursuant to which Rook or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments in excess of $5,000,000;

(vii)       any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Rook or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(viii)      any CBA;

(ix)         each Contract with Rook’s largest fifteen (15) suppliers, based upon the dollar amount paid to such suppliers by Rook and its Subsidiaries for the fiscal year ended December 31, 2016;

(x)          each Contract with Rook’s largest twenty-five (25) customers, based upon the dollar amount of sales to such customers by Rook and its Subsidiaries for the fiscal year ended December 31, 2016; or

(xi)         each Contract that obligates any of Rook or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than between rook and its wholly-owned Subsidiaries) in an amount in excess of $450,000.

Each contract of the type described in clauses (i) through (xi) is referred to herein as a “Rook Material Contract.”

(b)          Except as would not have a Rook Material Adverse Effect, each Rook Material Contract is valid and binding on Rook and each of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of Rook, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There is no default under any Rook Material Contract by Rook or any of its Subsidiaries or, to the knowledge of Rook, any other party thereto, and to the knowledge of Rook, no event or condition has occurred that (with or without notice or lapse of time, or both) would constitute a default on the part of Rook or any of its Subsidiaries or, any other party thereto under any such Rook Material Contract, nor has Rook or any of its Subsidiaries received any notice of any such default, event or condition, in each case, except where such default, event or condition would not, individually or in the aggregate, have a Rook Material Adverse Effect.

Section 3.18         Insurance. Rook and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Rook or one or more of its Subsidiaries that are consistent with Ordinary Course coverage. Except as would not have a Rook Material Adverse Effect, each such policy is in full force and effect and all premiums due thereon have been paid and neither Rook nor any of its Subsidiaries is in breach or default of, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. No written notice of cancellation or termination has been received with respect to any existing material insurance policy, nor, to the knowledge of Rook, will any such cancellation or termination result from the consummation of the transactions contemplated hereby, other than, in each case, as would not, individually or in the aggregate, have a Rook Material Adverse Effect.

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Section 3.19         Properties.

(a)          Rook, together with its Subsidiaries, have in all material respects good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the real properties and tangible assets (i) reflected or disclosed in Rook’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2016 or (ii) acquired after December 31, 2016 (other than assets disposed of since December 31, 2016 in the Ordinary Course of business), free and clear of all Liens other than (u) Liens for current Taxes and assessments that are not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) Liens securing Indebtedness reflected on the most recent consolidated balance sheet of Rook included in Rook SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Rook or any of its Subsidiaries in the Ordinary Course of business since the date of such consolidated balance sheet, (w) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, which are not violated by the current use or occupancy of such real property, (x) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of business of Rook or any of its Subsidiaries for amounts that are not due or payable, (y) Liens and other imperfections of title or record that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Rook or its Subsidiaries as currently conducted and (z) Liens set forth on Section 3.19(a) of the Rook Disclosure Letter (“Rook Permitted Liens”).

(b)          Each of Rook and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rook Material Adverse Effect. Each of Rook and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Rook Material Adverse Effect.

Section 3.20         Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect, (a) since January 1, 2014, the business of Rook and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, (b) to the knowledge of Rook, since January 1, 2014, no third party is or was infringing, misappropriating or otherwise violating any Intellectual Property Rights owned or used by Rook or any of its Subsidiaries, (c) Rook or one of its Subsidiaries owns, or is validly licensed or otherwise has the right to use in the manner currently used, all Intellectual Property Rights that are used in, or necessary for, the operation of their respective businesses as currently conducted, and (d) neither Rook nor any of its Subsidiaries has received, since January 1, 2014, any written complaint, claim, demand or notice alleging that Rook or one of its Subsidiaries has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties.

Section 3.21         State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Article IV, the board of directors of Rook has taken such actions and votes necessary to render the provisions of any “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) inapplicable to this Agreement, the Bishop Support Agreement, the Rook Support Agreement, the Bishop Stockholders Agreement, the Rook Stockholders Agreement, the Merger and each of the transactions contemplated hereby or thereby.

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Section 3.22         Related Party Transactions. During the period commencing on the date of Rook’s last proxy statement filed with the SEC through the date of this Agreement, Rook has not entered into any transactions that would be required to be reported by Rook pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.23         Certain Payments; International Trade.

(a)          None of Rook nor any of its Subsidiaries (nor, to the knowledge of Rook, any of their respective directors, officers, representatives, agents or employees), has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws. Rook and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials.

(b)          During the last five (5) years, none of Rook nor any of its Subsidiaries (nor, to the knowledge of Rook, any of their respective directors, officers, representatives, agents or employees) (i) was a Sanctioned Person, (ii) was organized, resident or located in a Covered Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Covered Country, to the extent such activities violate applicable International Trade Laws and Regulations, or (iv) was otherwise in violation of applicable International Trade Laws and Regulations.

(c)          For purposes of this Agreement:

(i)          “Covered Countries” means countries or regions subject to comprehensive sanctions under International Trade Laws and Regulations (as of the date hereof, Cuba, Iran, Sudan, Syria, the Democratic People’s Republic of Korea (North Korea) and the Crimea region of Ukraine).

(ii)         “International Trade Laws and Regulations” means (A) any U.S. sanctions laws or regulations administered by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”), and (B) any other economic, military or other sanctions or trade controls, including any import or export control laws or regulations, of any Governmental Entity of the United States, the European Union or any member state of the European Union.

(iii)        “Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under International Trade Laws and Regulations, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and the EU Consolidated List; (ii) any entity that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any national of a Covered Country.

Section 3.24         Brokers. No broker, investment banker, financial advisor or other Person, other than Evercore Group L.L.C. (the “Rook Financial Advisor”), the fees and expenses of which will be paid by Rook, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rook or any of its Affiliates.

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Section 3.25         Opinion of Rook Financial Advisor. The board of directors of Rook has received the oral opinion (to be confirmed in writing) of the Rook Financial Advisor to the effect that, as of the date of such opinion, and subject to and based upon the various limitations, matters, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of shares of Rook Common Stock (other than Cancelled Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of the signed, written opinion of the Rook Financial Advisor will be made available to Bishop solely for informational purposes. Rook has made available to Bishop copies of the engagement letter and all other Contracts between Rook or any of its Subsidiaries and the Rook Financial Advisor relating to the Merger or any of the other transactions contemplated hereby, which letter and Contracts describes all fees payable to the Rook Financial Advisor in connection with the transactions contemplated by this Agreement, all Contracts under which any such fees or any expenses are payable and all indemnification arrangements with the Rook Financial Advisor.

Section 3.26         No Other Representations and Warranties. Rook has made its own inquiry and investigation into Bishop and Merger Sub and their respective Affiliates and has made an independent judgment concerning the transactions contemplated by this Agreement.  Rook represents, warrants, acknowledges and agrees that except for the representations and warranties of Bishop and Merger Sub contained in this Agreement, none of Bishop, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, makes or has made, and none of Rook or any of its Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to Bishop, Merger Sub or their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information provided or made available to Rook, its Representatives or any other Person in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Without limiting the generality of the foregoing, none of Bishop, Merger Sub, their Affiliates or any of their respective Representatives nor any other Person makes or has made, and none of Rook or any of its Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Bishop, Merger Sub, their Affiliates or the future businesses, operations or affairs of Bishop, Merger Sub or their Affiliates or any other information, documents, projections, estimates, forecasts or other material made available to Rook, any of its Representatives or any other Person in any physical or virtual data room or management presentations in connection with the transactions contemplated by this Agreement or otherwise, or the accuracy or completeness of such information, except to the extent any such information is expressly addressed by a representation or warranty contained in this Agreement, and none of Bishop, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Rook, the Surviving Corporation, their respective Affiliates or any other Person in connection therewith.

Article IV
REPRESENTATIONS AND WARRANTIES OF
BISHOP & MERGER SUB

Bishop and Merger Sub represent and warrant to Rook as follows (it being understood that each representation and warranty contained in this Article IV is subject to: (a) the exceptions and disclosures set forth in the corresponding section or subsection of the disclosure letter delivered by Bishop to Rook contemporaneously with the execution of this Agreement (the “Bishop Disclosure Letter”), (b) any exception or disclosure set forth in any other section or subsection of the Bishop Disclosure Letter to the extent it is reasonably apparent from the face of such exception or disclosure that such exception or disclosure would qualify such representation and warranty, and (c) any information (other than information set forth therein under the heading “Risk Factors” or “Forward-Looking Statements” and any other information set forth therein that is predictive or forward-looking in nature) set forth in any Bishop SEC Documents (excluding exhibits and schedules thereto) filed on the SEC’s EDGAR database on or after January 1, 2015 and publicly available at least two (2) Business Days prior to the date of this Agreement to the extent it is reasonably apparent from the face of such information that such information would qualify such representation and warranty; provided, however, that, notwithstanding the foregoing, Sections 4.1 (Organization, Standing and Power), 4.2 (Capital Stock), 4.3 (Subsidiaries), 4.4 (Authority), 4.5 (No Conflict; Consents and Approvals), 4.21 (State Takeover Statutes), 4.24 (Brokers), 4.25 (Opinion of Bishop Financial Advisor) and 4.27 (Share Ownership) shall be deemed qualified only by Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.21, 4.24, 4.25 and 4.27, respectively, of the Bishop Disclosure Letter and not by any other section of the Bishop Disclosure Letter or any Bishop SEC Document):

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Section 4.1           Organization, Standing and Power.

(a)          Each of Bishop and its Subsidiaries (including Merger Sub) (i) is an entity duly organized, validly existing and (to the extent applicable) in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except where the failure to be so existing or qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Bishop Material Adverse Effect.

(b)          Bishop’s certificate of incorporation (the “Bishop Charter”) and bylaws (the “Bishop Bylaws”) as currently in effect, are included in the Bishop SEC Documents. Bishop is not in violation of any provision of the Bishop Charter or Bishop Bylaws.

Section 4.2           Capital Stock.

(a)          The authorized capital stock of Bishop consists of 500,000,000 shares of Bishop Common Stock, 250,000,000 shares of Bishop Class B Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Bishop Preferred Stock”). As of the close of business on April 6, 2017 (the “Bishop Measurement Date”), (i) 83,533,436 shares of Bishop Common Stock (excluding treasury shares) were issued and outstanding, (ii) no shares of Bishop Common Stock were held by Bishop in its treasury, (iii) no shares of Bishop Preferred Stock were issued and outstanding and no shares of Bishop Preferred Stock were held by Bishop in its treasury, (iv) 1,729,778 shares of Bishop Common Stock were reserved for issuance pursuant to all outstanding Bishop Stock Options (with such Bishop Stock Options having a weighted average exercise price as set forth on Section 4.2(c) of the Bishop Disclosure Letter), (v) 470,692 shares of Bishop Common Stock were reserved for issuance pursuant to outstanding Bishop RSU Awards, (vi) 148,169 shares of Bishop Common Stock were reserved for issuance pursuant to outstanding Bishop PSU Awards, (vii) 1,694,822 shares of Bishop Common Stock were reserved for issuance pursuant to the Bishop ESPP and (viii) 49,741,938 shares of Bishop Class B Common Stock (excluding treasury shares) were issued and outstanding. All outstanding shares of capital stock of Bishop are, and all shares reserved for issuance and all shares of Bishop Common Stock to be issued pursuant to the Merger will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any other similar right under any provision of the Bishop Charter, the Bishop Bylaws or any Contract to which Bishop is a party. No shares of capital stock of Bishop are owned by any Subsidiary of Bishop. Neither Bishop nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Bishop on any matter. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Bishop Measurement Date resulting from the exercise, settlement or forfeiture of Bishop Stock Options, Bishop Restricted Stock Awards, Bishop RSU Awards or Bishop PSU Awards, in each case as described in Section 4.2(c), which would reduce the number of Bishop Stock Options, Bishop Restricted Stock Awards, Bishop RSU Awards and Bishop PSU Awards outstanding on the Bishop Measurement Date by a corresponding amount, as of the date hereof, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Bishop, (B) securities of Bishop or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of Bishop or other voting securities or equity interests of Bishop, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Bishop or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Bishop or any of its Subsidiaries, or obligations of Bishop or any of its Subsidiaries to issue, any shares of capital stock of Bishop, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Bishop or rights or interests described in the preceding clause (C), or (E) obligations of Bishop or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. The shares of Bishop Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights or similar rights.

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(b)          There are no stockholder agreements, voting trusts or other agreements or understandings to which Bishop or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Bishop.

(c)          Section 4.2(c) of the Bishop Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on March 31, 2017, of all outstanding Bishop Stock Options, Bishop Restricted Stock Awards, Bishop RSU Awards, Bishop PSU Awards and other similar rights to purchase or receive shares of Bishop Common Stock or Bishop Class B Common Stock or similar rights granted under any stock option, stock purchase or equity compensation plan, arrangement or agreement of Bishop or otherwise, indicating as applicable, with respect to each Bishop Equity Award then outstanding, the type of award granted, the number and type of shares of Bishop Common Stock or Bishop Class B Common Stock subject to such Bishop Equity Award, the name of the plan under which such Bishop Equity Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. Each Bishop Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Bishop Stock Option is no less than the fair market value of a share of Bishop Common Stock as determined on the date of grant of such Bishop Stock Option.

(d)          The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned and owned of record by Bishop.

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Section 4.3           Subsidiaries. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of Bishop have been duly authorized and validly issued. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned by Bishop or a wholly owned Subsidiary of Bishop, free and clear of all Liens, other than restrictions imposed by applicable securities laws and Liens securing Indebtedness reflected on the most recent consolidated balance sheet of Bishop included in the Bishop SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Bishop or any of its Subsidiaries in the Ordinary Course of business since the date of such consolidated balance sheet. Neither Bishop nor any of its Subsidiaries has outstanding any bonds, debentures or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matter with the holders of shares capital stock or other equity interests of any such Subsidiary. There are no outstanding (A) shares of capital stock or other voting securities or equity interests of any Subsidiary of Bishop (other than shares of capital stock or other voting securities or equity interests owned by Bishop or a wholly owned Subsidiary of Bishop), (B) securities of Bishop or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of any Subsidiary of Bishop or other voting securities or equity interests of any Subsidiary of Bishop, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Bishop or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Bishop or any of its Subsidiaries, or obligations of Bishop or any of its Subsidiaries to issue, any shares of capital stock of any Subsidiary of Bishop, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of any Subsidiary of Bishop or rights or interests described in the preceding clause (C), or (E) obligations of Bishop or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Bishop or any of its Subsidiaries is a party or of which Bishop has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of Bishop. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Bishop does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, which interest is material to Bishop and its Subsidiaries, taken as a whole.

Section 4.4           Authority.

(a)          Each of Bishop and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under, as applicable, this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement and the Bishop Stockholders Agreement and to consummate the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment. The execution, delivery and performance of this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement and the Bishop Stockholders Agreement by Bishop and/or Merger Sub, as applicable, and the consummation by Bishop and/or Merger Sub, as applicable, of the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, as applicable, have been duly authorized by all necessary corporate action on the part of Bishop and Merger Sub and no other corporate proceedings on the part of Bishop or Merger Sub are necessary to approve this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement or to consummate the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby and thereby, other than, in the case of the consummation by Bishop of the Share Issuance and the Charter Amendment, the Bishop Stockholder Approval and in the case of the consummation by Merger Sub of the Merger, the Merger Sub Stockholder Approval. Each of this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement and the Bishop Stockholders Agreement has been duly executed and delivered by Bishop and/or Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of Bishop and/or Merger Sub, as applicable, enforceable against each of Bishop and/or Merger Sub, as applicable, in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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(b)          The board of directors of Bishop, at a meeting duly called and held, adopted resolutions (i) determining that the terms of this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement, the Bishop Stockholders Agreement, the Amended Bishop Charter, the Merger, the Share Issuance, and the Charter Amendment, and the other transactions contemplated hereby or thereby are fair to and in the best interests of Bishop’s stockholders, (ii) approving and declaring advisable this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement, the Bishop Stockholders Agreement, the Amended Bishop Charter and the transactions contemplated hereby and thereby, including the Merger, the Share Issuance and the Charter Amendment, (iii) directing that the Charter Amendment and the Share Issuance be submitted to the stockholders of Bishop for their consideration and (iv) resolving to recommend that stockholders of Bishop vote in favor of the approval of the Charter Amendment and the Share Issuance.

(c)          The Bishop Stockholder Approval is the only approval of the holders of any class or series of Bishop’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated hereby or by the Rook Support Agreement, the Rook Stockholders Agreement, the Bishop Stockholders Agreement or the Amended Bishop Charter, including the Merger, the Share Issuance and the Charter Amendment.

(d)          The board of directors of Merger Sub, by duly executed written consent, adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of Merger Sub’s sole stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to Bishop, as Merger Sub’s sole stockholder, for its consideration and (iv) recommending that Bishop, as Merger Sub’s sole stockholder, vote or act by written consent to approve or adopt this Agreement, and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(e)          The Merger Sub Stockholder Approval is the only vote of the holders of any class or series of Merger Sub’s capital stock or other securities required in connection with the consummation of any of the transactions contemplated hereby, including the Merger.

Section 4.5           No Conflict; Consents and Approvals.

(a)          The execution, delivery and performance of this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement and the Bishop Stockholders Agreement by Bishop and Merger Sub, as applicable, and the execution, delivery and performance of the Bishop Support Agreement does not and will not, and the consummation of the Merger, the Share Issuance and the Charter Amendment and the other transactions contemplated hereby and thereby and compliance by each of Bishop and Merger Sub with the provisions hereof and thereof will not, (i) conflict with or violate the Bishop Charter, the Bishop Bylaws or the articles of incorporation or bylaws of Merger Sub, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the material properties, assets or rights of Bishop or any of its Subsidiaries, including Merger Sub, under any Contract to which Bishop or any of its Subsidiaries is a party or by which Bishop or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental and regulatory filings and other matters referred to in Section 4.5(b), conflict with or violate any Law applicable to Bishop or any of its Subsidiaries or by which Bishop or any of its Subsidiaries or any of their respective properties or assets may be bound, except in the cases of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences, individually or in the aggregate, that would not reasonably be expected to have a Bishop Material Adverse Effect.

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(b)          No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Bishop or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, the Rook Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement by Bishop and Merger Sub, the execution, delivery and performance of the Bishop Support Agreement or the consummation by Bishop and/or Merger Sub, as applicable, of the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby or thereby or compliance with the provisions hereof or thereof, except for (i) actions required by the HSR Act, (ii) such consents, approvals, orders, authorizations, registrations, declarations, filing and notices required to be made or obtained under foreign Antitrust Laws, (iii) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal corporation or securities Laws and “blue sky” Laws, (iv) the filing of the Statement of Merger with the Arizona Corporation Commission as required by the AERA or any other filings and approvals required by the AERA or ABCA, (v) the filing of the Amended Bishop Charter with the Secretary of State of the State of Delaware as required by the DGCL or any other filings and approvals required by the DGCL, (vi) any filings and approvals required under the rules and regulations of the NYSE, (vii) such filings as may be required in connection with any Taxes, (viii) such other items required solely by reason of the participation of Rook in the transactions contemplated hereby, and (ix) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Bishop Material Adverse Effect.

Section 4.6           SEC Reports; Financial Statements.

(a)          Bishop has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Bishop under the Securities Act or the Exchange Act since January 1, 2014 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, and any amendments or supplements thereto, the “Bishop SEC Documents”). As of their respective filing or furnished dates (or, if amended or superseded by a filing or a document furnished prior to the date of this Agreement, then on such filing or furnished date), the Bishop SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Bishop SEC Documents at the time it was filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          The consolidated financial statements (including the related notes thereto) included (or incorporated by reference) in the Bishop SEC Documents (i) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the Exchange Act), (ii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iii) fairly present in all material respects the consolidated financial position of Bishop and its Subsidiaries as of the dates thereof and their consolidated results of operations, cash flows and changes in stockholders equity for the periods reflected therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto, in each case, that were not, or are not expected to be, individually or in the aggregate, material in amount). Since January 1, 2014, Bishop has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

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(c)          Bishop has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to reasonably ensure that information relating to Bishop, including its consolidated Subsidiaries, required to be disclosed in Bishop’s periodic and current reports under the Exchange Act, is made known to Bishop’s management, including its principal executive and principal financial officers, or others performing similar functions, as appropriate, to allow timely decisions regarding required disclosures as required under the Exchange Act. Bishop’s management has evaluated, with the participation of Bishop’s principal executive and principal financial officers, or persons performing similar functions, the effectiveness of Bishop’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Bishop SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)          Bishop and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) regarding the reliability of Bishop’s financial reporting and the preparation of Bishop’s financial statements for external purposes in accordance with GAAP which is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the properties or assets of Bishop and its Subsidiaries. Bishop has disclosed, based on its most recent evaluation of Bishop’s internal control over financial reporting prior to the date hereof, to Bishop’s auditors and audit committee, which disclosure is set forth in Section 4.6(d) of the Bishop Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of Bishop’s internal control over financial reporting which are reasonably likely to adversely affect Bishop’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Bishop’s internal control over financial reporting. Since January 1, 2014, any material change in internal control over financial reporting required to be disclosed in any Bishop SEC Document has been so disclosed.

(e)          Since January 1, 2014, (i) neither Bishop nor any of its Subsidiaries, nor, to the knowledge of Bishop, any director, officer, employee, auditor, accountant or representative of Bishop or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Bishop or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Bishop or any of its Subsidiaries has engaged in improper accounting or auditing practices and (ii) no attorney representing Bishop or any of its Subsidiaries, whether or not employed by Bishop or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Bishop or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Bishop or any committee thereof or to any director or officer of Bishop or any of its Subsidiaries.

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(f)          There are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Bishop SEC Documents. To the knowledge of Bishop, none of the Bishop SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)          Neither Bishop nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Bishop and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate of Bishop, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Bishop or any of its Subsidiaries in Bishop’s or such Subsidiary’s published financial statements or other Bishop SEC Documents.

Section 4.7           No Undisclosed Liabilities. Neither Bishop nor any of its Subsidiaries has, or is subject to, any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a consolidated balance sheet under GAAP, except (a) to the extent accrued, reflected, disclosed or reserved against on the most recent consolidated balance sheet (as amended or restated prior to the date hereof, if applicable) of Bishop included in the Bishop SEC Documents filed prior to the date hereof, (b) for liabilities incurred in the Ordinary Course of business since the date of such balance sheet, (c) for liabilities or obligations arising out of this Agreement or the transactions contemplated hereby, and (d) for liabilities and obligations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bishop Material Adverse Effect.

Section 4.8           Certain Information. None of the information supplied or to be supplied by or on behalf of Bishop or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at the time of any amendment or supplement thereto and at the time it (or any post-effective amendment or supplement) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by or on behalf of Bishop or Merger Sub specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will, at the time it is mailed to Rook’s stockholders and Bishop’s stockholders or at the time of the Bishop Stockholders Meeting and Rook Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act (i) at the times the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective, (ii) at the times the Joint Proxy Statement/Prospectus is mailed to Rook’s stockholders and Bishop’s stockholders and (iii) at the time of the Rook Stockholders Meeting. The representations and warranties contained in this Section 4.8 do not and will not apply to statements included or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by or on behalf of Rook specifically for inclusion or incorporation by reference therein.

Section 4.9           Absence of Certain Changes or Events. (a) Since January 1, 2017 through the date of this Agreement, Bishop and its Subsidiaries have conducted their respective businesses in the Ordinary Course and (b) since January 1, 2017, there has not been a Bishop Material Adverse Effect.

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Section 4.10         Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect, there is no Action (or basis therefor) pending or, to the knowledge of Bishop, threatened against or affecting Bishop or any of its Subsidiaries , any of their respective properties or assets, any present or former officer, director or employee of Bishop or any of its Subsidiaries in such individual’s capacity as such, or, to the knowledge of Bishop, any other Person whose liability with respect to such Action has been assumed or retained by Bishop or one of its Subsidiaries, either contractually or by operation of Law. Neither Bishop nor any of its Subsidiaries nor any of their respective material properties or material assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity other than any judgment, order, injunction, rule or decree that, individually or in the aggregate, has not had and would not reasonably be expected to have a Bishop Material Adverse Effect. As of the date of this Agreement, there is no Action pending or, to the knowledge of Bishop, threatened in writing against Bishop or any of its Subsidiaries seeking to prevent, hinder, modify, delay or challenge the Merger, the Share Issuance, the Charter Amendment, or any of the other transactions contemplated by this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement.

Section 4.11         Compliance with Laws; Permits.

(a)          Since January 1, 2014, Bishop and each of its Subsidiaries are and have been in compliance with all Laws applicable to their businesses, operations, properties or assets except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Bishop Material Adverse Effect. None of Bishop or any of its Subsidiaries has received, since January 1, 2014, a notice or other written communication from any Governmental Entity or Person alleging or relating to a possible failure of Bishop or any of its Subsidiaries to so be in compliance that, individually or in the aggregate, has had or would reasonably be expected to have a Bishop Material Adverse Effect.

(b)          Bishop and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications, registrations and orders of any Governmental Entity necessary for the conduct of its business as such business is currently being conducted (the “Bishop Permits”), except where the failure to have any of the Bishop Permits would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect. All Bishop Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect. Bishop and each of its Subsidiaries is, and each of their respective businesses as being conducted is, in compliance in all respects with the terms and requirements of such Bishop Permits, except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect.

Section 4.12         Benefit Plans.

(a)          Section 4.12(a) of the Bishop Disclosure Letter sets forth, as of the date hereof, a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA) (other than Multiemployer Plans) and all material stock purchase, stock option, phantom stock or other equity-based plans, severance, employment, collective bargaining, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation and all other material employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which any current or former employee, director or consultant of Bishop or its Subsidiaries (or any of their dependents) has any right to compensation or benefits or Bishop or its Subsidiaries has any liability or with respect to which it is otherwise bound. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Bishop Plans.” With respect to each Bishop Plan (other than plans maintained outside the United States or primarily for the benefit of employees located outside the United States), Bishop has made available to Rook a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter or opinion letter of the IRS or equivalent approval or determination letter in respect of any Bishop Plan which applies to employees or former employees outside of the United States, if applicable, (iii) any summary plan description and other material written communications by Bishop or its Subsidiaries to their employees concerning the extent of the benefits provided under a Bishop Plan and (iv) for the most recent plan year (A) the Form 5500, (B) audited financial statements and (C) actuarial valuation reports.

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(b)          With respect to the Bishop Plans, except as would not have a Bishop Material Adverse Effect:

(i)          neither Bishop nor any of its ERISA Affiliates (nor any predecessor to any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to), or has since January 1, 2012, sponsored, maintained, administered or contributed to (or had any obligation to contribute to), any plan subject to Title IV of ERISA, including any Multiemployer Plan;

(ii)         each Bishop Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of any such letter that would reasonably be expected to cause the loss of such qualified status of such Bishop Plan;

(iii)        there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Bishop, threatened, against or affecting any Bishop Plans (other than routine claims for benefits); and

(iv)        each Bishop Plan has been maintained in compliance with its terms and all Applicable Law, including ERISA and the Code and to the knowledge of Bishop, since January 1, 2013, no events have occurred with respect to any Bishop Plan that would reasonably be expected to result in the assessment of any excise taxes or penalties against Bishop or any of its Subsidiaries.

(c)          Neither Bishop nor any of its Subsidiaries nor any member of their Controlled Group, contributes to or is required to contribute to, or within the last six (6) years has contributed to or been required to contribute to, or otherwise has any liability (including withdrawal liability) or could reasonably be expected to incur any liability with respect to, any Multiemployer Plan.

(d)          None of the Bishop Plans provides for an increase in contributions, payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the approval or execution of this Agreement or the approval or consummation of the Merger or any of the other transactions contemplated hereby.

(e)          No amounts paid or payable or benefits provided or to be provided under the Bishop Plans or otherwise in connection with the Merger, the Share Issuance, the Charter Amendment, or any of the other transactions contemplated hereby, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement (either alone or in combination with any other event) will constitute an “excess parachute payment” (as defined in Section 280G of the Code). No Bishop Participant is entitled to any gross-up, make whole or other additional payment from Bishop or any of its Subsidiaries in respect of any Tax, including any excise taxes imposed under Section 4999.

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(f)          Each Bishop Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code complies in all material respects in both form and operation with Section 409A of the Code. No Bishop Participant is entitled to any gross-up, make whole or other additional payment from Bishop or any of its Subsidiaries in respect of any additional Tax imposed under Section 409A.

(g)          Neither Bishop nor any of its Subsidiaries has classified any individual as an “independent contractor” or of similar status who, pursuant to the terms of applicable Law or a Bishop Plan, should have been classified as an “employee” or of similar status.

(h)          For purposes of this Agreement, “Bishop Participant” shall mean current or former director, officer, employee, contractor or consultant of Bishop or any of its Subsidiaries.

Section 4.13         Labor Matters.

(a)          Bishop and its Subsidiaries are not party to, nor bound by, any CBA, no employee of Bishop or any of its Subsidiaries is covered by an effective or pending CBA, and no labor union, works council, labor-related organization, or group of employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with any labor relations tribunal or authority. There are no strikes, slowdowns, walkouts or other work stoppages, lockouts, material arbitrations, material grievances or other material labor-related disputes against or affecting Bishop or any of its Subsidiaries, and, since January 1, 2015, neither Bishop nor any of its Subsidiaries has experienced or been affected by any strike, slowdown, walkout or other work stoppage, lockout, material arbitration, material grievance, or other material labor-related dispute. To the knowledge of Bishop, since January 1, 2015, there have been no labor organizing activities with respect to any employees of Bishop or its Subsidiaries. Neither Bishop nor any of its Subsidiaries is a party to or otherwise bound by, any material consent decree with any Governmental Entity relating to employees or employment practices.

(b)          Except as would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect, Bishop and its Subsidiaries are and have been in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, terms and conditions of employment, wages and hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, plant closures and layoffs (including the WARN Act), immigration, exempt employee classification, independent contractor classification, information privacy and security, employee leave issues, affirmative action and affirmative action plan requirements, unemployment insurance, payment and withholding of Taxes and continuation coverage with respect to group health plans.

Section 4.14         Environmental Matters.

(a)          Except as would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect, (i) Bishop and each of its Subsidiaries (A) are, and since April 1, 2014 have been, in compliance with all applicable Environmental Laws and (B) have obtained or applied for, and are in compliance with the terms of, all Environmental Permits necessary for their operations as currently conducted, and have timely made all appropriate filings for issuance or renewal of such Environmental Permits; (ii) there have been no Releases or disposal of, contamination by, or exposure of any Person to, any Hazardous Materials, including at any real property currently owned, leased or operated by Bishop or any of its Subsidiaries or, to the knowledge of Bishop, at any real property formerly owned, leased or operated by Bishop or any of its Subsidiaries, in each case, that would form the basis of any Environmental Claim against Bishop or any of its Subsidiaries or impose liability or other obligations on Bishop or any of its Subsidiaries under any Environmental Laws, including for any response action (including any investigation, corrective action, remediation or monitoring) with respect to such Releases; (iii) there are no Environmental Claims pending or, to the knowledge of Bishop, threatened against Bishop or any of its Subsidiaries; (iv) neither Bishop nor any of its Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Bishop or any of its Subsidiaries under any Environmental Law; and (v) to the knowledge of Bishop, there are no conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans that may (x) interfere with or prevent continued compliance by Bishop or its Subsidiaries with Environmental Laws or (y) give rise to any liability or other obligation under any Environmental Laws.

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(b)          Bishop and its Subsidiaries have furnished to Rook all non-privileged environmental reports, audits, assessments, and any other documents in their possession or reasonable control; in each case, generated in the last seven (7) years and bearing upon material environmental or health or safety (with respect to exposure to Hazardous Materials) liabilities or obligations of Bishop or its Subsidiaries.

Section 4.15         Taxes. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect:

(a)          Bishop and each Subsidiary of Bishop has (i) timely filed or caused to be timely filed (taking into account any extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete; and (ii) timely paid Taxes required to have been paid by it (whether or not shown on any Tax Return).

(b)          There is no action, suit, audit, examination, investigation or other proceeding now pending or that has been proposed in writing with respect to Bishop or any of its Subsidiaries in respect of any Tax.

(c)          Bishop and each Subsidiary of Bishop has complied with all Laws relating to the payment, withholding, collection and remittance of Taxes, including with respect to any payments made to any employee, creditor, stockholder, customer or third party.

(d)          No claim has been made by any Governmental Entity in a jurisdiction where Bishop or any of its Subsidiaries has not filed Tax Returns indicating that Bishop or such Subsidiary is or may be subject to any taxation by such jurisdiction.

(e)           Neither Bishop nor any of its Subsidiaries (i) is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement; or (ii) has any liability for Taxes of any Person (other than Bishop or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or otherwise. Neither Bishop nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group the common parent of which is Bishop).

(f)           There are no Liens for Taxes on any asset of Bishop or any of its Subsidiaries, other than Bishop Permitted Liens.

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(g)           Neither Bishop nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(h)           Neither Bishop nor any of its Subsidiaries has received any letter ruling from, or entered into any closing agreement with, the Internal Revenue Service or any other Governmental Entity.

(i)           Neither Bishop nor any of its Subsidiaries has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

Section 4.16          Intended Tax Treatment. Neither Bishop nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact or circumstance that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17          Material Contracts.

(a)          Section 4.17(a) of the Bishop Disclosure Letter sets forth, as of the date hereof, each of the following types of Contracts to which Bishop or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i)          any Contract that would be required to be filed by Bishop as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Bishop under Item 1.01 on a Current Report on Form 8-K;

(ii)         any Contract that cannot be terminated by Bishop on ninety (90) days or less notice without penalty that (a) materially limits the ability of Bishop or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Bishop or any of its Subsidiaries, including the Surviving Corporation) to operate in any line of business or with any Person or in any geographic area, (b) restricts the right of Bishop or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit (or would purport to limit) the ability of Bishop or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person in a manner that materially affects the business of Bishop, or (c) grants the other party or any third Person or would require Bishop or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would require (or would purport to require) Bishop or any of its Subsidiaries, including the Surviving Corporation) to grant to the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii)        any Contract with respect to the formation, creation, operation, management or control of any joint venture, partnership, alliance agreement or similar agreement in which Bishop or any of its wholly-owned Subsidiaries participates in the sharing of profits, losses, costs or liabilities that is material to the operation of Bishop and its Subsidiaries, taken as a whole;

(iv)        any Contract evidencing Indebtedness (other than those between Bishop and any of its wholly-owned Subsidiaries) and having an outstanding principal amount in excess of $25,000,000 individually;

(v)         any Contract providing for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $5,000,000 or more and which has not yet been consummated (other than acquisitions or dispositions of inventory in the Ordinary Course of business);

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(vi)        any Contract pursuant to which Bishop or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could reasonably be expected to result in payments in excess of $5,000,000;

(vii)       any Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which Bishop or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(viii)      any CBA;

(ix)         each Contract with Bishop’s largest fifteen (15) suppliers, based upon the dollar amount paid to such suppliers by Bishop and its Subsidiaries for the fiscal year ended December 31, 2016;

(x)          each Contract with Bishop’s largest twenty-five (25) customers, based upon the dollar amount of sales to such customers by Bishop and its Subsidiaries for the fiscal year ended December 31, 2016; or

(xi)         each Contract that obligates any of Bishop or its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person (other than between Bishop and its wholly-owned Subsidiaries) in an amount in excess of $450,000.

Each contract of the type described in clauses (i) through (viii) is referred to herein as a “Bishop Material Contract.”

(b)          Except as would not have a Bishop Material Adverse Effect, each Bishop Material Contract is valid and binding on Bishop and each of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and, to the knowledge of Bishop, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). There is no default under any Bishop Material Contract by Bishop or any of its Subsidiaries or, to the knowledge of Bishop, any other party thereto, and to the knowledge of Bishop, no event or condition has occurred that (with or without notice or lapse of time, or both) would constitute a default on the part of Bishop or any of its Subsidiaries or, any other party thereto under any such Bishop Material Contract, nor has Bishop or any of its Subsidiaries received any notice of any such default, event or condition, in each case, except where such default, event or condition would not, individually or in the aggregate, have a Bishop Material Adverse Effect.

Section 4.18          Insurance. Bishop and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of Bishop or one or more of its Subsidiaries that are consistent with Ordinary Course coverage. Except as would not have a Bishop Material Adverse Effect, each such policy is in full force and effect and all premiums due thereon have been paid and neither Bishop nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy. No written notice of cancellation or termination has been received with respect to any existing material insurance policy, nor, to the knowledge of Bishop, will any such cancellation or termination result from the consummation of the transactions contemplated hereby, other than, in each case, as would not, individually or in the aggregate, have a Bishop Material Adverse Effect.

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Section 4.19         Properties.

(a)          Bishop, together with its Subsidiaries, have in all material respects good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of the real properties and tangible assets (i) reflected or disclosed in Bishop’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2016 or (ii) acquired after December 31, 2016 (other than assets disposed of since December 31, 2016 in the Ordinary Course of business), free and clear of all Liens other than (u) Liens for current Taxes and assessments that are not yet due or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (v) Liens securing Indebtedness reflected on the most recent consolidated balance sheet of Bishop included in the Bishop SEC Documents filed with the SEC prior to the date of this Agreement or incurred by Bishop or any of its Subsidiaries in the Ordinary Course of business since the date of such consolidated balance sheet, (w) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, which are not violated by the current use or occupancy of the real property, (x) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of business of Bishop or any of its Subsidiaries for amounts which are not due and payable, (y) Liens and other imperfections of title or record that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of Bishop or any of its Subsidiaries as currently conducted and (z) Liens set forth on Section 4.19(a) of the Bishop Disclosure Letter (the “Bishop Permitted Liens”).

(b)          Each of Bishop and its Subsidiaries has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Bishop Material Adverse Effect. Each of Bishop and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Bishop Material Adverse Effect.

Section 4.20         Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect, (a) since January 1, 2014, the business of Bishop and its Subsidiaries as currently conducted has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party, (b) to the knowledge of Bishop, since January 1, 2014,  no third party is or was infringing, misappropriating or otherwise violating any Intellectual Property Rights owned or used by Bishop or any of its Subsidiaries, (c) Bishop or one of its Subsidiaries owns, or is validly licensed or otherwise has the right to use in the manner currently used, all Intellectual Property Rights that are used in, or necessary for, the operation of their respective businesses as currently conducted and (d) neither Bishop nor any of its Subsidiaries has received, since January 1, 2014, any written complaint, claim, demand or notice alleging that Bishop or one of its Subsidiaries has infringed upon, misappropriated or otherwise violated any Intellectual Property rights of third parties.

Section 4.21         State Takeover Statutes. Assuming the accuracy of the representations and warranties contained in Article III, the board of directors of Bishop has taken such actions and votes necessary to render the provisions of any Takeover Laws inapplicable to this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the transactions contemplated hereby or thereby.

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Section 4.22         Related Party Transactions. During the period commencing on the date of Bishop’s last proxy statement filed with the SEC through the date of this Agreement, Bishop has not entered into any transactions that would be required to be reported by Rook pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23         Certain Payments; International Trade.

(a)          None of Bishop nor any of its Subsidiaries (nor, to the knowledge of Rook, any of their respective directors, officers, representatives, agents or employees), has at any time made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable Anti-Corruption Laws. Rook and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials.

(b)          During the last five (5) years, none of Bishop or any of its Subsidiaries (nor, to the knowledge of Bishop, any of their respective directors, officers, representatives, agents or employees) (i) was a Sanctioned Person, (ii) was organized, resident or located in a Covered Country, (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Covered Country, to the extent such activities violate applicable International Trade Laws and Regulations, or (iv) was otherwise in violation of applicable International Trade Laws and Regulations.

Section 4.24         Brokers. No broker, investment banker, financial advisor or other Person, other than Morgan Stanley & Co. LLC (the “Bishop Financial Advisor”), the fees and expenses of which will be paid by Bishop, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Bishop or any of its Affiliates. Bishop has made available to Rook true and complete copies of the engagement letter and all other Contracts between Bishop or any of its Subsidiaries and the Bishop Financial Advisor relating to the Merger or any of the other transactions contemplated hereby, which letter and Contracts describes all fees payable to the Bishop Financial Advisor in connection with the transactions contemplated by this Agreement, all Contracts under which any such fees or any expenses are payable and all indemnification arrangements with the Bishop Financial Advisor.

Section 4.25         Opinion of Bishop Financial Advisor. The board of directors of Bishop has received the oral opinion (to be confirmed in writing) of the Bishop Financial Advisor to the effect that, as of the date of such opinion and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth in such opinion, the Merger Consideration to be paid by Bishop pursuant to this Agreement is fair, from a financial point of view, to Bishop. A true and complete copy of the signed, written opinion of the Bishop Financial Advisor will promptly be made available to Rook for informational purposes only.

Section 4.26         Merger Sub. Merger Sub was incorporated or formed, as applicable, solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

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Section 4.27         Share Ownership. None of Bishop, Merger Sub or any of their Affiliates has been, at any time during the three (3) years preceding the date hereof, an “interested shareholder” (as defined in Section 10-2701(11) of the ABCA) of Rook, for purposes of Section 10-2742 of the ABCA. As of the date of this Agreement, none of Bishop, Merger Sub or their respective controlled Affiliates owns (directly or indirectly, beneficially or of record) any Rook Common Stock and none of Bishop, Merger Sub or their respective controlled Affiliates holds any rights to acquire any Rook Common Stock except pursuant to this Agreement.

Section 4.28         No Other Representations and Warranties. Each of Bishop and Merger Sub has made its own inquiry and investigation into Rook and its Affiliates and has made an independent judgment concerning the transactions contemplated by this Agreement.  Each of Bishop and Merger Sub represents, warrants, acknowledges and agrees that except for the representations and warranties of Rook contained in this Agreement, none of Rook, its Affiliates or any of their respective Representatives, nor any other Person, makes or has made, and none of Bishop, Merger Sub, their Affiliates or any of their respective Representatives, nor any other Person, has relied upon, any express or implied representation or warranty with respect to Rook or its Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or with respect to any information provided or made available to Bishop, Merger Sub, their respective Representatives or any other Person in connection with the transactions contemplated hereby, including the accuracy, completeness or currency thereof.  Without limiting the generality of the foregoing, none of Rook, its Affiliates or any of their respective Representatives nor any other Person makes or has made, and none of Bishop, Merger Sub, their respective Representatives nor any other Person has relied upon, any express or implied representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of Rook, its Affiliates or the future businesses, operations or affairs of Rook or its Affiliates or any other information, documents, projections, estimates, forecasts or other material made available to Bishop, Merger Sub, any of their Representatives or any other Person in any physical or virtual data room or management presentations in connection with the transactions contemplated by this Agreement or otherwise, or the accuracy or completeness of such information, except to the extent any such information is expressly addressed by a representation or warranty contained in this Agreement, and none of Rook, its Affiliates or any of their respective Representatives, nor any other Person, will have or be subject to any liability or indemnification obligation to Bishop, Merger Sub, the Surviving Corporation, their respective Affiliates or any other Person in connection therewith.

Article V
COVENANTS

Section 5.1           Conduct of Business.

(a)          Conduct of Business by Rook. From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as (A) may be required by applicable Law, (B) consented to in writing in advance by Bishop (which consent shall not be unreasonably withheld, delayed or conditioned), (C) otherwise specifically required or prohibited by this Agreement or (D) set forth in Section 5.1(a) of the Rook Disclosure Letter, Rook (x) shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the Ordinary Course, (ii) use reasonable best efforts to preserve intact the material components of its business organization, (iii) use reasonable best efforts to preserve relationships with key customers, suppliers and others having material business dealings with it, and (iv) use reasonable best efforts to preserve its material assets and properties and (y) shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action is permitted by any of the following subsections pursuant to an exception to conduct that would otherwise be prohibited, such action shall be permitted under this Section 5.1(a)):

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(i)          (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a direct or indirect wholly owned Subsidiary of Rook to its parent and except for regular quarterly dividends of no more than $0.06 per share of Rook Common Stock declared and paid by Rook, with record and payment dates consistent with past practice, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or rights of Rook or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or rights, other than (x) the acquisition of shares of capital stock or other equity interests or rights of a direct or indirect wholly owned Subsidiary of Rook from Rook or any other direct or indirect wholly owned Subsidiary of Rook, or (y) the acquisition of Rook Common Stock upon the exercise or settlement of Rook Equity Awards outstanding as of the date hereof or granted in accordance with the proviso in clause (ii) below, or (C) split, combine, reclassify, subdivide or otherwise amend the terms of any of its capital stock or other equity interests or rights or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or rights, other than the as permitted by the proviso in clause (ii) below;

(ii)         except for transactions solely among Rook and its wholly owned Subsidiaries or among Rook’s wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber, transfer, award or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however, that Rook may issue shares upon the exercise, payment or settlement of any Rook Equity Awards and Rook may grant Rook Equity Awards in the Ordinary Course of business that will not vest as a result of the Merger;

(iii)        amend or otherwise change, or authorize or propose to amend or otherwise change, in any material respect, its or any of its Subsidiaries’ certificate of incorporation or bylaws (or similar organizational documents);

(iv)        acquire or agree to acquire by merging or consolidating with, or purchasing the equity or a substantial portion of the assets of, any corporation, partnership, association or other business organization or division thereof other than mergers, consolidations or purchases of equity or assets solely among Rook and its wholly owned Subsidiaries or among Rook’s wholly owned Subsidiaries;

(v)         directly or indirectly sell, pledge, transfer, lease, license, abandon, allow to lapse or subject to any Lien other than Rook Permitted Liens or otherwise dispose of any of its properties, assets or rights, except (A) sales of inventory in the Ordinary Course of business, (B) pursuant to agreements existing as of the date hereof and listed on Section 5.1(a)(v) of the Rook Disclosure Letter, (C) dispositions of obsolete or worn-out assets in the Ordinary Course of business, (D) properties, assets or rights with a fair market value which do not exceed $5,000,000 individually or $15,000,000 in the aggregate, (E) non-exclusive licenses of Intellectual Property Rights, or (F) abandoning or allowing to lapse any Intellectual Property Rights in the Ordinary Course of business or that are not material to the business of Rook or its Subsidiaries;

(vi)        adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for transactions solely among Rook’s wholly owned Subsidiaries or in compliance with Section 5.2;

(vii)       incur or commit to incur, create, prepay, refinance, assume or guarantee for any Person, any Indebtedness, or amend, modify or refinance any Indebtedness, except for Indebtedness incurred (A) under Rook’s existing credit facilities in the Ordinary Course of business, (B) pursuant to agreements in effect prior to the execution of this Agreement, (C) under letters of credit entered into in the Ordinary Course of business in connection with transactions otherwise permitted by this Agreement or (D) leases for new revenue equipment entered into in the Ordinary Course;

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(viii)      incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except capital expenditures that: (A) are provided for in Rook’s capital expenditure budget made available to Bishop prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of Rook and its Subsidiaries since the date of this Agreement but not provided for in Rook’s capital expenditure budget made available to Bishop prior to the date of this Agreement, does not exceed $5,000,000 in the aggregate;

(ix)         except in the Ordinary Course of business, (A) materially modify, amend, renew, terminate, cancel or extend any Rook Material Contract (other than terminations thereof upon the expiration of any such Rook Material Contract in accordance with its terms), (B) enter into any Contract that if in effect on the date hereof would be a Rook Material Contract or (C) waive, release, assign or otherwise forego any material right or claim of Rook or any of its Subsidiaries under any Rook Material Contract;

(x)          make any material change to its financial or Tax accounting methods or procedures except (A) insofar as may have been required by GAAP (or any interpretation thereof), SEC rules and regulations or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (B) as disclosed in the Rook SEC Documents filed with the SEC prior to the date of this Agreement or (C) as required by a change in applicable Law;

(xi)         (A) make, change or revoke any material Tax election, (B) settle or compromise any audit, assessment or claim for material Taxes, (C) amend any material Tax Return, (D) enter into any closing agreement with any Governmental Entity regarding material Taxes or request any material Tax ruling from any Governmental Entity, (E) surrender any claim for a refund or offset of material Taxes or (F) waive the application of any statute of limitations regarding the assessment or collection of any material Tax;

(xii)        enter into any Contract or transaction of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii)       except as required pursuant to existing written agreements or Rook Plans in effect as of the date hereof, (A) adopt, enter into, amend, modify or terminate, or take any action to accelerate the funding vesting or payment of any compensation or benefit under, any Rook Plan, (B) increase the compensation or other benefits payable or to become payable to directors, employees, consultants or independent contractors of Rook or any of its Subsidiaries except (1) for annual merit increases in base compensation in the Ordinary Course of business, (2) as expressly permitted by the proviso in clause (ii) above, (3) for increases in base compensation due to the promotion, increased certification and/or expanded responsibilities of any non-officer employee in the Ordinary Course of business and (4) for increases in base compensation to non-officer employees in the Ordinary Course of business pursuant to existing employment agreements, (C) grant any severance, change of control, retention or termination pay to, or enter into, or amend or modify, any severance, change of control, retention or termination agreement or arrangement with, any director, employee, consultant or independent contractor of Rook or any of its Subsidiaries, other than in the Ordinary Course of business, (D) enter into any written agreement with an employee, other than offer letters offering at-will employment other than in the Ordinary Course of business and providing for sign on bonuses of no greater than $5,000 in the Ordinary Course of business; provided that such offer letters do not provide for severance, guaranteed bonuses (other than sign on bonuses within the parameters described above) or retention bonuses or (E) establish, adopt, enter into, modify or amend any CBA, plan, trust, fund, policy or arrangement for the benefit of any current or former directors or employees or any of their beneficiaries;

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(xiv)      implement or announce any material reduction in labor force or engage in any action that would trigger any notice requirements under the WARN Act;

(xv)       recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees;

(xvi)      waive, release, settle or agree to the entry of any order, in respect of any claim or Action of or against Rook or any of its Subsidiaries, other than (A) settlements or orders that involve only the payment of monetary damages that do not exceed $10,000,000 individually or $50,000,000 in the aggregate, (B) claims arising between the parties to this Agreement or (C) in compliance with Section 5.8 (it being understood that Rook shall reasonably consult with Bishop in connection with any proposed settlement of any material Action);

(xvii)     fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses consistent with past practice;

(xviii)    fail to timely file any material report required to be filed by Rook or any of its Subsidiaries with the SEC or any other Governmental Entity; or

(xix)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(b)          Conduct of Business by Bishop. From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, except as (A) may be required by applicable Law, (B) consented to in writing in advance by Rook (which consent shall not be unreasonably withheld, delayed or conditioned), (C) otherwise specifically required or prohibited by this Agreement or (D) set forth in Section 5.1(b) of the Bishop Disclosure Letter, Bishop (x) shall, and shall cause each of its Subsidiaries to, (i) carry on its business in the Ordinary Course, (ii) use reasonable best efforts to preserve intact the material components of its business organization, (iii) use reasonable best efforts to preserve relationships with key customers, suppliers and others having material business dealings with it, (iv) use reasonable best efforts to preserve its material assets and properties and (v) hold its 2017 annual meeting prior to the Effective Time with the meeting date consistent with past practice, (y) shall not, and shall not permit any of its Subsidiaries to, do any of the following (it being understood that if any action is permitted by any of the following subsections pursuant to an exception to conduct that would otherwise be prohibited, such action shall be permitted under this Section 5.1(b)):

(i)          (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a direct or indirect wholly owned Subsidiary of Bishop to its parent, (B) purchase, redeem or otherwise acquire shares of capital stock or other equity interests or rights of Bishop or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or rights, other than (x) the acquisition of shares of capital stock or other equity interests or rights of a direct or indirect wholly owned Subsidiary of Bishop from Bishop or any other direct or indirect wholly owned Subsidiary of Bishop, or (y) the acquisition of Bishop Common Stock upon the exercise or settlement of Bishop Equity Awards outstanding as of the date hereof or granted in accordance with the proviso in clause (ii) below, or (C) split, combine, reclassify, subdivide or otherwise amend the terms of any of its capital stock or other equity interests or rights or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests or rights, other than as permitted by the proviso in clause (ii) below;

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(ii)         except for transactions solely among Bishop and its wholly owned Subsidiaries or among Bishop’s wholly owned Subsidiaries, issue, sell, pledge, dispose of, encumber, transfer, award or grant any shares of its or its Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock; provided, however, that Bishop may issue shares upon the exercise, payment or settlement of any Bishop Equity Awards outstanding (in accordance with the terms thereof in effect) as of the date hereof or granted after the date hereof as permitted under Section 5.1(b)(ii) of the Bishop Disclosure Letter and may grant Bishop Equity Awards after the date hereof as permitted under Section 5.1(b)(ii) of the Bishop Disclosure Letter that will not vest as a result of the Merger;

(iii)        amend or otherwise change, or authorize or propose to amend or otherwise change, in any material respect, its or any of its Subsidiaries’ certificate of incorporation or bylaws (or similar organizational documents);

(iv)        acquire or agree to acquire by merging or consolidating with, or purchasing the equity or a substantial portion of the assets of, any corporation, partnership, association or other business organization or division thereof other than mergers, consolidations or purchases of equity or assets solely among Bishop and its wholly owned Subsidiaries or among Bishop’s wholly owned Subsidiaries;

(v)         directly or indirectly sell, pledge, transfer, lease, license, abandon, allow to lapse or subject to any Lien other than Bishop Permitted Liens or otherwise dispose of any of its properties, assets or rights, except (A) sales of inventory in the Ordinary Course of business, (B) pursuant to agreements existing as of the date hereof and listed on Section 5.1(b)(v) of the Bishop Disclosure Letter, (C) dispositions of obsolete or worn-out assets in the Ordinary Course of business or (D) properties, assets or rights with a fair market value which do not exceed $5,000,000 individually or $15,000,000 in the aggregate, (D) non-exclusive licenses of Intellectual Property Rights, or (E) abandoning or allowing to lapse any Intellectual Property Rights in the Ordinary Course of business or that are not material to the business of Rook or its Subsidiaries;

(vi)        adopt or enter into a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, except for transactions solely among Bishop’s wholly owned Subsidiaries or in compliance with Section 5.2;

(vii)       incur or commit to incur, create, prepay, refinance, assume or guarantee for any Person, any Indebtedness, or amend, modify or refinance any Indebtedness, except for Indebtedness incurred (A) under Bishop’s existing credit facilities in the Ordinary Course of business, (B) pursuant to agreements in effect prior to the execution of this Agreement, (C) under letters of credit entered into in the Ordinary Course of business in connection with transactions otherwise permitted by this Agreement or (D) leases for new revenue equipment entered into in the Ordinary Course;

(viii)      incur or commit to incur any capital expenditure or authorization or commitment with respect thereto except capital expenditures that: (A) are provided for in Bishop’s capital expenditure budget made available to Rook prior to the date of this Agreement; or (B) when added to all other capital expenditures made on behalf of all of Bishop and its Subsidiaries since the date of this Agreement but not provided for in Bishop’s capital expenditure budget made available to Rook prior to the date of this Agreement, does not exceed $5,000,000 in the aggregate);

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(ix)         except in the Ordinary Course of business, (A) materially modify, amend, renew, terminate, cancel or extend any Bishop Material Contract (other than terminations thereof upon the expiration of any such Bishop Material Contract in accordance with its terms), (B) enter into any Contract that if in effect on the date hereof would be a Bishop Material Contract or (C) waive, release, assign or otherwise forego any material right or claim of Bishop or any of its Subsidiaries under any Bishop Material Contract;

(x)          make any material change to its financial or Tax accounting methods, or procedures except (A) insofar as may have been required by GAAP (or any interpretation thereof), SEC rules and regulations or a Governmental Entity or quasi-Governmental Entity (including the Financial Accounting Standards Board or any similar organization), (B) as disclosed in the Bishop SEC Documents filed with the SEC prior to the date of this Agreement or (C) as required by a change in applicable Law;

(xi)         (A) make, change or revoke any material Tax election, (B) settle or compromise any audit, assessment or claim for material Taxes, (C) amend any material Tax Return, (D) enter into any closing agreement with any Governmental Entity regarding material Taxes or request any material Tax ruling from any Governmental Entity, (E) surrender any claim for a refund or offset of material Taxes or (F) waive the application of any statute of limitations regarding the assessment or collection of any material Tax;

(xii)        enter into any Contract or transaction of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiii)       except as required pursuant to existing written agreements or Bishop Plans in effect as of the date hereof, (A) adopt, enter into, amend, modify or terminate, or take any action to accelerate the funding vesting or payment of any compensation or benefit under, any Bishop Plan, (B) increase the compensation or other benefits payable or to become payable to directors, employees, consultants or independent contractors of Bishop or any of its Subsidiaries except (1) for annual merit increases in base compensation in the Ordinary Course of business, (2) as expressly permitted by the proviso in clause (ii) above, (3) for increases in base compensation due to the promotion, increased certification and/or expanded responsibilities of any non-officer employee in the Ordinary Course of business and (4) for increases in base compensation to non-officer employees in the Ordinary Course of business pursuant to existing employment agreements, (C) grant any severance, change of control, retention or termination pay to, or enter into, or amend or modify, any severance, change of control, retention or termination agreement or arrangement with, any director, employee, consultant or independent contractor of Bishop or any of its Subsidiaries, other than in the Ordinary Course of business, (D) enter into any written agreement with an employee, other than offer letters offering at-will employment other than in the Ordinary Course of business and providing for sign on bonuses of no greater than $5,000 in the Ordinary Course of business; provided that such offer letters do not provide for severance, guaranteed bonuses (other than sign on bonuses within the parameters described above) or retention bonuses or (E) establish, adopt, enter into, modify or amend any CBA, plan, trust, fund, policy or arrangement for the benefit of any current or former directors or employees or any of their beneficiaries;

(xiv)      implement or announce any material reduction in labor force or engage in any action that would trigger any notice requirements under the WARN Act;

(xv)       recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees;

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(xvi)      waive, release, settle or agree to the entry of any order, in respect of any claim or Action of or against Bishop or any of its Subsidiaries, other than (a) settlements or orders that involve only the payment of monetary damages that do not exceed $10,000,000 individually or $50,000,000 in the aggregate, (b) claims arising between the parties to this Agreement or (c) in compliance with Section 5.8 (it being understood that Bishop shall reasonably consult with Rook in connection with any proposed settlement of any material Action);

(xvii)     fail to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with past practice), insurance in such amounts and against such risks and losses consistent with past practice;

(xviii)    fail to timely file any material report required to be filed by Bishop or any of its Subsidiaries with the SEC or any other Governmental Entity; or

(xix)       authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

(c)          No Control of Other Party’s Business. Nothing contained in this Agreement shall give Bishop, directly or indirectly, the right to control or direct Rook’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give Rook, directly or indirectly, the right to control or direct Bishop’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of Rook and Bishop shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2           No Solicitation; Recommendation of the Merger.

(a)          Except as set forth below, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither Rook nor Bishop, nor any of their respective Subsidiaries shall, and shall not authorize or permit any of their respective directors, officers, employees, investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly encourage, induce or facilitate any Acquisition Proposal or any inquiry, proposal or offer that may reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any nonpublic information regarding itself or any of its Subsidiaries or afford access to its business, properties, assets, books or records to, or otherwise cooperate in any way with, any Person that is reasonably expected to make, or is otherwise seeking to make, or has made, an Acquisition Proposal, or (iii) participate in any discussions (provided, however, Rook and Bishop may refer Persons to the Rook SEC Documents and Bishop SEC Documents to which this Agreement is filed as an exhibit) or negotiations with any Person regarding an Acquisition Proposal.

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(b)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining Rook Stockholder Approval or the Bishop Stockholder Approval, as applicable, in response to a written Acquisition Proposal from any Person or Persons that (w) the board of directors of Rook or Bishop, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal and the failure to take the following actions would be inconsistent with the Rook or Bishop directors’ fiduciary duties under applicable Law, as applicable, (x) was made after the date of this Agreement, and (y) did not result from a breach of Section 5.2(a), Rook or Bishop, as applicable, may (and may authorize and permit its Subsidiaries and its and their Representatives to), subject to compliance with this Section 5.2, (A) furnish nonpublic information with respect to itself and its Subsidiaries to the Person or Persons making such Acquisition Proposal (and its or their respective Representatives and financing sources) (provided that all such nonpublic information that is furnished in writing has previously been provided to the other party or is provided to the other party substantially concurrently with the time it is provided to such Person or Persons) pursuant to a customary confidentiality agreement not materially less restrictive of such Person or Persons than the Confidentiality Agreement, and (B) participate in discussions and negotiation with the Person or Persons making such Acquisition Proposal (and its or their respective Representatives and financing sources). Without limiting the foregoing, it is agreed that, if any Representative of Rook or Bishop or any of their respective Subsidiaries takes any action that would constitute a breach of this Section 5.2 if it were authorized or permitted by Rook or Bishop, as applicable, such action shall constitute a breach of this Section 5.2 by Rook or Bishop, as applicable, whether or not such action shall have been authorized or permitted by Rook or Bishop or any of their respective Subsidiaries, unless such Representative has agreed (in any capacity) in a writing enforceable by such party not to take any such action.

(c)          Except as set forth below, neither the board of directors of Rook or Bishop nor any committee thereof shall (i) either (A) withdraw (or modify, withhold or qualify in any manner adverse to the other party), or propose publicly to withdraw (or modify, withhold or qualify in any manner adverse to the other party), the Rook Recommendation or the Bishop Recommendation, as applicable, or (B) adopt, approve, recommend or declare advisable, or propose publicly to adopt, approve, recommend or declare advisable, any Acquisition Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Rook or Bishop, as applicable, or any of their respective Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, or other similar agreement or arrangement (each, an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 5.2).

(d)          Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining Rook Stockholder Approval or Bishop Stockholder Approval, as applicable, the board of directors of Rook or Bishop may (A) make an Adverse Recommendation Change or authorize Rook or Bishop, as applicable, to terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(h), as applicable, if such party has received a Superior Proposal after the date hereof that did not result from a breach of Section 5.2(a), or (B) make an Adverse Recommendation Change of the type described in clause (A) of the definition thereof in response to any material event, development, circumstance, occurrence or change in circumstances or facts (including any material change in probability or magnitude of circumstances) that (i) relates to such party and not any other party to this Agreement, (ii) was not known to such party’s board of directors on the date of this Agreement (or if known, the consequences of which were not known as of the date of this Agreement) and (iii) does not relate to an Acquisition Proposal (an “Intervening Event”), and in either case the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its fiduciary duties to its stockholders under applicable Law.

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(e)          Notwithstanding anything in this Agreement to the contrary, the board of directors of Rook or Bishop, as applicable, shall not be entitled to exercise its right to make an Adverse Recommendation Change or authorize the termination of this Agreement in accordance with Section 5.2(d) until after the third Business Day following the other party’s receipt of written notice (a “Determination Notice”) advising of an intention to take such action and specifying the reasons therefor, including in the case of a Superior Proposal, the material terms and conditions of such Superior Proposal that are the basis of the proposed action by the board of directors (it being understood and agreed that any amendment to any material term of such Superior Proposal shall require a new Determination Notice and a new three (3) Business Day period); and provided, further, that during such three (3) Business Day period the party seeking to take such action shall and shall instruct its Representatives to negotiate in good faith with the other party (to the extent such party desires to negotiate) to make such adjustments to the terms and condition of this Agreement so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal or, in the case of an Intervening Event, an Adverse Recommendation Change will no longer be necessary. In determining whether to make an Adverse Recommendation Change, the applicable board of directors shall take into account any changes to the terms of this Agreement timely proposed by the other party in response to a Determination Notice or otherwise.

(f)          In addition, each of Rook and Bishop shall promptly (but in any event within one (1) Business Day) advise the other of any Acquisition Proposal received by such party, the material terms and conditions of any such Acquisition Proposal (including any material changes thereto) and the identity of the Person making any such Acquisition Proposal. Rook or Bishop, as applicable, shall keep the other party reasonably informed of the status of any discussions and negotiations concerning the material terms and conditions of any Acquisition Proposal.

(g)          Nothing contained in this Section 5.2 shall prohibit Rook or Bishop from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, (ii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (iii) making any disclosure to its stockholders if, in the good faith judgment of its board of directors (after consultation with outside counsel), failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties to its stockholders under applicable Law or is otherwise required by applicable Law; provided that the foregoing shall not permit the board of directors of Rook or Bishop, as applicable, to make an Adverse Recommendation Change, except as permitted by Section 5.2(d).

(h)          For purposes of this Agreement:

(i)          “Acquisition Proposal” means any proposal or offer (whether or not in writing), with respect to any (A) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in either Rook or Bishop or their respective Subsidiaries) of any business or assets of Rook or Bishop or any of their respective Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or assets of Rook or Bishop and their respective Subsidiaries, taken as a whole, (B) issuance, sale or other disposition, directly or indirectly, to any Person or group (including by way of merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Rook or Bishop or their respective Subsidiaries) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power or economic interests in Rook or Bishop, as applicable, or (C) transaction (including a merger, consolidation, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary of Rook or Bishop or otherwise) in which any Person or group shall acquire, directly or indirectly, beneficial ownership (as defined under Section 13(d) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the voting power or economic interests in Rook or Bishop, as applicable; provided that an Acquisition Proposal does not include any proposal or offer by another party to this Agreement or any of its Subsidiaries.

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(ii)         “Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal increased to fifty percent (50%)) that the board of directors of Rook or Bishop, as applicable, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation, after taking into consideration the identity of the Person making such Acquisition Proposal all terms of such Acquisition Proposal and the reasonable likelihood and timing of consummation of such Acquisition Proposal in addition to such other factors as the board of directors of Rook or Bishop, as applicable, considers to be appropriate) is (i) more favorable to its stockholders than the transactions contemplated by this Agreement and (ii) reasonably likely to be consummated on the terms of such Acquisition Proposal.

Section 5.3           RESERVED.

Section 5.4           SEC Filings; Stockholders Meetings.

(a)          Preparation of Form S-4 and Joint Proxy Statement/Prospectus.

(i)          As promptly as practicable after the date of this Agreement, Rook and Bishop shall jointly prepare and Bishop shall cause to be filed with the SEC the Form S-4, which will include the Joint Proxy Statement/Prospectus to be sent to the stockholders of Rook relating to the Rook Stockholders Meeting and to the stockholders of Bishop relating to the Bishop Stockholders Meeting that will also constitute a prospectus with respect to the shares of Bishop Common Stock issuable to the stockholders of Rook in the Merger. Each of Bishop and Rook will use its reasonable best efforts to have the Form S-4 declared effective and the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after the filing thereof with the SEC and keep the Form S-4 effective for so long as necessary to consummate the Merger and the other transactions contemplated hereby, and each of Rook and Bishop shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to the holders of the Rook Common Stock and to the holders of the Bishop Common Stock and the Bishop Class B Common Stock, as applicable, as promptly as practicable after the Form S-4 shall have become effective and the Joint Proxy Statement/Prospectus shall have been cleared by the SEC.

(ii)         If at any time prior to the Effective Time, any information should be discovered by Rook or Bishop that should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus, so that any of such documents would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and each of the parties shall use its reasonable best efforts to cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required under applicable Law, disseminated to stockholders of Rook and/or Bishop, as applicable; provided, however, that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(iii)        Rook and Bishop shall promptly notify each other upon the receipt of any comments, whether oral or written, from the SEC or the staff of the SEC on, or any request from the SEC or the staff of the SEC for amendments or supplements to, the Joint Proxy Statement/Prospectus or the Form S-4, and shall provide each other with copies of all correspondence (and a summary of all substantive oral communications) with the SEC or the staff of the SEC with respect to the S-4 or the Joint Proxy Statement/Prospectus. Each of Rook and Bishop shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Joint Proxy Statement/Prospectus or the Form S-4. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments) or amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

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(iv)        Except for the purpose of disclosing any Adverse Recommendation Change, no amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4, nor any response to any comments or inquiry from the SEC with respect to such filings, will be made by Rook or Bishop without the approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned (it being understood that it shall be unreasonable to withhold consent with respect to any amendment or supplement to the Joint Proxy Statement/Prospectus or Form S-4 to the extent such amendment or supplement is required to be included therein so that the Joint Proxy Statement/Prospectus or Form S-4 will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading as may be required by Rule 10b-5 or Rule 14a-9 under the Exchange Act or Section 11 or Section 12 of the Securities Act).

(v)         Bishop shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) reasonably required to be taken under any applicable state securities or “blue sky” laws in connection with the issuance of shares of Bishop Common Stock in the Merger, and Rook shall furnish all information concerning Rook as Bishop may reasonably request in connection with any such action.

(vi)        Each of Bishop and Rook, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any amendment or supplement thereto has been filed, the issuance of any stop order, or the suspension of the qualification of the Bishop Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.

(b)          Rook Stockholders Meeting. Rook shall use its reasonable best efforts to, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus is cleared by the SEC, in accordance with applicable Law, the Rook Charter and the Rook Bylaws duly call, give notice of, convene and hold the Rook Stockholders Meeting for the purpose of considering and voting upon the approval and adoption of this Agreement, and the transactions contemplated hereby, including the Merger. Except during such time as an Adverse Recommendation Change is in effect in accordance with Section 5.2, to the fullest extent permitted by applicable Law, Rook, through the board of directors of Rook, shall (i) recommend to its stockholders that they approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Rook Recommendation”), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) solicit and use its reasonable best efforts to obtain the Rook Stockholders Approval. Notwithstanding anything to the contrary contained in this Agreement, Rook may adjourn or postpone the Rook Stockholders Meeting (A) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Rook’s stockholders in advance of a vote to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (B) if, as of the time for which the Rook Stockholders Meeting is originally scheduled, there are insufficient shares of Rook Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct Rook Stockholders Meeting, (C) with the prior written consent of Bishop or (D) to solicit additional proxies for the purpose of obtaining the Rook Stockholders Approval; provided, that without the prior written consent of Bishop, the Rook Stockholders Meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Rook Stockholders Meeting was originally scheduled. Rook shall, upon the reasonable request of Bishop, provide the aggregate vote tally of the proxies received with respect to the Rook Stockholder Approval. Rook shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Rook Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Rook Stockholders Meeting is not reasonably likely to satisfy the requirements of Rook’s organizational documents and applicable Law, Rook shall, in consultation with Bishop, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

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(c)          Bishop Stockholders Meeting. Bishop shall use its reasonable best efforts to, as promptly as practicable after the Form S-4 is declared effective under the Securities Act and the Joint Proxy Statement/Prospectus is cleared by the SEC, in accordance with applicable Law, the Bishop Charter and the Bishop Bylaws duly call, give notice of, convene and hold the Bishop Stockholders Meeting for the purpose of considering and voting upon the approval of the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance. Except during such time as an Adverse Recommendation Change is in effect in accordance with Section 5.2, to the fullest extent permitted by applicable Law, Bishop, through the board of directors of Bishop, shall (i) recommend to its stockholders that they approve the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance (the “Bishop Recommendation”), (ii) include such recommendation in the Joint Proxy Statement/Prospectus and (iii) solicit and use its reasonable best efforts to obtain the Bishop Stockholders Approval. Notwithstanding anything to the contrary contained in this Agreement, Bishop may adjourn or postpone the Bishop Stockholders Meeting (A) to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement/Prospectus is provided to Bishop’s stockholders in advance of a vote to approve the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance, (B) if, as of the time for which the Bishop Stockholders Meeting is originally scheduled, there are insufficient shares of Bishop Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct Bishop Stockholders Meeting, (C) with the prior written consent of Rook, or (D) to solicit additional proxies for the purpose of obtaining the Bishop Stockholders Approval; provided, that without the prior written consent of Rook, the Bishop Stockholders Meeting may not be postponed or adjourned to a date that is more than thirty (30) days after the date for which the Bishop Stockholders Meeting was originally scheduled. Bishop shall, upon the reasonable request of Rook, provide the aggregate vote tally of the proxies received with respect to the Bishop Stockholder Approval. Bishop shall, as promptly as reasonably practicable (and in no event later than the tenth (10th) Business Day following the date of this Agreement) conduct a “broker search” as contemplated by and in accordance with Rule 14a-13 promulgated under the Exchange Act with respect to the Bishop Stockholders Meeting (based on a record date that is twenty (20) Business Days following the date on which such broker search is commenced). If at any time the current record date for the Bishop Stockholders Meeting is not reasonably likely to satisfy the requirements of Bishop’s organizational documents and applicable Law, Bishop shall, in consultation with Rook, set a new record date and shall continue to comply with the “broker search” requirements of Rule 14a-13 promulgated under the Exchange Act with respect to any such new record date.

(d)          Merger Sub Approval. Immediately following execution of this Agreement, Bishop shall execute and deliver, in accordance with the Act and in its capacity as sole stockholder of Merger Sub, a written consent approving the Merger and this Agreement.

(e)          Each of Bishop and Rook agree to the matters set forth on Section 5.4(e) of the Bishop Disclosure Letter.

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(f)          Each of Bishop and Rook shall cooperate and use their reasonable best efforts to cause the Bishop Stockholders Meeting and the Rook Stockholders Meeting to be held on the same date and to cause the record date for the Rook Stockholders Meeting and the Bishop Stockholders Meeting to occur on the same date.

Section 5.5           Access to Information; Confidentiality. Until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms:

(a)          Rook shall, and shall cause each of its Subsidiaries to, to the extent permitted by applicable Law, afford to Bishop and its Representatives reasonable access during normal business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal operation of Rook and its Subsidiaries, to all their respective properties, assets, books, records, Contracts, commitments and members of their executive management teams, and, during such period, Rook shall, and shall cause each of its Subsidiaries to, furnish promptly to Bishop and its Representatives, as applicable, all information concerning the business, properties, assets and Contracts of Rook and its Subsidiaries as may be reasonably requested by such parties; provided, however, that the foregoing shall not require Rook or its Subsidiaries to provide access to conduct environmental sampling without Rook’s consent, which shall not be unreasonably withheld, delayed or conditioned, or to disclose any information to the extent such disclosure would (i) contravene applicable Law or the provisions of any Contract to which Rook or its Subsidiaries is a party, (ii) cause significant competitive harm to Rook or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii), in Rook’s good faith determination, constitute information protected by attorney/client privilege (provided that, with respect to information that may be the subject of clauses (i) through (iii), Rook and its Subsidiaries shall cooperate in good faith with Bishop and its Representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) through (iii)). All such information provided in connection with this Agreement shall be held confidential in accordance with the terms of the confidentiality letter agreement entered into between Bishop and Rook dated as of January 16, 2017, and the confidentiality agreement regarding highly confidential information, dated April 3, 2017, between Bishop and Rook, each as amended from time to time (collectively, the “Confidentiality Agreement”).

(b)          Bishop shall, and shall cause each of its Subsidiaries to, to the extent permitted by applicable Law, afford to Rook and its Representatives reasonable access during normal business hours, upon reasonable advance notice and in a manner that does not unreasonably interfere with the normal operation of Bishop and its Subsidiaries, to all their respective properties, assets, books, records, Contracts, commitments, personnel and members of their executive management teams, during such period, Bishop shall, and shall cause each of its Subsidiaries to, furnish promptly to Rook and its Representatives, as applicable, all information concerning the business, properties, assets and Contracts of Bishop and its Subsidiaries as may be reasonably requested by such parties; provided, however, that the foregoing shall not require Bishop or its Subsidiaries to provide access to conduct environmental sampling without Bishop’s consent, which consent shall not be unreasonably withheld, delayed or conditioned, or to disclose any information to the extent such disclosure would (i) contravene applicable Law or the provisions of any Contract to which Bishop or its Subsidiaries is a party, (ii) cause significant competitive harm to Bishop or its Subsidiaries if the transactions contemplated by this Agreement are not consummated or (iii), in Bishop’s good faith determination, constitute information protected by attorney/client privilege (provided that, with respect to information that may be the subject of clauses (i) through (iii), Bishop and its Subsidiaries shall cooperate in good faith with Rook and its Representatives to disclose the subject information in an alternative manner that would circumvent the applicability of clauses (i) through (iii)). All such information provided in connection with this Agreement shall be held confidential in accordance with the terms of the Confidentiality Agreement.

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(c)          No investigation pursuant to this Section 5.5 or information provided, made available or delivered to Bishop or Rook, as the case may be, pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of the parties hereunder and no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.

Section 5.6           Reasonable Best Efforts.

(a)          Upon the terms and subject to the conditions set forth in this Agreement, until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable to consummate and make effective the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated by this Agreement (other than waiving any conditions to Closing set forth in Article VI), including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from non-Governmental Entity third parties necessary, proper or advisable to consummate and make effective the Merger, the Share Issuance and the Charter Amendment and the other transactions contemplated by this Agreement, (ii) obtain all necessary actions or non-actions, waivers, consents, clearances, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings with, and take all steps as may be necessary to avoid any Action by, any Governmental Entity, including filings under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and under any applicable foreign Antitrust Laws with any applicable foreign Governmental Entity and (iii) execute and deliver any additional instruments, in each case as necessary, proper or advisable to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as the other party may reasonably request in connection with the foregoing and will cooperate in responding to any inquiry from a Governmental Entity, including promptly (and in no event later than two (2) Business Days) informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Entity, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Entity with respect to this Agreement.

(b)          Bishop and Rook shall (i) file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice any notifications required to be filed pursuant to and in compliance with the HSR Act as promptly as practicable after the date of this Agreement (but in no event later than ten (10) Business Days after the date of this Agreement); (ii) if required, file with the Mexican Federal Economic Competition Commission (Comisión Federal de Competencia Económica) any notification required to be filed pursuant to and in compliance with the Federal Economic Competition Law of Mexico (Ley Federal de Competencia Económica) (“Mexican Competition Law”), as promptly as practicable after the date of this Agreement; and (iii) use reasonable best efforts to obtain early termination of any waiting period under the HSR Act and clearance under Mexican Competition Law, if required.

(c)          In furtherance of the foregoing, each of Bishop and Rook shall (and shall cause their respective Representatives to) promptly (i) supply the other with any information or reasonable assistance required or reasonably requested in order to effectuate any of the obligations set forth in this Section 5.6, (ii) supply any additional information or materials which are required or reasonably requested by any Governmental Entity of competent jurisdiction in connection with the transactions contemplated hereby, except to the extent both Bishop and Rook otherwise agree, (iii) subject to any restrictions under applicable Law, jointly participate in any communication, meeting or other contact with any Governmental Entity in connection with this Agreement or any of the transactions contemplated hereby and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Bishop or the company, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated hereby.

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Section 5.7           Takeover Laws. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Law is or becomes applicable to this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby, use their reasonable best efforts to ensure that the Merger, the Share Issuance, the Charter Amendment and the other transactions contemplated hereby or thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Rook Stockholders Agreement or the Bishop Stockholders Agreement, the Merger, the Share Issuance, the Charter Amendment or any of the other transactions contemplated hereby or thereby.

Section 5.8           Stockholder Litigation. Each of Rook and Bishop shall cooperate with the other in the defense or settlement of any Action relating to the transactions contemplated by this Agreement which is brought or threatened in writing against (a) Bishop, any of its Subsidiaries and/or any of their respective directors or officers, or (b) Rook, any of its Subsidiaries and/or any of their respective directors or officers. Such cooperation between the parties shall include (i) keeping the other party reasonably and promptly informed of any developments in connection with any such Action, (ii) utilizing counsel reasonably agreeable to both Bishop and Rook (such agreement to counsel not to be unreasonably withheld, condition or delayed) and (iii) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.9           Notification of Certain Matters. In addition to the notification requirements set forth in Section 5.4, Rook and Bishop shall promptly notify each other upon obtaining knowledge of (a) any Action described in Section 5.8, (b) any change, condition or event that to its knowledge would prevent or would reasonably be expected to prevent that satisfaction of any condition set forth in Article VI or (c) any written notice received by such party from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such notice or the failure of such party to obtain such consent would reasonably be expected to be material to Rook, the Surviving Corporation or Bishop; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

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Section 5.10         Employee Benefits and Related Matters.

(a)          From and after the Effective Time, Bishop shall honor, or shall cause one of its Subsidiaries (including the Surviving Corporation) to honor, all contractual obligations under the Bishop Plans and Rook Plans, including, without limitation, all such contractual obligations as set forth on Section 5.10(a) of the Bishop Disclosure Letter. For all purposes under the employee benefit plans of Bishop and its Subsidiaries (including the Surviving Corporation) providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), and subject to applicable Law, each Continuing Employee shall be credited with his or her years of service with Rook, Bishop or any of their respective Subsidiaries, as the case may be, before the Effective Time for purposes of eligibility and vesting, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Rook Plans or Bishop Plans, as applicable, except to the extent such credit would result in a duplication of benefits and except for benefit accruals under any defined benefit pension plan or post-retirement health, welfare or life insurance plan. In addition, and without limiting the generality of the foregoing, and subject to any applicable Law: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Rook Plan or Bishop Plan, as applicable, in which such Continuing Employee participated immediately before the Effective Time; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Bishop or the Surviving Corporation, as applicable, shall use reasonable best efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and Bishop or the Surviving Corporation, as applicable, shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(b)          Nothing contained in this Section 5.10, whether express or implied, (i) shall cause either Bishop or any of its Affiliates to be obligated to continue to employ any Person for any period of time following the Effective Time, (ii) shall prevent Bishop or its Affiliates from revising, amending or terminating any Bishop Plan, Rook Plan or any other employee benefit plan, program or policy in effect from time to time, (iii) shall be construed as an amendment of any Rook Plan or Bishop Plan, or (iv) shall create any third-party beneficiary rights in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of Rook or of Bishop or of any of their respective Subsidiaries (including any beneficiary or dependent of such individual).

Section 5.11         Indemnification, Exculpation and Insurance.

(a)          Bishop, Rook and Merger Sub each agrees that all rights to indemnification and exculpation now existing in favor of the current or former directors or officers (the “Rook D&O Indemnified Parties”) of Rook or its Subsidiaries as provided in the Rook Charter, the Rook Bylaws, the organizational documents of Rook’s Subsidiaries or in any contract to which Rook or any of its Subsidiaries is a party as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time, whether claimed prior to, at or after the Effective Time (including matters arising in connection with the transactions contemplated hereby), shall be assumed by the Surviving Corporation and shall continue in full force and effect following the Effective Time. From and after the Effective Time, Bishop shall cause the Surviving Corporation to indemnify, defend and hold harmless, and advance expenses to Rook D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that Rook would be permitted by applicable Law and to the fullest extent required by the Rook Charter, the Rook Bylaws, the organizational documents of Rook’s Subsidiaries or in any contract to which Rook or any of its Subsidiaries is a party as in effect on the date of this Agreement; provided, that any Rook D&O Indemnified Party to whom expenses are advanced agrees to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Rook D&O Indemnified Party is not ultimately entitled. For a period of six (6) years from and after the Effective Time, Bishop shall cause the organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Rook D&O Indemnified Parties than those set forth in the Rook Charter and the Rook Bylaws as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Rook D&O Indemnified Parties.

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(b)          Bishop, Rook and Merger Sub each agrees that all rights to indemnification and exculpation now existing in favor of the current or former directors or officers (the “Bishop D&O Indemnified Parties”) of Bishop or its Subsidiaries as provided in the Bishop Charter, the Bishop Bylaws, the organizational documents of Bishop’s Subsidiaries or in any contract to which Bishop or any of its Subsidiaries is a party as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time, whether claimed prior to, at or after the Effective Time (including matters arising in connection with the transactions contemplated hereby), shall continue in full force and effect following the Effective Time. From and after the Effective Time, Bishop shall indemnify, defend and hold harmless, and advance expenses to the Bishop D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that Bishop would be permitted by applicable Law and to the fullest extent required by the Bishop Charter, the Bishop Bylaws or in any contract to which Bishop or any of its Subsidiaries is a party as in effect on the date of this Agreement; provided, that any Bishop D&O Indemnified Party to whom expenses are advanced agrees to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Bishop D&O Indemnified Party is not ultimately entitled. For a period of six (6) years from and after the Effective Time, Bishop shall cause the organizational documents of Bishop to contain provisions with respect to indemnification, advancement of expenses and limitation of director and officer liability that are no less favorable to the Bishop D&O Indemnified Parties than those set forth in the Bishop Charter and the Bishop Bylaws as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Bishop D&O Indemnified Parties.

(c)          Unless Rook shall have purchased a “tail” policy prior to the Effective Time as provided below, for a period of six (6) years after the Effective Time, Bishop shall cause to be maintained in effect for the benefit of the Rook D&O Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Rook that provides coverage for acts or omissions occurring prior to the Effective Time (the “Rook D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policy of Rook on terms with respect to coverage and in amounts no less favorable than those of Rook’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Bishop shall not be required to pay an annual premium for the Rook D&O Insurance in excess of 300% of the annual premium currently paid by Rook for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, Bishop shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. Bishop’s obligations under this Section 5.11(c) may be satisfied by Rook purchasing, with the prior written consent of Bishop (not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time, a “tail” policy which (i) has an effective term of six (6) years from the Effective Time, and (ii) covers each person covered by Rook’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring prior to the Effective Time.

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(d)          Unless Bishop shall have purchased a “tail” policy prior to the Effective Time as provided below, for a period of six (6) years after the Effective Time, Bishop shall cause to be maintained in effect for the benefit of the Bishop D&O Indemnified Parties an insurance and indemnification policy with an insurer with the same or better credit rating as the current carrier for Bishop that provides coverage for acts or omissions occurring prior to the Effective Time (the “Bishop D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policy of Rook on terms with respect to coverage and in amounts no less favorable than those of Bishop’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that Bishop shall not be required to pay an annual premium for the Bishop D&O Insurance in excess of 300% of the annual premium currently paid by Bishop for such coverage; and provided, further, that if any annual premium for such insurance coverage exceeds 300% of such annual premium, Bishop shall obtain as much coverage as reasonably practicable for a cost not exceeding such amount. Bishop’s obligations under this Section 5.11(d) may be satisfied by Bishop purchasing, with the prior written consent of Rook (not to be unreasonably withheld, delayed or conditioned) prior to the Effective Time, a “tail” policy which (i) has an effective term of six (6) years from the Effective Time, and (ii) covers each person covered by Bishop’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring prior to the Effective Time.

(e)          In the event that Bishop, the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor and assign of Bishop, the Surviving Corporation or any of their respective successors or assigns assumes the obligations set forth in this Section 5.11.

(f)          The Rook D&O Indemnified Parties and the Bishop D&O Indemnified Parties to whom this Section 5.11 applies shall, from and after the Effective Time, be third-party beneficiaries of this Section 5.11. Notwithstanding any other provision of this Agreement, the provisions of this Section 5.11 shall survive consummation of the Merger and are intended to be for the benefit of, and, from and after the Effective Time, will be enforceable by, each of Rook D&O Indemnified Parties and the Bishop D&O Indemnified Parties, his or her heirs and his or her legal representatives.

Section 5.12         Public Announcements. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release mutually agreed upon by Bishop and Rook. Thereafter, except for any press release or other public statements disclosing an Adverse Recommendation Change or information related thereto, Bishop and Rook shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger, the Charter Amendment, the Class B Conversion, the Reverse Split, the Share Issuance and the other transactions contemplated hereby, and the parties shall not issue any such press release or make any public statement with respect to this Agreement, the Merger, the Charter Amendment, the Class B Conversion, the Reverse Split, the Share Issuance or any of the other transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned, except that no consent shall be required to the extent such disclosure may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case each party shall use reasonable best efforts to allow the other party reasonable time to comment on such release or statement in advance of such issuance). In addition, notwithstanding the foregoing, each of the parties may communicate to its employees, consultants, customers, suppliers and distributors provided that such communication is consistent with a communications plan previously agreed to by Bishop and Rook in which case such communications may be made consistent with such plan.

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Section 5.13         Rule 16b-3. Prior to the Effective Time, each of Bishop and Rook shall take all such steps as may be reasonably necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Rook Common Stock (including derivative securities with respect to such Rook Common Stock) or acquisitions of Bishop Common Stock (including derivative securities with respect to such Bishop Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Rook, or who will become subject to such reporting requirements with respect to Bishop, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14         Tax Matters.

(a)          Each of Bishop and Rook shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions described in Sections 6.2(e) and 6.3(e) (and any similar opinions required to be attached as exhibits to the Form S-4), including by delivering to each of Kirkland & Ellis LLP (“Kirkland”) and Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) a tax representation letter dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer, containing customary representations, warranties and covenants, and in form and substance reasonably satisfactory to Kirkland and Fried Frank.

(b)          Each of Bishop and Rook shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to, or fail to take any action which failure is reasonably likely to, prevent or impede the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code or the issuance of any of the Tax opinions described in Section 5.14(a).

(c)          For U.S. federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of Code, and this Agreement is intended to constitute, and is hereby adopted by Bishop, Merger Sub and Rook as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 368, 354 and 361 of the Code.

(d)          Any liability arising out of any documentary, sales, use, real property transfer, registration, transfer, stamp, recording or other similar Tax with respect to the transactions contemplated by this Agreement shall be borne by the Surviving Corporation and expressly shall not be a liability of the stockholders of Rook.

Section 5.15         Merger Sub. Bishop will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 5.16         Stock Exchange Listing and Delisting. Bishop shall use its reasonable best efforts to cause the shares of Bishop Common Stock issuable to stockholders of Rook in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Bishop and Rook shall cooperate with each other in taking all necessary actions to delist the Rook Common Stock from the NYSE and to terminate the registration of the Rook Common Stock as of, or as promptly as practicable after, the Effective Time.

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Section 5.17         Stockholders Agreements. Prior to Effective Time, without the prior written approval of Rook, Bishop shall not modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under, or agree to modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under the Rook Stockholders Agreement. Prior to Effective Time, without the prior written approval of Bishop, Rook shall not modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under, or agree to modify, amend, terminate, or cancel or waive, or release or otherwise forego any right under, the Bishop Stockholders Agreement.

Section 5.18         Indebtedness.

(a)          Prior to the Closing Date, each party shall provide, and shall use reasonable best efforts to cause its Subsidiaries and Representatives to provide, on a timely basis, to the other party all cooperation reasonably requested by the other party that is necessary, advisable or customary in connection with any amendment, supplement or replacement of any, or any new, Indebtedness (including, for avoidance of doubt, capital and operating leases and receivables financing) if such Indebtedness is expected to be outstanding after Closing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the parties and their respective Subsidiaries and provided that none of the parties or any of their respective Subsidiaries shall be required to enter into any agreements in connection therewith that would be binding if the Closing does not occur). Without limiting the generality of the foregoing, but in each case subject to clause (c) below, such cooperation and reasonable best efforts for purposes of this Section 5.18 shall include the following, in each case to the extent reasonably requested: (i) subject to customary confidentiality arrangements, providing the other party and the potential financing sources and their respective agents with (A) the financial statements and other financial information regarding the party and its Subsidiaries that would customarily be derived from the financial statements of such party in transactions of this type and (B) such financial information that would customarily be derived from the financial statements of such party in transactions of this type related to the party and its Subsidiaries as is reasonably required in connection with such amendment, supplement or replacement or new Indebtedness; (ii) participating (including by making members of senior management with appropriate seniority and expertise, reasonably available to participate) in customary syndication and marketing activities, including sessions with the ratings agencies; (iii) reasonably cooperating with the potential financing sources' and their respective agents' due diligence; (iv) reasonably cooperating with any marketing efforts; (v) assisting in the preparation of customary bank information memoranda, lender presentations and other materials to the extent required in connection with such amendment, supplement or replacement or new Indebtedness; (vi) assisting in preparation of pro forma financial statements and pro forma financial information to the extent required in connection with such amendment, supplement or replacement or new Indebtedness; (vii) using reasonable best efforts to provide (including using reasonable best efforts to obtain such documents from its advisors) customary certificates and other customary closing documents as may be reasonably requested by the potential financing sources; and (vii) causing the taking of customary corporate actions reasonably necessary and within the control of the party to permit the completion of any such amendment, supplement or replacement or new Indebtedness.

(b)          Prior to the Closing Date, with respect to those outstanding letters of credit (x) provided for the account of Rook or the applicable Rook Subsidiaries issued under the Amended and Restated Credit Agreement, dated as of October 21, 2013 (as amended or modified), among Rook, the lenders and others party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, and listed in Section 5.18(b) of the Rook Disclosure Letter or otherwise agreed by Bishop, and (y) that are required by Law or by Contract binding upon Rook or any of its Subsidiaries to remain outstanding following the Effective Time, the parties shall cooperate, as is reasonably necessary, to cause (i) the replacement of any such letter of credit, (ii) the “rolling” of any such letter of credit into or the “backstop” of any or all such letters of credit by the “L/C Issuer” under and as defined in, the Fourth Amended and Restated Credit Agreement, dated as of July 27, 2015 (as amended or modified), among Bishop, the lenders and others party thereto and Bank of America, N.A., as administrative agent and collateral agent and/or (iii) Rook providing cash or other collateral or credit back-stop satisfactory to the bank issuing any such letter of credit.

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(c)          For the avoidance of doubt, the parties agree and acknowledge that the foregoing shall not be construed as a condition to the parties’ obligations to consummate any of the Transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 5.18, (i) none of Bishop, Rook, any of their respective Subsidiaries or any of their respective directors or officers shall be obligated to take any corporate or organizational action (including by resolution or consent) approving, adopting, authorizing, executing or delivering, any document or any Contract relating to any such amendment, supplement or replacement or new Indebtedness or with respect to any letters of credit described in clause (b) above, unless such documents are contingent upon the Closing and shall not become effective until the Effective Time or thereafter, (ii) no obligation of the parties or any of their respective Subsidiaries under any agreement, certificate, document or instrument shall be effective until the Effective Time (and nothing contained in this Section 5.18 or otherwise shall require the parties or any of their Subsidiaries, prior to the Effective Time, to be an obligor with respect thereto) and (iii) none of Bishop, Rook or any of their respective Subsidiaries or Representatives shall be required to pay or incur any liability for any commitment or other fee or pay or incur any other liability in connection with the foregoing prior to the Effective Time (other than fees, payments or liabilities which are contingent on the Closing or that would be effective after the Closing, or that are promptly reimbursed by the other party).

Article VI
CONDITIONS PRECEDENT

Section 6.1           Conditions to Each Party’s Obligation to Effect the Merger and the Charter Amendment. The respective obligations of each party to effect the Charter Amendment, the Merger and the Share Issuance is subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Rook and Bishop at or prior to the Closing of the following conditions:

(a)          Rook Stockholder Approval. The Rook Stockholder Approval shall have been obtained.

(b)          Bishop Stockholder Approval. The Bishop Stockholder Approval shall have been obtained.

(c)          HSR Act and Mexican Competition Law. Any applicable waiting period (and any extension thereof) under the HSR Act and, if required, Mexican Competition Law relating to the transactions contemplated by this Agreement, shall have expired or been terminated; and any required approvals under Mexican Competition Law relating to the transactions contemplated by this Agreement have been obtained or deemed to have been obtained.

(d)          No Injunctions or Legal Restraints; Illegality. No temporary restraining order, injunction or other judgment, order or decree issued by any Governmental Entity of competent jurisdiction shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, restrains, enjoins, prohibits or makes illegal the consummation of the Charter Amendment or the Merger.

(e)          Registration. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and be in effect and no proceedings for that purpose shall have been initiated and be pending.

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(f)          NYSE Listing. The shares of Bishop Common Stock issuable to the stockholders of Rook as provided for in Article II and, after the Effective Time, in respect of Rook Equity Awards shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2           Conditions to the Obligations of Bishop and Merger Sub. The obligation of Bishop and Merger Sub to effect the Charter Amendment, the Merger and the Share Issuance is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Bishop, at or prior to the Closing, of the following conditions:

(a)          Representations and Warranties. (i) Each of the representations and warranties of Rook set forth in the first two sentences of Section 3.2(a) shall be true and correct in all respects, as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date) other than in each case for de minimis inaccuracies; (ii) each of the representations and warranties of Rook set forth in Sections 3.4, 3.21, and 3.24 shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and (iii) each of the representations and warranties of Rook set forth in this Agreement (other than the first two sentences of Section 3.2(a) and Sections 3.4, 3.21, and 3.24) shall be true and correct (without giving effect to any materiality, Rook Material Adverse Effect or similar qualifiers) as of the date hereof and as of the Closing Date, as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date) except for such inaccuracies as have not had and would not reasonably be expected to have, individually or in the aggregate, a Rook Material Adverse Effect.

(b)          Performance of Obligations of Rook. Rook shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Absence of Rook Material Adverse Effect. Since the date of this Agreement, there shall not have been any Rook Material Adverse Effect.

(d)          Officers’ Certificate. Bishop shall have received a certificate signed by a senior executive officer of Rook on behalf of Rook, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.2(a), 6.2(b) and 6.2(c).

(e)          Tax Opinion. Bishop shall have received a written opinion of Kirkland, dated as of the Closing Date and in form and substance reasonably satisfactory to Bishop, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Kirkland shall be entitled to receive and rely upon customary assumptions, representations, warranties and covenants, including those contained in this Agreement and in the tax representation letters described in Section 5.14.

Section 6.3           Conditions to the Obligations of Rook. The obligation of Rook to effect the Merger is also subject to the satisfaction, or (to the extent permitted by applicable Law) waiver by Rook, at or prior to the Closing, of the following conditions:

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(a)          Representations and Warranties. (i) Each of the representations and warranties of Bishop and Merger Sub set forth in the first two sentences of Section 4.2(a) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date) other than in each case for de minimis inaccuracies; (ii) each of the representations and warranties of Bishop and Merger Sub set forth in Sections 4.4, 4.21, 4.24 and 4.27 shall be true and correct in all material respects as of the date hereof and as of the Closing Date as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct in all material respects as of such earlier date); and (iii) each of the representations and warranties of Bishop and Merger Sub set forth in this Agreement (other than the first two sentences of Section 4.2(a) and Sections 4.4, 4.21, 4.24 and 4.27) shall be true and correct (without giving effect to any materiality, Bishop Material Adverse Effect or similar qualifiers) as of the date hereof and as of the Closing Date, as if made anew as of the Closing Date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case they shall be true and correct as of such earlier date) except for such inaccuracies as have not had and would not reasonably be expected to have, individually or in the aggregate, a Bishop Material Adverse Effect.

(b)          Performance of Obligations of Bishop and Merger Sub. Each of Bishop and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)          Absence of Bishop Material Adverse Effect. Since the date of this Agreement, there shall not have been any Bishop Material Adverse Effect.

(d)          Officers’ Certificate. Rook shall have received a certificate signed by a senior executive officer of each of Bishop and Merger Sub on behalf of Bishop and Merger Sub, respectively, dated as of the Closing Date, certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

(e)          Tax Opinion. Rook shall have received a written opinion of Fried Frank, dated as of the Closing Date and in form and substance reasonably satisfactory to Rook, to the effect that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Fried Frank shall be entitled to receive and rely upon customary assumptions, representations, warranties and covenants, including those contained in this Agreement and in the tax representation letters described in Section 5.14.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination. This Agreement may be terminated and the Merger, the Share Issuance and the Charter Amendment may be abandoned at any time prior to the Effective Time, whether before or after the Rook Stockholder Approval or the Bishop Stockholder Approval has been obtained, except as otherwise expressly noted (with any termination by Bishop also being an effective termination by Merger Sub):

(a)          by mutual written consent of Bishop and Rook;

(b)          by either Bishop or Rook:

(i)          if the Closing shall not have occurred on or before January 18, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any of such party’s obligations under this Agreement was the principal cause of the failure of the Closing to have occurred by the Outside Date;

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(ii)         if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule, Law or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the Charter Amendment, the Share Issuance or the Merger and such judgment, order, injunction, rule, Law, decree or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any of such party’s obligations under this Agreement was the principal cause of such judgment, order, injunction, rule, Law, decree or other action;

(iii)        if the Rook Stockholder Approval shall not have been obtained at the Rook Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval and adoption of this Agreement and the transactions contemplated hereby was taken;

(iv)        if the Bishop Stockholder Approval shall not have been obtained at the Bishop Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Charter Amendment and the Share Issuance was taken;

(c)          by Bishop, if Rook shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Rook shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the receipt of written notice by Rook from Bishop of such breach or failure; provided, however, that Bishop shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if, at the time of delivery of such written notice, Bishop or Merger Sub shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of their representations or warranties shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing, would result in the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b);

(d)          by Bishop, if the board of directors of Rook shall have effected an Adverse Recommendation Change;

(e)          by Bishop, at any time prior to receiving the Bishop Stockholder Approval, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(d) (it being understood that Bishop shall enter into a definitive Acquisition Agreement providing for such Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Bishop Termination Fee shall be paid pursuant to Section 7.3 prior to or concurrently with the termination of this Agreement by Bishop pursuant to this Section 7.1(e);

(f)          by Rook, if Bishop or Merger Sub shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement, or if any representation or warranty of Bishop or Merger Sub shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or 6.3(b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) thirty (30) days after the receipt of written notice by Bishop from Rook of such breach or failure; provided, however, that Rook shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if, at the time of delivery of such written notice, it shall have materially breached or failed to perform any of its covenants or agreements set forth in this Agreement or any of its representations or warranties shall have been untrue as of the date hereof or shall thereafter have become untrue, which breach or failure to perform or to be or remain true, either individually or in the aggregate, if occurring or continuing at the Closing, would result in the failure of any of the conditions set forth in Section 6.2(a) or 6.2(b);

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(g)          by Rook, if the board of directors of Bishop shall have effected an Adverse Recommendation Change; or

(h)          by Rook, at any time prior to receiving the Rook Stockholder Approval, in order to enter into a definitive Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.2(d) (it being understood that Rook shall enter into a definitive Acquisition Agreement providing for such Superior Proposal substantially concurrently with the termination of this Agreement); provided, that the Rook Termination Fee shall be paid pursuant to Section 7.3 prior to or concurrently with the termination of this Agreement by Rook pursuant to this Section 7.1(h).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall provide written notice of termination to the other party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and any such termination in accordance with this Section 7.1 shall be effective immediately upon delivery of such written notice to the other party.

Section 7.2           Notice of Termination; Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no force or effect, without any liability or obligation on the part of Bishop, Merger Sub or Rook or any of their respective Representatives or Affiliates, provided, however, that notwithstanding the foregoing:

(a)          the Confidentiality Agreement and the provisions of the second sentence of Section 5.5(a) (Access to Information; Confidentiality), the second sentence of Section 5.5(b) (Access to Information; Confidentiality), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), the applicable provisions of Section 8.3 (Certain Definitions), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.11 (Currency), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof; and

(b)          no such termination shall relieve any party from any liability for damages resulting from any knowing and material breach of any of its covenants or agreements in this Agreement prior to such termination or from amounts payable pursuant to Section 7.3, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 7.3           Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Closing occurs.

(a)          In the event this Agreement is terminated by Rook pursuant to Section 7.1(h), Rook shall pay to Bishop the Rook Termination Fee by wire transfer of immediately available funds to the account designated by Bishop prior to or concurrently with the termination of this Agreement.

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(b)          In the event that (i) an Acquisition Proposal is made directly to Rook’s stockholders or is otherwise publicly disclosed or is made to Rook or the board of directors of Rook and such Acquisition Proposal shall not have been withdrawn prior to the Rook Stockholders Meeting, (ii) this Agreement is terminated by Bishop or Rook pursuant to Section 7.1(b)(iii), and (iii) within one year after the date of any such termination, Rook enters into an a definitive agreement providing for an Acquisition Proposal or a transaction providing for an Acquisition Proposal is otherwise consummated (provided that for purposes of this Section 7.3(b), each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed a reference to fifty percent (50%)) then, in any such event, Rook shall pay to Bishop the Rook Termination Fee by wire transfer of immediately available funds to the account designated by Bishop within three (3) Business Days following the consummation of such transaction.

(c)          In the event that (i) an Acquisition Proposal is made directly to Rook’s stockholders or is otherwise publicly disclosed or is made to Rook or the board of directors of Rook and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement by Bishop pursuant to Section 7.1(c), (ii) this Agreement is terminated by Bishop pursuant to Section 7.1(c), and (iii) within one (1) year after the date of any such termination, Rook enters into a definitive agreement providing for an Acquisition Proposal or a transaction providing for an Acquisition Proposal is otherwise consummated (provided that for purposes of this Section 7.3(c), each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed a reference to fifty percent (50%)) then, in any such event, Rook shall pay to Bishop the Rook Termination Fee by wire transfer of immediately available funds to the account designated by Bishop within three (3) Business Days following the consummation of such transaction.

(d)          In the event that this Agreement is terminated by Bishop pursuant to Section 7.1(d), Rook shall pay to Bishop the Rook Termination Fee by wire transfer of immediately available funds to the account designated by Bishop within three (3) Business Days of such termination.

(e)          In the event that this Agreement is terminated by Bishop pursuant to Section 7.1(e), Bishop shall pay to Rook the Bishop Termination Fee by wire transfer of immediately available funds to the account designated by Rook prior to or concurrently with the termination of this Agreement.

(f)          In the event that (i) an Acquisition Proposal is made directly to Bishop’s stockholders or is otherwise publicly disclosed or is made to Bishop or the board of directors of Bishop and such Acquisition Proposal shall not have been withdrawn prior to the Bishop Stockholders Meeting, (ii) this Agreement is terminated by Bishop or Rook pursuant to Section 7.1(b)(iv), and (iii) within one (1) year after the date of any such termination, Bishop enters into a definitive agreement providing for an Acquisition Proposal or a transaction providing for an Acquisition Proposal is otherwise consummated (provided that for purposes of this Section 7.3(f)), each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed a reference to fifty percent (50%)) then, in any such event, Bishop shall pay to Rook the Bishop Termination Fee by wire transfer of immediately available funds to the account designated by Rook within three (3) Business Days following the consummation of such transaction.

(g)          In the event that (i) an Acquisition Proposal is made directly to Bishop’s stockholders or is otherwise publicly disclosed or is made to Bishop or the board of directors of Bishop and such Acquisition Proposal shall not have been withdrawn prior to the termination of this Agreement by Rook pursuant to Section 7.1(f), (ii) this Agreement is terminated by Rook pursuant to Section 7.1(f), and (iii) within one (1) year after the date of any such termination, Bishop enters into a definitive agreement providing for an Acquisition Proposal or a transaction providing for an Acquisition Proposal is consummated (provided that for purposes of this Section 7.3(g), each reference to twenty percent (20%) in the definition of Acquisition Proposal shall be deemed a reference to fifty percent (50%)) then, in any such event, Bishop shall pay to Rook the Bishop Termination Fee by wire transfer of immediately available funds to the account designated by Bishop within three (3) Business Days following the consummation of such transaction.

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(h)          In the event this Agreement is terminated by Rook pursuant to Section 7.1(g), Bishop shall pay to Rook the Bishop Termination Fee by wire transfer of immediately available funds to the account designated by Rook prior to or concurrently with the termination of this Agreement.

(i)          In the event that Bishop or Rook terminates this Agreement pursuant to Section 7.1(b)(iii), then Rook shall pay to Bishop the Rook Expense Reimbursement; provided that the payment by Rook of the Rook Expense Reimbursement shall not relieve Rook of any subsequent obligation to pay the Rook Termination Fee pursuant to this Section 7.3. In the event Rook pays to Bishop the Rook Expense Reimbursement pursuant to this Section 7.3(i), the amount of such Rook Expense Reimbursement actually paid shall be credited against any Rook Termination Fee subsequently payable by Rook pursuant to this Section 7.3.

(j)          In the event that Bishop or Rook terminates this Agreement pursuant to Section 7.1(b)(iv), then Bishop shall pay to Rook the Bishop Expense Reimbursement; provided that the payment by Bishop of the Bishop Expense Reimbursement shall not relieve Bishop of any subsequent obligation to pay the Bishop Termination Fee pursuant to this Section 7.3. In the event Bishop pays to Rook the Bishop Expense Reimbursement pursuant to this Section 7.3(j), the amount of such Bishop Expense Reimbursement actually paid shall be credited against any Bishop Termination Fee subsequently payable by Bishop pursuant to this Section 7.3.

(k)          Each of the parties hereto acknowledges that the agreements contained in this Section 7.3 are a material inducement to the entry into this Agreement by the other parties hereto. Accordingly, (i) if Rook shall fail to pay the Rook Termination Fee or the Rook Expense Reimbursement when due, Rook shall reimburse Bishop for all reasonable costs and expenses incurred by Bishop (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of this Section 7.3 and pay to Bishop any interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal and (ii) if Bishop shall fail to pay the Bishop Termination Fee or the Bishop Expense Reimbursement when due, Bishop shall reimburse Rook for all reasonable costs and expenses incurred by Rook (including reasonable fees and expenses of counsel) in connection with the collection and enforcement of this Section 7.3 and pay to Rook any interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate. Each party further acknowledges that none of the Bishop Termination Fee, the Bishop Expense Reimbursement, the Rook Termination Fee or the Rook Expense Reimbursement is a penalty, but rather a reasonable amount that will compensate the applicable party for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Each of the parties further acknowledges and agrees that (A) receipt of the Rook Termination Fee and/or the Rook Expense Reimbursement, as applicable, together with the costs and expenses payable pursuant to this Section 7.3(k), shall be the sole and exclusive monetary remedy available to Bishop, Merger Sub, their Affiliates and their respective Representatives against Rook, its Affiliates and their respective Representatives with respect to this Agreement and the transactions contemplated hereby in the circumstances in which any such payment is payable and (B) receipt of the Bishop Termination Fee and/or the Bishop Expense Reimbursement, as applicable, together with the costs and expenses payable pursuant to this Section 7.3(k) and any amount payable pursuant to the Bishop Support Agreement, shall be the sole and exclusive monetary remedy available to Rook, its Affiliates and their respective Representatives against Bishop, Merger Sub, their Affiliates and their respective Representatives with respect to this Agreement and the transactions contemplated hereby in the circumstances in which any such payment is payable. In no event shall Rook be obligated to pay the Rook Termination Fee or the Rook Expense Reimbursement more than once, and in no event shall Bishop be obligated to pay the Bishop Termination Fee or the Bishop Expense Reimbursement more than once.

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Section 7.4           Amendment or Supplement. Subject to applicable Law, this Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective boards of directors at any time prior to the Effective Time, whether before or after the Rook Stockholder Approval and/or the Bishop Stockholder Approval has been obtained. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5           Extension of Time; Waiver. The parties may, by action taken or authorized by their respective boards of directors, subject to applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article VIII
GENERAL PROVISIONS

Section 8.1           Non-Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as provided in Section 7.2, the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this Section 8.1 shall not limit any covenants or agreements of the parties that by their terms apply, or are to be performed in whole or in part, after the Effective Time or after the termination of this Agreement.

Section 8.2           Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier (providing written proof of delivery) or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

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(i)          if to Bishop or Merger Sub or the Surviving Corporation, to:

Swift Transportation Company
2200 S. 75th Avenue

Phoenix, Arizona 85043

Attention: General Counsel
Facsimile: (623) 907-7464

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022
Attention: Daniel E. Wolf

Michael P. Brueck

Claire E. James

Facsimile: (212) 446-4900

(ii)         if to Rook, to:

Knight Transportation, Inc.
20002 North 19th Avenue

Phoenix, Arizona 85027
Attention: General Counsel
Facsimile: (480) 425-3998

with a copy (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza

New York, NY 10004-1980
Attention: Philip Richter
Facsimile: (212) 859-4000

provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day.

Section 8.3           Certain Definitions. For purposes of this Agreement:

(a)          “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b)          “Bishop Expense Reimbursement” means an amount equal to the reasonable and documented out-of-pocket expenses incurred by Rook in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $10,000,000.

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(c)          “Bishop Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Bishop and its Subsidiaries, taken as a whole, or the ability of Bishop to consummate the Merger, the Share Issuance or the Charter Amendment; provided that any event, change, occurrence or effect resulting from the following will be excluded from the determination of Bishop Material Adverse Effect: (A) events, changes, effects or conditions generally affecting the industries or markets in which Bishop or its Subsidiaries operate, (B) any acts of God, natural disasters, the outbreak or escalation of war, armed hostilities or acts of terrorism, (C) changes in Law or GAAP or the interpretation or enforcement of either or (D) the negotiation, execution, consummation, existence, delivery, performance or announcement of this Agreement (provided that the exceptions in this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Bishop Stockholders Agreement or the Rook Stockholders Agreement, the performance of the obligations hereunder or thereunder the consummation of the transactions contemplated hereby or thereby); (E) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Bishop or its Subsidiaries conduct business; (F) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement (or any public disclosure relating to such litigation); (G) any changes in the market price or trading volume of Bishop Common Stock, any failure by Bishop or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial or operating projections or forecasts for any period, any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Bishop or any of its Subsidiaries (provided that, in each case, such exclusion will not apply to the underlying causes of any such changes or failure to the extent not otherwise falling within any of the exceptions described in clauses (A) through (H)) or (H) any matter disclosed in the Bishop Disclosure Letter; provided, however, that the impact of any event, change, occurrence or effect described in clause (A), (B), (C) or (E) may be included for purposes of determining whether a Bishop Material Adverse Effect has occurred or would reasonably be expected to occur if such event, change, occurrence or effect has or is reasonably expected to have a disproportionately adverse effect on Bishop and its Subsidiaries, taken as a whole, as compared to Rook and its Subsidiaries, taken as a whole (and then only to the extent of such disproportionate adverse effect);

(d)          “Bishop Stockholder Approval” means the affirmative vote of (i) the holders of a majority of the voting power of the outstanding shares of Bishop Common Stock and Bishop Class B Common Stock, voting together (with each share of Bishop Common Stock entitled to one vote and each share of Bishop Class B Common Stock entitled to two votes per share), approving and adopting the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and (ii) a majority of the votes cast at the Bishop Stockholders Meeting by holders of Bishop Common Stock and Bishop Class B Common Stock, voting together (with each share of Bishop Common Stock entitled to one (1) vote and each share of Bishop Class B Common Stock entitled to two votes per share), approving the Share Issuance;

(e)          “Bishop Stockholders Meeting” means a meeting of the stockholders of Bishop to be called to consider approving the Charter Amendment (as the components thereof may be combined or separately required to be proposed or presented) and the Share Issuance;

(f)          “Bishop Termination Fee” means $89,100,000.

(g)          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

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(h)          “Continuing Employee” means any employee of Bishop or Rook or their respective Subsidiaries immediately before the Effective Time who continues employment with Bishop or any of its subsidiaries (including the Surviving Corporation) after the Effective Time;

(i)          “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, credit arrangement or otherwise;

(j)          “ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code;

(k)          “Form S-4” means the registration statement on Form S-4, or, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Bishop under the Securities Act with respect to the shares of Bishop Common Stock to be issued to the stockholders of Rook in connection with the transactions contemplated by this Agreement;

(l)          “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts (other than installment contracts entered into in the Ordinary Course of business), (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(m)          “Intellectual Property Rights” means all trade names, trademarks, service marks, domain names, patents, copyrights, works of authorship, trade secrets, know-how and all other intellectual property and associated rights in any jurisdiction, and including, as applicable, any issuances and registrations and applications for issuance or registration of, and any renewals or foreign equivalents of, and goodwill associated with, any of the foregoing; in each case, to the extent recognized or otherwise protectable under applicable Law;

(n)          “Joint Proxy Statement/Prospectus” means the joint proxy statement/prospectus, including any amendments or supplements thereto, relating to the matters to be submitted to the Rook stockholders at the Rook Stockholders Meeting and to the Bishop stockholders at the Bishop Stockholders Meeting;

(o)          “knowing and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, if breaching this Agreement was the conscious object of the act or failure to act;

(p)          “knowledge” of a party means (i) with respect to Rook, the actual knowledge of the President and Chief Executive Officer, Chief Financial Officer and General Counsel and (ii) with respect to Bishop, the actual knowledge of the President and Chief Executive Officer, Chief Financial Officer and General Counsel;

(q)          “Merger Sub Stockholder Approval” means the approval of the holders of a majority of the outstanding shares of the common stock of Merger Sub approving and adopting this Agreement and the actions contemplated hereby;

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(r)          “NYSE” means the New York Stock Exchange;

(s)          “Ordinary Course” means consistent with past practices through the date of this Agreement;

(t)          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(u)          “Rook Expense Reimbursement” means an amount equal to the reasonable and documented out-of-pocket expenses incurred by Bishop in connection with this Agreement and the transactions contemplated by this Agreement, in an amount not to exceed $10,000,000.

(v)         “Rook Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Rook and its Subsidiaries, taken as a whole, or the ability of Rook to consummate the Merger; provided that any event, change, occurrence or effect resulting from the following will be excluded from the determination of Rook Material Adverse Effect: (A) events, changes, effects or conditions generally affecting the industries or markets in which Rook or its Subsidiaries operate, (B) any acts of God, natural disasters, the outbreak or escalation of war, armed hostilities or acts of terrorism, (C) changes in Law or GAAP or the interpretation or enforcement of either or (D) the negotiation, execution, consummation, existence, delivery, performance or announcement of this Agreement (provided that the exceptions in this clause (D) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty (or any portion thereof) is to address the consequences resulting from the execution and delivery of this Agreement, the Rook Support Agreement, the Bishop Support Agreement, the Bishop Stockholders Agreement or the Rook Stockholders Agreement, the performance of the obligations hereunder or thereunder the consummation of the transactions contemplated hereby or thereby); (E) general economic, regulatory or political conditions (or changes therein) or conditions (or changes therein) in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which Rook or its Subsidiaries conduct business; (F) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement (or any public disclosure relating to such litigation); (G) any changes in the market price or trading volume of Rook Common Stock, any failure by Rook or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial or operating projections or forecasts for any period, any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Rook or any of its Subsidiaries (provided that, in each case, such exclusion will not apply to the underlying causes of any such changes or failure to the extent not otherwise falling within any of the exceptions described in clauses (A) through (H)) or (H) any matter disclosed in the Rook Disclosure Letter; provided, however, that the impact of any event, change, occurrence or effect described in clause (A), (B), (C) or (E) may be included for purposes of determining whether a Rook Material Adverse Effect has occurred or would reasonably be expected to occur if such event, change, occurrence or effect has or is reasonably expected to have a disproportionately adverse effect on Rook and its Subsidiaries, taken as a whole, as compared to Bishop and its Subsidiaries, taken as a whole (and then only to the extent of such disproportionate adverse effect);

(w)          “Rook Stockholder Approval” means the approval of the holders of a majority of the outstanding shares of Rook Common Stock approving and adopting this Agreement and, to the extent required by applicable Law, the Charter Amendment;

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(x)          “Rook Stockholders Meeting” means a meeting of the stockholders of Rook to be called to consider approving and adopting this Agreement and the transactions contemplated hereby, including the Merger;

(y)          “Rook Termination Fee” means $75,300,000.

(z)          “SEC” means the U.S. Securities and Exchange Commission;

(aa)         “Share Issuance” means the issuance of shares of Bishop Common Stock pursuant to the Merger as contemplated by this Agreement or in respect of Rook Equity Awards after the Effective Time;

(bb)         “Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(cc)         “Tax” (including “Taxes”) means all federal, state, local, foreign and other income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, registration, value added, capital stock, environmental, alternative minimum, unclaimed property, estimated, social security (or similar), unemployment, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever payable to a Governmental Entity, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; and

(dd)         “Tax Return” means any return, declaration, report, statement, notice, certificate, election, information statement or other document filed or required to be filed with respect any Tax, including any claims for refunds of Taxes and any amendments, supplements, schedules or attachments to any of the foregoing.

Section 8.4           Interpretation. When a reference is made in this Agreement to a Section, Article, exhibit, annex or schedule, such reference shall be to a Section, Article, exhibit, annex or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in Rook Disclosure Letter or the Bishop Disclosure Letter are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in the Rook Disclosure Letter or the Bishop Disclosure Letter but not otherwise defined therein shall have the meanings as defined in this Agreement. The Rook Disclosure Letter and the Bishop Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. When used in reference to Rook or its Subsidiaries, the term “material” shall be measured against Rook and its Subsidiaries, taken as a whole. When used in reference to Bishop or its Subsidiaries, the term “material” shall be measured against Bishop and its Subsidiaries, taken as a whole. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

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Section 8.5           Entire Agreement. This Agreement, Rook Disclosure Letter, the Bishop Disclosure Letter and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all prior written agreements, arrangements, communications, representations, warranties and understandings and all prior and contemporaneous oral agreements, arrangements, communications, representations, warranties and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6           No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except that Rook D&O Indemnified Parties and the Bishop D&O Indemnified Parties (with respect to Section 5.11 from and after the Effective Time) shall be intended third-party beneficiaries of Section 5.11.

Section 8.7           Governing Law. EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF ARIZONA ARE MANDATORILY APPLICABLE TO THE MERGER AND THE TRANSACTIONS, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 8.8           Submission to Jurisdiction. The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery or, if such court shall lack subject matter jurisdiction, the United States District Court for the District of Delaware, solely in respect of the interpretation. Each of the parties agrees not to commence any action, suit or proceeding relating hereto except in the courts described above in the State of Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 8.2 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to deny or defeat personal jurisdiction, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, including by asserting (a) any claim that it is not personally subject to the jurisdiction of such courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 8.9           Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10         Specific Performance. Notwithstanding anything herein to the contrary, the parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) were not performed in accordance with the terms hereof. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post any bond or other security as a prerequisite to obtaining equitable relief.

Section 8.11         Currency. All references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12         Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and the relevant provision may be given effect to the fullest extent consistent with applicable Law.

Section 8.13         Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15         Facsimile or PDF Signature. This Agreement may be executed by facsimile signature or by emailed portable document format (.pdf) file signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16         No Presumption Against Drafting Party. Each of Bishop, Merger Sub and Rook acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:	/s/ Virginia Henkels
	Name:	Virginia Henkels
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

BISHOP MERGER SUB, INC.

By:	/s/ Mickey R. Dragash
	Name:	Mickey R. Dragash
	Title:	Executive Vice President, General Counsel and Secretary

KNIGHT TRANSPORTATION, INC.

By:	/s/ Kevin P. Knight
	Name:	Kevin P. Knight
	Title:	Executive Chairman

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

(F/K/A SWIFT TRANSPORTATION COMPANY)

Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Knight-Swift Transportation Holdings Inc. (f/k/a Swift Transportation Company). The Corporation was originally incorporated under the name Swift Holdings Corp.

2.	The Corporation filed its original Certification of Incorporation (as amended or restated to date, the “Certificate”) with the Secretary of State of the State of Delaware on May 20, 2010.

3.	This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”), which restates, integrates, and further amends the Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), having been (a) proposed by resolutions adopted and declared advisable by the board of directors of the Corporation, and (b) approved by the stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the DGCL.

4.	Pursuant to Section 103(d) of the DGCL this Restated Certificate of Incorporation will become effective at ___ a.m. on ____, 2017 (the time upon which this Restated Certificate of Incorporation becomes effective being the “Charter Amendment Effective Time”).

5.	The Restated Certificate of Incorporation of the Corporation shall read in its entirety as follows:

First: The name of the corporation is KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. (the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL, as set forth in Title 8 of the Delaware Code.

Fourth:

(a)          Reverse Stock Split. Effective immediately after the Charter Amendment Effective Time (such time immediately after the Charter Amendment Effective Time, the “Reverse Split Effective Time”) and without any further action by the holders of such shares, each outstanding and reserved share of the Class A Common Stock (as defined below) (including each share of Class A Common Stock into which a share of the Class B Common Stock (as defined below) was converted as of the Charter Amendment Effective Time in accordance with Article FOURTH Section (c)(5) below) shall be consolidated into 0.72 of a validly issued, fully paid and non-assessable share of Class A Common Stock (the “Reverse Stock Split”). The par value of each share of Class A Common Stock shall not be adjusted in connection with the Reverse Stock Split.

No fractional shares of Class A Common Stock shall be issued upon combination of the Class A Common Stock in the Reverse Stock Split. In the event that, as a result of the Reverse Stock Split, a stockholder would hold a fractional share of Class A Common Stock (after aggregating all fractional shares of Class A Common Stock that would be held by such stockholder after giving effect to the Reverse Stock Split), such stockholder shall be entitled to receive cash (without interest) in lieu of such fractional share of Class A Common Stock in an amount in cash equal to the product obtained by multiplying (i) such fractional share interest, by (ii) the closing price of a share of Class A Common Stock on the New York Stock Exchange on the date on which the Charter Amendment Effective Time occurs (or such other amount in cash as the Board of Directors of the Corporation shall determine in good faith to be equitable). No dividends or other distributions with respect to the Class A Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Corporation. Each certificate or book-entry share that immediately prior to the Reverse Split Effective Time represented outstanding shares of Class A Common Stock (including certificate or book-entry share that represent shares of Class A Common Stock into which shares of Class B Common Stock (as defined below) were converted as of the Charter Amendment Effective Time in accordance with Article FOURTH Section (c)(5) below) shall represent, from and after the Reverse Split Effective Time and without any action required to be taken by any stockholder of the Corporation, the number of shares of Class A Common Stock represented thereby immediately prior to the Reverse Split Effective Time multiplied by 0.72, except that any such fractional share interests shall be treated as set forth above.

(b)          Authorized Capital Stock. From and after the Charter Amendment Effective Time, the total number of shares of stock which the Corporation shall have authority to issue is 760,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), (ii) 250,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, “Common Stock”), and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). Without the approval of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, the number of authorized shares of Class A Common Stock may not be decreased below (1) the number of shares thereof then outstanding plus (2) the number of shares of Class A Common Stock issuable upon the conversion of Class B Common Stock and the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for Common Stock.

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(c)          Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

(1)         Ranking. Except as otherwise expressly provided in this Restated Certificate of Incorporation, the powers, preferences and rights of the shares of Class A Common Stock and shares of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

(2)         Voting.

a.           Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Restated Certificate of Incorporation, each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock shall be entitled to two (2) votes for each share of Class B Common Stock held of record by such holder, and, except as otherwise required by the DGCL or provided by this Restated Certificate of Incorporation or the By-Laws as in effect as of the date hereof, the Class A Common Stock and Class B Common Stock shall vote together on all matters submitted to a vote of stockholders.

b.           In addition to any other vote required by law or this Restated Certificate of Incorporation, each of the Class A Common Stock and the Class B Common Stock shall be entitled to vote separately as a class with respect to (i) any merger or consolidation of the Corporation with or into any entity in which merger or consolidation holders of Class A Common Stock and holders of Class B Common Stock are not entitled to receive the same per share consideration (provided that if such consideration includes shares of stock, then no separate class vote shall be required pursuant to this clause if the consideration is the same but for the fact that holders of Class B Common Stock receive shares that have two (2) times the voting power of the shares of stock received by holders of Class A Common Stock but are otherwise identical in their rights and preferences), (ii) any increase in the authorized number of shares of Class B Common Stock or the issuance of shares of Class B Common Stock, other than such increase or issuance required to effect a stock split, stock dividend or recapitalization pro rata with any increase or issuance of shares of Class A Common Stock or (iii) any amendment of this Restated Certificate of Incorporation that would affect the relative rights or preferences of the Class A Common Stock and the Class B Common Stock as set forth in this Article FOURTH.

c.           In addition to any other vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock held by persons other than Permitted Holders and Affiliated Persons shall be required to approve (i) any merger or consolidation of the Corporation with or into, or any sale of all or substantially the assets of the Corporation to, any Permitted Holder or Affiliated Person or (ii) any amendment to Article SIXTH, TWELFTH or FOURTEENTH of this Restated Certificate of Incorporation or to this sentence, or to the definition of “Affiliated Person” or “Permitted Holder” set forth in the Article FOURTH Section (c)(2)c. “Permitted Holder” means (i) Jerry Moyes, Vickie Moyes and their respective estates, executors and conservators, (ii) any trust (including the trustee thereof) established for the benefit of Jerry Moyes, Vickie Moyes or any children (including adopted children) thereof, (iii) any such children upon transfer from Jerry Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Jerry Moyes or Vickie Moyes and (iv) any corporation, limited liability company or partnership the sole stockholders, members or partners of which are Permitted Holders. “Affiliated Person” means any entity (other than the Corporation or any subsidiary of the Corporation) of which more than 10% of the capital stock or other equity interests or voting power of which is held by one or more Permitted Holders, and any director, officer or employee thereof.

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(3)         No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

(4)         Restrictions on Issuance and Transfer of Class B Common Stock. Shares of Class B Common Stock may only be issued to, or held by, Permitted Holders. No Class B Holder may transfer, and the Company shall not register the transfer of, any shares of Class B Common Stock, whether by sale, assignment, gift, bequest or otherwise, except to a Permitted Holder.

(5)         Conversion of Class B Common Stock. Effective upon the Charter Amendment Effective Time, by virtue of this Restated Certificate of Incorporation without any further action on the part of the Corporation, any stockholder of the Corporation or any other person, each share of Class B Common Stock outstanding as of the Charter Amendment Effective Time shall automatically be converted into one share of Class A Common Stock. Thereafter, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock. Each share of Class B Common Stock shall be convertible by the holder thereof, at such holder’s option, into one share of Class A Common Stock at any time by written notice to the Corporation specifying the number of shares to be converted and the date for conversion. Upon transfer or purported transfer to any person other than a Permitted Holder, shares of Class B Common Stock shall automatically be converted into and become shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and restored to the status of authorized but unissued shares of Class B Common Stock and be available for reissue by the Corporation to Permitted Holders in compliance with Article FOURTH Section (c)(2)b.

Upon conversion of shares of Class B Common Stock into shares of Class A Common Stock, the certificate previously representing shares of Class B Common Stock shall represent shares of Class A Common Stock until a new certificate is issued pursuant hereto. As promptly as practicable after delivery of certificates previously representing shares of Class B Common Stock converted to shares of Class A Common Stock, the Corporation shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, certificates for the number of shares of Class A Common Stock issuable upon such conversion. In the event any certificate representing shares of Class B Common Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Corporation shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate which are not being converted. The issuance of certificates representing shares of Class A Common Stock issuable upon the conversion of shares of Class B Common Stock by the registered holder thereof shall be made without charge to the converting holder for any tax imposed on the Corporation in respect of the issue thereof. The Corporation shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the registered holder of the shares being converted, and the Corporation shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Corporation the amount of such tax or has established to the satisfaction of the Corporation that such tax has been paid.

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(6)         Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Restated Certificate of Incorporation, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, as the case may be, on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If, at any time, a dividend or other distribution payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation, or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid on shares of Class A Common Stock, and shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock shall have two times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution.

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(7)         Reclassification, etc. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

(8)         Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

(9)         No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

(d)          Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)          The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)          The size of the Board of Directors shall be fixed from time to time by resolution of the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

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(c)          The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors in Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders held after the Charter Amendment Effective Time, the directors in Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of stockholders held after the Charter Amendment Effective Time, and the directors in Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders held after the Charter Amendment Effective Time, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. At the Corporation’s third annual meeting of the stockholders of the Corporation and at each subsequent annual meeting of the stockholders of the Corporation held after the Charter Amendment Effective Time, the members (or successors) of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By-Laws of the Corporation.

(d)          Subject to the terms of any one or more series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Notwithstanding the foregoing provisions of this Article FIFTH, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation applicable thereto.

(e)          Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, regardless of whether greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, regardless of whether less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(f)          In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Restated Certificate of Incorporation.

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Sixth: So long as Permitted Holders and their Affiliated Persons hold in excess of 20% of the voting power of the Corporation, the Corporation shall not enter into any contract or transaction with any Permitted Holder or Affiliated Person unless such contract or transaction shall have been approved by either (i) at least 75% of the Independent Directors, including the affirmative vote of the Chairman of the Board of Directors if the Chairman is an Independent Director, or the Lead Independent Director if the Chairman is not an Independent Director or (ii) the holders of a majority of the outstanding shares of Class A Common Stock held by persons other than Permitted Holders or Affiliated Persons. “Independent Director” means a director who is not a Permitted Holder or a director, officer or employee of an Affiliated Person and is “Independent,” as that term is defined in the governance standards of the New York Stock Exchange (the “NYSE”) applicable to directors (but not applicable to directors by virtue of such director being a member of a committee of the Board of Directors), or if the Company is not an NYSE listed company, such other exchange or trading system on which the Company is primarily listed.

Seventh: Any action required to be taken at a meeting of the stockholders of the Corporation, or any action that may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof. This consent shall have the same effect as a unanimous vote of stockholders and may be stated as such in any document.

Eighth: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article EIGHTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Ninth: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

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The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

The rights to indemnification and to the advance of expenses conferred in this Article NINTH shall not be exclusive of any other right any person may have or hereafter acquire under this Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Article NINTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

Tenth: Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time by (i) the Board of Directors or (ii) the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or the Lead Independent Director (if any). The Board of Directors shall call a special meeting upon written notice to the Secretary of the Corporation by stockholders representing, as of the close of business on the day immediately preceding the date of delivery of such notice to the Corporation, or if applicable, as of any record date set by the Board of Directors in connection with a solicitation by a stockholder seeking to request the Board of Directors to call such a meeting, at least (1) 20% of all of the votes entitled to be cast by holders of Class A Common Stock or (2) 20% of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock, in either case on any issue or business to be considered at such meeting (the “Requisite Percentage”). Any special meeting so requested by stockholders shall be held at such place, date and time as may be fixed from time to time by resolution of the Board of Directors, provided such special meeting shall be held not later than the 90th day after receipt by the Secretary of the Corporation of the requisite notice for such meeting, and provided further that the Board of Directors shall not be required to call a special meeting upon stockholder request if the Board of Directors calls an annual or special meeting of stockholders to be held not later than ninety (90) days after the date on which valid stockholder requests for a special meeting submitted by the Requisite Percentage of stockholders in accordance with this Article TENTH have been delivered to the Secretary of the Corporation (the “Delivery Date”) and the purpose(s) of such meeting include the purpose(s) specified by the Requisite Percentage of stockholders in their request for a special meeting, which included the purpose(s) specified by the Requisite Percentage of stockholders in their request for a special meeting, with such determination being made in good faith by the Board of Directors. For business or a proposal to be properly brought before a special meeting of stockholders by stockholders, the stockholders must have given notice thereof in writing to the Secretary of the Corporation, setting forth, as to each matter the stockholders propose to bring before a special meeting of stockholders, evidence that such stockholders owned such shares representing, and are entitled to cast, not less than 20% of the votes entitled to be cast on such issue or business to be considered at such meeting, and shall otherwise comply with any notice and other requirements set forth in the By-Laws. Only such business shall be conducted as shall have been properly brought before the special meeting as provided in this Article TENTH, and set forth in the notice of meeting.

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Eleventh: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Twelfth: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws, except as otherwise stated in the By-Laws.

Thirteenth: Unless the Corporation otherwise consents to an alternative forum in writing, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or By-Laws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article THIRTEENTH.

Fourteenth: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Restated Certificate of Incorporation but only in the manner now or hereafter prescribed in this Restated Certificate of Incorporation the Corporation’s By-Laws or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation.

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Exhibit B

Bishop Director Designees

Director	Class	Designator
Glenn Brown*	Class I	Jack Designator
Jerry Moyes*	Class III	Jack Designator
Richard Dozer	Class II	Bishop
David Vander Ploeg	Class II	Bishop

*Subject to the execution of a written agreement as required by the definition of Qualified Designee (as defined in the Bishop Stockholder Agreement).

Exhibit C

BY-LAWS

OF

KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.

A Delaware Corporation

Effective [______]

i

ii

ARTICLE IX AMENDMENTS		33

Section 1.	Amendments	33
Section 2.	Entire Board of Directors	33

iii

BY-LAWS

OF

Knight-Swift Transportation Holdings Inc.

(hereinafter called the “Corporation”)

ARTICLE I
OFFICES

Section 1.          Registered Office. The registered office of the Corporation shall be in the City of Dover, County of Kent, State of Delaware.

Section 2.          Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II
MEETINGS OF STOCKHOLDERS

Section 1.          Place of Meetings. Meetings of the stockholders for the election of directors or for any other purpose shall be held at such time and place, either within or without the State of Delaware, as shall be designated from time to time by the Board of Directors.

Section 2.          Annual Meetings. The Annual Meeting of Stockholders for the election of directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors. Any other proper business may be transacted at the Annual Meeting of Stockholders.

Section 3.          Special Meetings. Unless otherwise required by law or by the certificate of incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), Special Meetings of Stockholders, for any purpose or purposes, may be called by (i) the Board of Directors or (ii) the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation or the Lead Independent Director (if any); and shall be called by the Board of Directors at the request of stockholders as provided in the Certificate of Incorporation. Such request shall state the purpose or purposes of the proposed Special Meeting. At a Special Meeting of Stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

Section 4.          Notice. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

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Section 5.          Nature of Business at Meetings of Stockholders. Only such business (other than nominations for election to the Board of Directors, which must comply with the provisions of Section 6 of this Article II) may be transacted at an Annual Meeting of Stockholders as is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the Annual Meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 5 of this Article II and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this Section 5 of this Article II.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a stockholder, such business must be a proper subject for stockholder action under the laws of the State of Delaware and such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, subject to the last sentence of this paragraph, that in the event that the Annual Meeting is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (a) as to each matter such stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (b) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is being made, (i) the name and address of such person, (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between or among such person, or any affiliates or associates of such person, and any other person or persons (including their names) in connection with the proposal of such business and any material interest of such person or any affiliates or associates of such person, in such business, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person, (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting to bring such business before the Annual Meeting; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with a contested solicitation of proxies by such person with respect to the proposed business to be brought by such person before the Annual Meeting pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

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A stockholder providing notice of business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 5 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of the Annual Meeting.

No business shall be conducted at the Annual Meeting of Stockholders except business brought before the Annual Meeting in accordance with the procedures set forth in this Section 5 of this Article II; provided, however that, once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this Section 5 of this Article II shall be deemed to preclude discussion by any stockholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the Annual Meeting and such business shall not be transacted.

Nothing contained in this Section 5 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act (or any successor provision of law).

Section 6.          Nomination of Directors.

(a)          Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided with respect to the right of holders of any series of Preferred Stock (as defined in the Certificate of Incorporation) in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Stockholders, or at any Special Meeting of Stockholders called for the purpose of electing directors, (x) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (y) by any stockholder of the Corporation who complies with the notice procedures set forth in this Section 6 of this Article II.

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(b)          In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

(c)          To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Corporation (x) in the case of an Annual Meeting, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided, however, subject to the last sentence of this paragraph, that in the event that the Annual Meeting of Stockholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure of the date of the Annual Meeting was made, whichever first occurs; and (y) in the case of a Special Meeting of Stockholders called for the purpose of electing directors, not later than the close of business on the tenth (10th) day following the day on which notice of the date of the Special Meeting was mailed or public disclosure of the date of the Special Meeting was made, whichever first occurs. In no event shall the adjournment or postponement of an Annual Meeting or a Special Meeting called for the purpose of electing directors, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(d)          To be in proper written form, a stockholder’s notice to the Secretary must set forth the following information: (x) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of all stock of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of such shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; and (iv) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for the election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (y) as to the stockholder giving the notice, and the beneficial owner, if any, on whose behalf the nomination is being made, (i) the name and record address of such person; (ii) (A) the class or series and number of all shares of stock of the Corporation which are owned beneficially or of record by such person and any affiliates or associates of such person, (B) the name of each nominee holder of shares of the Corporation owned beneficially but not of record by such person or any affiliates or associates of such person, and the number of shares of stock of the Corporation held by each such nominee holder, (C) whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such person, or any affiliates or associates of such person, with respect to stock of the Corporation and (D) whether and the extent to which any other transaction, agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock of the Corporation) has been made by or on behalf of such person, or any affiliates or associates of such person, the effect or intent of any of the foregoing being to mitigate loss to, or to manage risk or benefit of stock price changes for, such person, or any affiliates or associates of such person, or to increase or decrease the voting power or pecuniary or economic interest of such person, or any affiliates or associates of such person, with respect to stock of the Corporation; (iii) a description of all agreements, arrangements, or understandings (whether written or oral) between such person, or any affiliates or associates of such person, and any proposed nominee or any other person or persons (including their names) pursuant to which the nominations) are being made by such person, and any material interest of such person, or any affiliates or associates of such person, in such nomination, including any anticipated benefit therefrom to such person, or any affiliates or associates of such person; (iv) a representation that the stockholder giving notice intends to appear in person or by proxy at the Annual Meeting or Special Meeting to nominate the persons named in its notice; and (v) any other information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with a contested solicitation of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

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(e)          A stockholder providing notice of any nomination proposed to be made at an Annual Meeting or Special Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 6 of this Article II shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Annual Meeting or Special Meeting, and such update and supplement shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Annual Meeting or Special Meeting.

(f)          No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 6 of this Article II. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

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(g)          Nothing contained in this Section 6 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of nominees for director in the Corporation’s proxy statement pursuant to Section 17 of this Article II.

Section 7.          Adjournments. Any meeting of the stockholders may be adjourned from time to time by the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 4 hereof shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

Section 8.          Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of shares of capital stock of the Corporation representing a majority of the voting power of the shares of the Corporation’s capital stock issued and outstanding and entitled to vote with respect to the particular matter, present in person or represented by proxy, shall constitute a quorum of the stockholders for the transaction of business with respect to such matter. A quorum, once established, shall not be broken by the withdrawal of holders of enough voting power to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, or the Chairman of the meeting shall have power to adjourn the meeting from time to time, in the manner provided in Section 7 hereof, until a quorum shall be present or represented.

Section 9.          Voting. Unless otherwise required by law, the Certificate of Incorporation or these By-Laws, or the rules of any stock exchange on which the Corporation’s shares are listed and traded, any question brought before any meeting of the stockholders, other than the election of directors, shall be decided by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series. Except as otherwise provided by law, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, each stockholder of record of Class B Common Stock (as defined in the Certificate of Incorporation) shall be entitled at each meeting of the stockholders to two votes for each such share of such stock and each stockholder of record of Class A Common Stock (as defined in the Certificate of Incorporation) shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation on the date fixed pursuant to Section 13 of Article II of these By-Laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of the stockholders, may require that any votes cast at such meeting shall be cast by written ballot.

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Section 10.         Proxies. Each stockholder entitled to vote at a meeting of the stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder as proxy, but no such proxy shall be voted upon after three years from its date, unless such proxy provides for a longer period. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a)          A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b)          A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 11.         Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken at a meeting of the stockholders of the Corporation, or any action that may be taken at a meeting of the stockholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof. This consent shall have the same effect as a unanimous vote of stockholders and may be stated as such in any document.

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Section 12.         List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 13.         Record Date.

(a)          In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)          In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting or request that the Board of Directors call a Special Meeting of Stockholders pursuant to Section 3 of Article II, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent or request that the Board of Directors call a Special Meeting pursuant to Section 3 of Article II shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting or request that the Board of Directors call a Special Meeting pursuant to Section 3 of Article II, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken or on which a signed request by a stockholder to call a Special Meeting pursuant to Section 3 of Article II (as applicable) is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of the stockholders are recorded, to the attention of the Secretary of the Corporation. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

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Section 14.         Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 12 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders.

Section 15.         Conduct of Meetings. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the Chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the Chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

Section 16.         Inspectors of Election.   In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

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Section 17.         Stockholder Nominations Included in the Corporation’s Proxy Materials.

(a)          Definitions. For purposes of this Section 17 of this Article II, the following terms shall have the meanings set forth below, except as otherwise provided herein.

“Eligible Holder” is a person who has either (i) been a record holder of the shares of Common Stock used to satisfy the eligibility requirements of Section 17(d) of this Article II continuously for the three (3)-year period as described in Section 17(d) of this Article II, or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 17(e) of this Article II, evidence of continuous ownership of such shares for such three (3)-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, acting in good faith, determines would be acceptable for purposes of a stockholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” with respect to any Annual Meeting, means that number of nominees for election to the Board of Directors that constitutes no more than 20% of the total number of directors of the Corporation as of the last day on which a Nomination Notice may be submitted pursuant to Section 17(e) of this Article II (rounded down to the nearest whole number), but not less than two (2). The Maximum Number shall be subject to the adjustments described in Section 17(c) of this Article II.

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of Common Stock as of the most recent date for which such amount is given in any filing made by the Corporation with the SEC prior to the submission of the Qualified Nomination Notice.

“Qualified Nomination Notice” means a notice given by a Nominating Stockholder that complies with the requirements of Section 17(e) of this Article II and names a Nominee.

“Nominating Stockholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Board of Directors.

“Nominee” means any person nominated for election to the Board of Directors by a Nominating Stockholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 17(d) and 17(e) of this Article II.

(b)          Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 17 of this Article II, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Stockholder, the Corporation shall include in its proxy statement for any Annual Meeting:

(i)          the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(ii)         disclosures about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

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(iii)        any statement included by the Nominating Stockholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 17(e)(ii) of this Article II), if such statement does not exceed 500 words; and

(iv)         any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 17 of this Article II.

(c)          Maximum Number of Nominees.

(i)          The Corporation shall not be required to include in the proxy statement for an Annual Meeting more Nominees than the Maximum Number for such Annual Meeting. The Maximum Number for a particular Annual Meeting shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such Annual Meeting, and (2) the number of incumbent directors who were Nominees with respect to any of the preceding two Annual Meetings and whose reelection at the upcoming Annual Meeting is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 17(e) of this Article II, but before the date of the Annual Meeting, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii)         If the number of Nominees pursuant to this Section 17 of this Article II for any Annual Meeting exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 17(e) of this Article II, a Nominating Stockholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder, and (2) may otherwise communicate to its stockholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the Annual Meeting.

(d)          Eligibility of Nominating Stockholder.

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(i)          An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 17 of this Article II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the Common Stock (as adjusted for any stock splits, stock dividends or similar events) throughout the three (3)-year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the Annual Meeting. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 17 of this Article II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any stockholder withdraws from a group of Eligible Holders acting together as a Nominating Stockholder at any time prior to the Annual Meeting, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.

(ii)         For purposes of this Section 17(d) of this Article II, an Eligible Holder “owns” only those outstanding shares of Common Stock as to which the Eligible Holder possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of Common Stock are “owned” for these purposes shall be determined by the Board of Directors, acting in good faith.

(iii)        No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

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(e)          Qualified Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than one hundred fifty (150) days and no later than one hundred twenty (120) days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s Annual Meeting, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Qualified Nomination Notice”); provided, however, that if (and only if) the Annual Meeting is not scheduled to be held within a period that commences thirty (30) days before the anniversary date of the prior year’s Annual Meeting of stockholders and ends thirty (30) days after such anniversary date (an Annual Meeting date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is one hundred eighty (180) days prior to such Other Meeting Date or the tenth (10th) day following the date such Other Meeting Date is first publicly announced or disclosed:

(i)          A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

(ii)         A written notice of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including each group member): (A) the details of any relationship that existed within the past three (3) years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (B) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (C) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (D) a representation and warranty that the Nominee: (1) does not have any direct or indirect relationship with the Corporation other than those relationships that have been deemed categorically immaterial pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (2) meets the Audit Committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded; (3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); (4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code, as amended (or any successor provision); and (5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; (E) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 17(d) of this Article II and has provided evidence of ownership to the extent required by Section 17(d) of this Article II; (F) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the share ownership eligibility requirements described in Section 17(d) of this Article II through the date of the Annual Meeting; (G) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five (5) years preceding the submission of the Qualified Nomination Notice; (H) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the Annual Meeting, other than with respect to the Nominee or any nominee of the Board; (I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the Annual Meeting; (J) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; (K) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination; and (L) the information required to be included in a stockholder’s notice referenced in Section 6(d) of Article II;

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(iii)        An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form deemed satisfactory by the Board of Directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees: (A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; (D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 17 of this Article II, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Stockholder in connection with its efforts under this Section 17 of this Article II; (E) if any information included in the Qualified Nomination Notice, or any other communication by the Nominating Stockholder (including with respect to any group member), with the Corporation, its stockholders or any other person in connection with the nomination or election ceases to be true and accurate in all material respects (or due to a subsequent development omits a material fact necessary to make the statements made not misleading), or the Nominating Stockholder (including any group member) fails to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, to promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Corporation and any other recipient of such communication of the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission; and

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(iv)         An executed agreement, which must be submitted within seven (7) days of the Nominating Stockholder’s first submission of any information required by this Section 17 of this Article II, in a form determined to be satisfactory by the Board of Directors, or its designee, acting in good faith, by the Nominee: (A) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request; (B) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s corporate governance guidelines and code of ethical conduct and any other Corporation policies and guidelines applicable to directors as adopted from time to time; and (C) covenant that the Nominee will promptly and fully disclose to the Corporation if the Nominee is or becomes a party to (1) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the Corporation, (2) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation, or (3) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 17(e) of this Article II shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Stockholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 17(e) of this Article II (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(f)          Exceptions.

(i)          Notwithstanding anything to the contrary contained in Section 17 of this Article II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (A) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 17 of this Article II or the Nominating Stockholder withdraws its nomination; (B) the Board of Directors, acting in good faith, determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the By-Laws or Certificate of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (C) the Nominee was nominated for election to the Board of Directors pursuant to this Section 17 of this Article II at one of the Corporation’s two (2) preceding Annual Meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the shares of Common Stock entitled to vote for such Nominee; (D) the Nominee has been, within the past three (3) years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended; or (E) the Corporation is notified, or the Board of Directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 17(d) of this Article II, any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 17 of this Article II.

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(ii)         Notwithstanding anything to the contrary contained in this Section 17 of this Article II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors in good faith determines that: (A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (B) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (C) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(iii)        The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III

DIRECTORS

Section 1.          Number; Classification and Election of Directors.

(a)          The Board of Directors shall consist of not less than three (3) members, the exact number of which shall be fixed from time to time by the Board of Directors. The directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. The directors in Class I shall serve for an initial term expiring at the Corporation’s first Annual Meeting held after the Charter Amendment Effective Time (as defined in the Certificate of Incorporation), the directors in Class II shall serve for an initial term expiring at the Corporation’s second Annual Meeting held after the Charter Amendment Effective Time, and the directors in Class III shall serve for an initial term expiring at the Corporation’s third Annual Meeting held after the Charter Amendment Effective Time, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal. At the Corporation’s third Annual Meeting held after the Charter Amendment Effective Time and at each subsequent Annual Meeting of Stockholders of the Corporation, the directors (or successors) of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election, with each director in a class to hold office until his successor is elected and qualified, or until such director’s earlier death, resignation or removal.

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(b)          Except as otherwise provided as to any series of Preferred Stock in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, newly created directorships resulting from an increase in the number of authorized directors, and directorships eliminated as a result of a decrease in the number of authorized directors, shall be apportioned by the Board of Directors among Class I, Class II and Class III so that the number of directorships in Class I, Class II and Class III shall be as nearly equal as reasonably possible. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

(c)          Except as provided in Section 2 of this Article III, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date of such meeting.

(d)          At least two-thirds of the directors shall consist of persons who are not employees of the Corporation or of any subsidiary of the Corporation, provided that there shall not be at any time more than two directors who are employees of the Corporation. Should the death, resignation or other removal of any non-employee director result in the failure of the requirement set forth in the preceding sentence to be met, such requirement shall not apply during the time of the vacancy caused by the death, resignation or removal of any such non-employee director, and the remaining directors of the Corporation shall cause any such vacancy to be filled in accordance with these By-Laws within a reasonable period of time. At the Annual Meeting or a Special Meeting at which directors are to be elected in accordance with the Corporation’s notice of meeting, directors shall be elected in accordance with the requirements of these By-Laws and the Certificate of Incorporation.

(e)          To be eligible for election or reelection and to be seated as a director of the Corporation, a person must agree in advance to abide by (i) the Corporation’s director resignation policy applicable to any director who fails to receive the required number of votes for reelection in connection with the Company’s majority voting requirements and (ii) the applicable corporate governance, trading, conflict of interest and confidentiality policies and guidelines of the Corporation applicable to directors.

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Section 2.          Vacancies. Except as otherwise provided as to any series of Preferred Stock in the Certificate of Incorporation or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, vacancies on the Board of Directors arising from a director’s death, resignation or removal and newly created directorships resulting from an increase in the number of authorized directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director chosen in accordance with the preceding sentence shall hold office until the next election of the class for which such director shall have been chosen, and until his or her successor shall be elected and qualified. Unless otherwise required by law or the Certificate of Incorporation, vacancies on any committee of the Board of Directors arising from the death, resignation or removal of a member of the committee and newly created committee memberships resulting from an increase in the number of authorized members of the committee shall be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director and any member of a committee of the Board of Directors so chosen shall hold office until his or her successor is duly appointed by the Board of Directors or until his or her earlier death, resignation or removal.

Section 3.          Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

Section 4.          Meetings. The Board of Directors and any committee thereof may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors or any committee thereof may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors or such committee, respectively. Special Meetings of the Board of Directors may be called by the Chairman or by a majority of the directors. Special Meetings of any committee of the Board of Directors may be called by the Chairman of such committee, if there be one, or a majority of the directors serving on such committee. Notice thereof stating the place, date and hour of the meeting shall be given to each director (or, in the case of a committee, to each member of such committee) either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or electronic means on twenty-four (24) hours’ notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

Section 5.          Organization. At each meeting of the Board of Directors or any committee thereof, the Chairman of the Board of Directors or the Chairman of such committee, as the case may be, or, in his or her absence or if there be none, the Vice Chairman of the Board of Directors or the Vice Chairman of such committee, if there be one, or another director chosen by a majority of the directors present, shall act as chairman of the meeting. Except as provided below, the Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors and of each committee thereof. In case the Secretary shall be absent from any meeting of the Board of Directors or of any committee thereof, an Assistant Secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Secretary and all the Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting. Notwithstanding the foregoing, the members of each committee of the Board of Directors may appoint any person to act as secretary of any meeting of such committee and the Secretary or any Assistant Secretary of the Corporation may, but need not if such committee so elects, serve in such capacity.

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Section 6.          Resignations and Removals of Directors. Any director of the Corporation may resign from the Board of Directors or any committee thereof at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board of Directors, the Chief Executive Officer or the Secretary of the Corporation and, in the case of a committee, to the Chairman of such committee, if there be one. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board of Directors may be removed from office at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors; provided that if the director serving as Chairman of the Board of Directors is an Independent Director (as defined in the Corporation’s Certificate of Incorporation) then such director, or if the Chairman of the Board of Directors is not an Independent Director then the director serving as Lead Independent Director, may only be removed as a director with the affirmative vote of the holders of a majority of the shares of Class A Common Stock excluding Permitted Holders and Affiliated Persons. Any director serving on a committee of the Board of Directors may be removed from such committee at any time by the Board of Directors. “Permitted Holder” shall mean (i) Jerry Moyes, Vickie Moyes and their respective estates, executors and conservators, (ii) any trust (including the trustee thereof) established for the benefit of Jerry Moyes, Vickie Moyes or any children (including adopted children) thereof, (iii) any such children upon transfer from Jerry Moyes or Vickie Moyes, or upon distribution from any such trust or from the estates of Jerry Moyes or Vickie Moyes and (iv) any corporation, limited liability company or partnership the sole stockholders, members or partners of which are Permitted Holders. “Affiliated Person” means any entity (other than the Corporation or any subsidiary of the Corporation) of which more than 10% of the capital stock or other equity interests or voting power of which is held by one or more Permitted Holders, and any director, officer or employee hereof.

Section 7.          Quorum. Except as otherwise required by law, the Certificate of Incorporation, these By-Laws or the rules and regulations of any securities exchange or quotation system on which the Corporation’s securities are listed or quoted for trading, at all meetings of the Board of Directors or any committee thereof, a majority of the entire Board of Directors or a majority of the directors constituting such committee, as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the directors or committee members present at any meeting at which there is a quorum shall be the act of the Board of Directors or such committee, as applicable. If a quorum shall not be present at any meeting of the Board of Directors or any committee thereof, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

Section 8.          Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or such committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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Section 9.          Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these By-Laws, members of the Board of Directors of the Corporation, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

Section 10.         Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each member of a committee must meet the requirements for membership, if any, imposed by applicable law and the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee. Subject to the rules and regulations of any securities exchange or quotation system on which the securities of the Corporation are listed or quoted for trading, in the absence or disqualification of a member of a committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any committee, to the extent permitted by law and provided in the resolution establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Each committee shall keep regular minutes and report to the Board of Directors when required. Notwithstanding anything to the contrary contained in this Article III, the resolution of the Board of Directors establishing any committee of the Board of Directors and/or the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these By-Laws and, to the extent that there is any inconsistency between these By-Laws and any such resolution or charter, the terms of such resolution or charter shall be controlling.

The following shall be standing committees of the Board of Directors:

(a)          Executive Committee. The Executive Committee shall consist of the Chairman of the Board of Directors and at least one director who is not an officer of the Corporation, who shall be appointed annually by the Board of Directors, and who shall continue to serve until his successor is appointed. The Committee shall act as an Executive Committee of the Board of Directors, except when the Board of Directors is in session, and shall have and exercise all powers that the Board of Directors may exercise or lawfully delegate. A quorum of the Committee for the transaction of business shall be a majority of its members, including not less than one director who is not an officer of the Corporation. The powers of the Executive Committee shall not include the power:

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(i)          to authorize distributions;

(ii)         to the extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”), to approve or submit to stockholders any action that requires stockholders approval under the DGCL, the Certificate of Incorporation or these By-Laws;

(iii)        to fill vacancies on the Board of Directors or any committee;

(iv)         to amend the Certificate of Incorporation (except that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

(v)          to approve an agreement and plan of merger or consolidation not requiring stockholder approval;

(vi)         to the extent permitted by the DGCL, to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(vii)        to the extent permitted by the DGCL, to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution;

(viii)      to adopt, amend or repeal these By-laws; and

(ix)         to fix the compensation of directors serving on the Board or on any committee.

(b)          Audit Committee. The Audit Committee shall consist of not less than three (3) directors, none of whom are employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Audit Committee shall be determined by the Board of Directors to be independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt and maintain a written charter specifying the Audit Committee’s duties, which shall include assisting the Corporation to ensure the fairness and accuracy of the Corporation’s financial statements and the existence of adequate internal financial controls, and the independence of the independent public accountants engaged to audit the Corporation’s financial statements and books and records and to render financial reports concerning the Corporation and its subsidiaries. The Audit Committee shall prepare a report, as required by the United States Securities and Exchange Commission (“SEC”) for inclusion in the Corporation’s annual proxy statement. Each member of the Audit Committee shall have a general familiarity with the requirements of financial reporting and accountability, and at least one member of the Audit Committee shall be a “financial expert,” as defined in Section 303A of the NYSE Listed Company Manual, as such section may be amended, supplemented or replaced from time to time.

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(c)          Nominating and Corporate Governance Committee. The Nominating Committee shall consist of not less than two directors, none of whom are employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Nominating Committee shall be determined by the Board to be independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt a written charter specifying the Nominating Committee’s duties, which will include, at minimum, that the Nominating Committee shall (i) identify individuals qualified to become directors and assist the Board of Directors in selecting nominees for the Annual Meeting of Stockholders and (ii) recommend to the Board of Directors measures for appropriate corporation governance that comply with all corporate governance rules and standards applied by the NYSE and the SEC.

(d)          Compensation Committee. The Compensation Committee shall consist of not less than two directors who are not employees, officers, or stockholders holding 10% or more of all of the votes entitled to be cast by holders of all of the outstanding shares of Common Stock. All members of the Compensation Committee shall be determined by the Board to be independent, as that standard is defined in Rule 303A.02 under the NYSE Listed Company Manual, as such rule may be amended, supplemented or replaced from time to time. The Board of Directors shall adopt and maintain a written charter specifying the Compensation Committee’s duties, which will include, at minimum, that the Compensation Committee shall review and approve corporate goals and objectives relevant to compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the Board of Directors), determine and approve the CEO’s compensation level based on the evaluation; make recommendations to the Board of Directors with respect to non-CEO compensation; assist in the development and implementation of a management succession plan, and produce a Compensation Committee report on executive compensation as required by the SEC to be included in the Corporation’s annual proxy statement or annual report.

Section 11.         Compensation. Any officer or employee of the Corporation serving as a director or any member of any committee shall serve without compensation; however, they shall be reimbursed for the necessary expenses incurred in the execution of their duties. Independent directors who are not employees of the Corporation may receive such compensation as the Board of Directors, from time to time, determines appropriate. Nothing in these By-Laws shall preclude the paying by the Corporation of a salary or other compensation to an officer or employee who is also a director.

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Section 12.         Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because any such director’s or officer’s vote is counted for such purpose if: (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction. In addition to the foregoing, any contract or transaction with a Permitted Holder or Affiliated Person shall be subject to the provisions of Article SIXTH of the Certificate of Incorporation.

Section 13.         Chairman of the Board of Directors. The Chairman of the Board of Directors shall be elected by the Board of Directors from among its members, and shall not be the Chief Executive Officer or other employee of the Corporation. In addition, so long as the CEO (or if there is no CEO then the person performing the duties of the CEO) is a Permitted Holder or Affiliated Person (as such terms are defined in the Company’s Certificate of Incorporation), the Chairman shall be an Independent Director (as defined in the Company’s Certificate of Incorporation). The Chairman of the Board of Directors shall preside at all meetings of the stockholders and of the Board of Directors at which he is present. In the absence or disability of the Chairman of the Board, the duties of the Chairman of the Board (including presiding at meetings of the Board of Directors and at meetings of the stockholders of the Corporation) shall be performed and the authority of the Chairman of the Board may be exercised by the Lead Independent Director, if there be one, or another independent director designated for this purpose by the Board of Directors. The Chairman of the Board of Directors shall also perform such other duties and may exercise such other powers as may from time to time be assigned by these By-Laws or by the Board of Directors, and shall have the authority to sign such contracts, certificates and other instruments of the Corporation as may be authorized by the Board of Directors. The Chairman of the Board of Directors, if an Independent Director, may be removed from his office as Chairman only with the affirmative vote of a majority of the Independent Directors and only for the following reasons: (1) gross negligence or willful misconduct with respect to the Corporation, (2) breach of a fiduciary duty to the Corporation and its stockholders or (3) a determination by a majority of the Independent Directors that the Chairman is not fulfilling his or her responsibilities in a manner that is in the best interests of the Corporation and its stockholders.

Section 14.         Lead Independent Director. If the Board of Directors appoints as Chairman a director who is not an Independent Director, then at the same time as such appointment, the Board of Directors shall appoint an Independent Director to be the “Lead Independent Director”. The Lead Independent Director shall perform such duties and may exercise such powers as may from time to time be assigned by these By-Laws or by the Board of Directors, and shall have the authority to sign such contracts, certificates and other instruments of the Corporation as may be authorized by the Board of Directors. The Lead Independent Director may be removed from his office as Lead Independent Director only with the affirmative vote of a majority of the Independent Directors and only for the following reasons: (1) gross negligence or willful misconduct with respect to the Corporation, (2) breach of a fiduciary duty to the Corporation and its stockholders or (3) a determination by a majority of the Independent Directors that the Lead Independent Director is not fulfilling his or her responsibilities in a manner that is in the best interests of the Corporation and its stockholders.

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Section 15.         Vice Chairman. The Board of Directors may elect from its members a Vice Chairman of the Board of Directors, to serve as Chairman of the Board in the absence or unavailability of the Chairman, or for any other reason.

ARTICLE IV
OFFICERS

Section 1.          General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a CEO, a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, also may choose a Chief Administrative Officer (“CAO”), a Chief Financial Officer (“CFO”) and one or more Assistant CAOs, Assistant CFOs, Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers as may be determined by the Board of Directors. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation.

Section 2.          Election. The Board of Directors, at its first meeting held after each Annual Meeting of Stockholders (or action by written consent of stockholders in lieu of the Annual Meeting of Stockholders), shall elect the officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each officer of the Corporation shall hold office until such officer’s successor is elected and qualified, or until such officer’s earlier death, resignation or removal. Any officer elected by the Board of Directors may be removed at any time by the Board of Directors. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors. The salaries of all officers of the Corporation shall be fixed by the Board of Directors.

Section 3.          Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

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Section 4.          Chief Executive Officer. The CEO shall, subject to the control of the Board of Directors and the Chairman of the Board of Directors, have general supervision of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. The CEO shall execute all bonds, mortgages, contracts and other instruments of the Corporation requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except that the other officers of the Corporation may sign and execute documents when so authorized by these By-Laws, the Board of Directors or the CEO. The CEO shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by these By-Laws or by the Board of Directors, subject to the provisions of the Certificate of Incorporation and these By-Laws. If and so long as the Chairman is a Permitted Holder or an Affiliated Person, the CEO (or if there is no CEO, then the person performing the duties of the CEO) shall not be a Permitted Holder or an Affiliated Person.

Section 5.          President. The President shall do and perform such duties and have such powers as from time to time may be assigned to such officer by these By-Laws or by the Board of Directors or the Chief Executive Officer, subject to the provisions of the Certificate of Incorporation and these By-Laws. The President may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation. The President, in the event of the absence or inability of the Chairman (or Vice Chairman, if any) and Chief Executive Officer to act, shall have all the powers of both officers.

Section 6.          Vice Presidents. The Board of Directors may, at its option, elect one or more Vice-Presidents, who shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

Section 7.          Chief Administrative Officer. The Board of Directors may, at its option, elect a CAO. Subject to the authority of the Board of Directors, the CEO, and the President, the CAO shall have general oversight and review powers over the conduct of the business and affairs of all departments, divisions, and regions of the Corporation and its subsidiaries, if any. The CAO shall periodically report to the CEO, President, and the Board of Directors, as requested. The CAO shall perform such other duties as from time to time may be assigned to him by the CEO, the President, or the Board of Directors.

Section 8.          Chief Financial Officer; Treasurer. The office of Chief Financial Officer, and the office of Treasurer, if any, may be occupied by the same person or by different persons. The Chief Financial Officer and the Treasurer shall have custody of all the funds and securities of the Corporation, subject to all applicable internal controls. The Chief Financial Officer and the Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate. The Chief Financial Officer and the Treasurer may (i) sign receipts and vouchers for payments made to the Corporation and (ii) sign checks made by the Corporation and pay out and dispose of the same under the direction of the Board, the Chief Executive Officer or the President. The Chief Financial Officer and the Treasurer shall perform other duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

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Section 10.         Secretary. The Secretary shall keep the minutes of all proceedings of the Board and the minutes of all meetings of stockholders. The Secretary may hold any other position to which he has been appointed. The Secretary may sign with the President, in the name of the Corporation, all contracts authorized by the Board, and shall have authority to attest to the authority of the Corporation to act and, if necessary, affix the seal (or other mark) of the Corporation thereto. He shall have charge of all certificate books and such other books and papers as the Board may direct. The Secretary shall perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. In general, the Secretary shall perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to him or her by the CEO or the Board of Directors.

Section 14.         Combination of Offices. Any two of the offices hereinabove enumerated may be held by one and the same person, if such person is so elected or appointed.

Section 15.         Other Officers. Such other officers as the Board of Directors or the CEO may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the CEO. The Board of Directors or the CEO may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

ARTICLE V
STOCK

Section 1.          Shares of Stock. The shares of capital stock of the Corporation may be represented by a certificate or may be uncertificated. Notwithstanding the foregoing, every holder of capital stock of the Corporation theretofore represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate for shares of capital stock of the Corporation signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice Chairman of the Board, the Chief Executive Officer, the President or any Executive Vice President, and (b) the Chief Financial Officer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation.

Section 2.          Signatures. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.          Lost Certificates. The Board of Directors may direct a new certificate or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issuance of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares.

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Section 4.          Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these By-Laws. Transfers of stock shall be made on the books of the Corporation, and in the case of certificated shares of stock, only by the person named in the certificate or by such person’s attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; or, in the case of uncertificated shares of stock, upon receipt of proper transfer instructions from the registered holder of the shares or by such person’s attorney lawfully constituted in writing, and upon payment of all necessary transfer taxes and compliance with appropriate procedures for transferring shares in uncertificated form; provided, however, that such surrender and endorsement, compliance or payment of taxes shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement. With respect to certificated shares of stock, every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

Section 5.          Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.          Record Owners. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.          Transfer and Registry Agents. The Corporation may from time to time maintain one or more transfer offices or agencies and registry offices or agencies at such place or places as may be determined from time to time by the Board of Directors.

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ARTICLE VI
NOTICES

Section 1.          Notices. Whenever written notice is required by law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, such notice may be given by mail, addressed to such director, member of a committee or stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these By-Laws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to directors or committee members may be given personally or by telegram, telex, cable or by means of electronic transmission.

Section 2.          Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these By-Laws, to be given to any director, member of a committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any Annual or Special Meeting of Stockholders or any regular or Special Meeting of the directors or members of a committee of directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these By-Laws.

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ARTICLE VII
GENERAL PROVISIONS

Section 1.          Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or Special Meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 8 of Article III hereof), and may be paid in cash, in property, or in shares of the Corporation’s capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve.

Section 2.          Disbursements. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 3.          Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 4.          Corporate Seal. The corporate seal shall be in the form determined by the Board of Directors.

ARTICLE VIII
INDEMNIFICATION

Section 1.          Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

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Section 2.          Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VIII, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 3.          Authorization of Indemnification. Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

Section 4.          Good Faith Defined. For purposes of any determination under Section 3 of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be.

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Section 5.          Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VIII, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

Section 6.          Expenses Payable in Advance. Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

Section 7.          Non-exclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VIII shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VIII but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

Section 8.          Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VIII.

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Section 9.          Certain Definitions. For purposes of this Article VIII, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VIII shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VIII, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.

Section 10.         Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 11.         Limitation on Indemnification. Notwithstanding anything contained in this Article VIII to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VIII), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

Section 12.         Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VIII to directors and officers of the Corporation.

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ARTICLE IX
AMENDMENTS

Section 1.          Amendments. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority vote of the directors present at any meeting of the Board of Directors at which a quorum is present shall be required to adopt, amend, alter or repeal the Corporation’s By-Laws. The Corporation’s By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation, provided that, notwithstanding anything to the contrary in the Certificate of Incorporation or in these By-Laws (including, without limitation, any other provision of this Article IX, Section 1), Article III Section 1(d), Article III Section 6, the last sentence of Article III Section 12, Article III Section 13, Article III Section 14, Article IV Section 1, Article IV Section 4 and this sentence can only be amended, altered or repealed with the affirmative vote of the holders of a majority of Class A Common Stock excluding Permitted Holders or Affiliated Persons.

Section 2.          Entire Board of Directors. As used in this Article IX and in these By-Laws generally, the term “entire Board of Directors” means the total number of directors which the Corporation would have if there were no vacancies.

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Exhibit D

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

KNIGHT TRANSPORTATION, INC.

ARTICLE I

Name

The name of the Corporation shall be Knight Transportation, Inc.

ARTICLE II

Purpose

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the laws of the State of Arizona, as such laws may be amended from time to time.

ARTICLE III

Initial Business

The Corporation initially intends to own, lease, acquire, sell, dispose of, deal with, maintain and operate motor vehicles for transporting property of every kind and nature as a common or contract carrier for compensation or its own purposes over and upon the public highways of the State of Arizona and other jurisdictions in which this Corporation might be qualified to transact business; to arrange for transportation by other common carriers or contract carriers either by motor vehicle, rail or otherwise; and to do all and everything advantageous and necessary to engage in said business.

ARTICLE IV

Authorized Capital

The authorized capital stock of the corporation will be one thousand (1,000) shares of common stock, with $0.01 par value.

ARTICLE V

Statutory Agent

The Corporation hereby appoints RCA Service Co., LLC, Attn: James E. Brophy, whose address is One North Central Avenue, Suite 1200, Phoenix, Arizona 85004-4417, as statutory agent of the Corporation.

ARTICLE VI

Place of Business

The Corporation’s known place of business shall be 20002 North 19th Avenue, Phoenix, Arizona 85027.

ARTICLE VII

The Board of Directors

The business of the Corporation shall be conducted by a board of not less than one director, none of whom need be shareholders or residents of Arizona. Within such limitation, the number of directors shall be fixed by the Bylaws. Directors shall be elected at the annual meeting of shareholders, and when so elected shall serve until the next annual meeting or until their successors are elected and qualified.

ARTICLE VIII

Indemnification

The Corporation shall indemnify and hold harmless its incorporator, and each of its existing and former officers and directors, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the Corporation or its subsidiaries, including indemnity for service in the capacity as an officer of the Corporation. The Corporation, subject to a director executing and delivering any undertaking required by law to reimburse the Corporation if indemnity should not be allowed, shall advance costs and expenses to defend any claim subject to indemnification. The indemnification rights provided herein shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law, bylaws or agreement.

ARTICLE IX

Limitation of Liability

A director shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except liability for the following: (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of A.R.S. § 10-833 or its successor provisions; or (iv) an intentional violation of criminal law.

CONSENT TO ACT AS STATUTORY AGENT

RCA Service Co., LLC, Attn: James E. Brophy, having been designated to act as Statutory Agent for Knight Transportation, Inc., hereby consents to act in that capacity until removed, or its resignation is submitted in accordance with the Arizona Revised Statutes.

DATED: ___________, 2017

Exhibit E

AMENDED AND RESTATED BYLAWS

OF

KNIGHT TRANSPORTATION, INC.

Section 1.              Identification

1.1           Name. The name of the corporation is Knight Transportation, Inc., an Arizona corporation (the “Corporation”).

1.2           Principal Office. The principal office of the Corporation shall be 20002 N. 19th Avenue, Phoenix, Arizona 85027, or such other principal office as the Corporation may select, and additional offices may be maintained at such other places within or without the State of Arizona as the Board of Directors may from time to time designate.

1.3           Fiscal Year. The fiscal year of the Corporation shall be the calendar year ending December 31 of each year.

Section 2.              Meetings of Shareholders

2.1           Annual Meeting. The annual meeting of the shareholders shall be held each year on such date, at such time and place, either within or without the State of Arizona, as shall be fixed by the Board of Directors. At the annual meeting, shareholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

2.2           Special Meetings. Special meetings of the shareholders for any purpose shall be held whenever called by a vote of the majority of the Board of Directors, and shall be called whenever shareholders owning one-tenth of the capital stock issued and outstanding shall, in writing, make application therefor to the Chairman, stating the object of such meeting. Notice thereof shall be given as provided in Section 2.3.

2.3           Notice. Unless properly waived, notice of any special meeting shall be mailed to the last known address of each shareholder as the same appears on the records of the Corporation, at least ten days and not more than 60 days prior to such meeting, and shall state in general the purposes for which it is called. Notices of meetings shall specify how shareholders may participate by means of remote communication. Notice to shareholders shall not be necessary for any annual or special meeting adjourned as provided in Section 2.6, except the statement at such meeting in making adjournment.

2.4           Presiding Officer. The Chairman, or in his or her absence, a chairman appointed by the shareholders present, shall call meetings of the shareholders to order, and shall act as chairman thereof.

2.5           Quorum. A majority of the voting stock issued and outstanding, represented by the holders thereof either in person or by proxy, appointed by an instrument in writing and subscribed by such shareholder, shall be a quorum at all meetings of shareholders.

2.6           Adjournment. If at any annual or special meeting of shareholders, a quorum shall fail to attend in person or by proxy, a majority in interest of the shareholders attending in person or by proxy at the time of such meeting may, at the end of an hour, adjourn the meeting from time to time without further notice until a quorum shall attend, and thereupon any business may be transacted which might have been transacted at the meeting as originally called had the same been held.

2.7           Voting. At all annual and special meetings of shareholders, every holder of voting shares of stock may appear and vote either in person, by proxy in writing, or by means of remote communication and shall have one vote for each share of voting stock, so held and represented at such meeting, with the right to cumulate such votes for the election of directors. All proxies shall be filed with the Secretary of the Corporation prior to any meeting for which they are to be effective. A vote submitted by electronic transmission must either set forth the electronic submission information or be submitted with information from which the shareholder’s authorization of the electronic transmission can be determined. Upon demand of any shareholder, voting upon any question at any meeting shall be by ballot.

2.8           Order of Business and Rules of Procedure. The order of business and the rules of procedure used at any meeting of the shareholders shall be as determined by the Chairman or the acting chairman.

2.9           Closing of Transfer Books and Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other purpose, the Board of Directors of the Corporation may provide that the stock transfer books shall be closed for a stated period not to exceed, in any case, 60 days. If the stock transfer books shall be closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of the shareholders, the books shall be closed for at least ten days immediately preceding the meeting. In lieu of closing the stock transfer books, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date, in any case, to be not more than 60 days nor less than ten days prior to the date on which the particular action requiring this determination of shareholders is to be taken. If the stock transfer books are not closed and no record date is fixed for any such purpose, then the record date shall be determined in accordance with A.R.S. Section 10-707. When a determination of shareholders has been made as provided in this section, the determination shall apply to any adjournment thereof, unless the meeting is adjourned to a date more than one hundred twenty days after the date fixed for the original meeting.

2.10         Voting List. The Secretary of the Corporation shall make from the stock transfer books a complete record of the shareholders entitled to vote at the meeting or any adjournment thereof, arranged in alphabetical order, with the address of and the number of shares held by each. Such record shall be (i) available for inspection by any shareholder, beginning two business days after notice of the meeting is given for which the list was prepared, (ii) produced and kept open at the time and place of the meeting, and (iii) subject to the inspection of any shareholder during the whole time of the meeting for the purposes thereof. Failure to comply with the requirements of this section shall not affect the validity of any action taken at the meeting.

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2.11         Action without a Meeting. Except as provided in A.R.S. Section 10-704, any action required to be taken at a meeting of the shareholders of the Corporation, or any action that may be taken at a meeting of the shareholders, may be taken without a meeting if a consent in writing (including electronic transmission) setting forth the action so taken shall be signed by holders of outstanding shares that are entitled to at least the minimum number of votes necessary to authorize or take action at a meeting at which all shares entitled to vote on the action are present and voted. The written consent must be delivered to the Corporation for inclusion in the minutes or filing with the corporate records. Notice of the written consent must be given to each shareholder of record who did not consent to the action in writing and each shareholder who would have been entitled to notice of the meeting if the record date for notice of the meeting had been the date that written consents signed by a sufficient number of shareholders to take the action were delivered to the Corporation.

Section 3.              Board of Directors

3.1           Number. The business and affairs of the Corporation shall be managed and controlled by a Board of Directors of not less than one director, who need not be shareholders of the Corporation or residents of the State of Arizona.

3.2           Removal. At a meeting of shareholders called expressly for that purpose, any director or the entire Board of Directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Provided, however, that if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors.

3.3           Annual Meeting. Immediately after the annual meeting of the shareholders, the newly-elected directors shall meet for the purpose of organization, the election of officers, and the transaction of other business.

3.4           Special Meetings. Special meetings of the Board may be held after proper notice has been given, unless properly waived. Unless otherwise specified in the notice thereof, any and all business may be transacted at a special meeting. The Chairman may, from time to time, call a special meeting whenever he or she shall deem it proper to do so and shall do so when a majority of the Board of Directors shall request that he or she do so.

3.5           Notice of Meetings. No notice of the annual meeting of the Board of Directors need be given. Unless properly waived, notice of any special meeting of the Board of Directors, stating the time and in general terms the purpose or purposes thereof, shall be mailed to all of the directors at least two days prior to such meeting, to the last known address of each director as the same appear on the records of the Corporation.

3.6           Place of Meeting. The directors shall hold their meetings, have an office and keep the books of the Corporation at such place or places within or without the State of Arizona as the Board of Directors from time to time may determine. Unless otherwise determined, such place shall be at the principal office of the Corporation, as stated in Section 1.2 hereof. Meetings of the Board of Directors, whether regular or special, may be held by means of telephone conference or other electronic means by which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting.

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3.7           Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the act of a greater number is required by statute, the Articles of Incorporation or the Bylaws.

3.8           Chairman and Vice Chair. At all meetings of the Board of Directors the Chairman, or in his or her absence a chairman chosen by the directors present, shall preside. The Board may elect one or more Vice Chairs to assist the Chairman and, with the consent of the Chairman, any Vice Chair may preside over meetings of the Board of Directors.

3.9           Committees. From time to time the Board may appoint committees for any purpose, who shall have such power as shall be specified in the resolution of appointment, subject to the limitations set forth in A.R.S. Section 10-825 or any other applicable law.

3.10         Compensation. Any officer or employee of the Corporation serving as a director and all members of committees shall serve without compensation unless otherwise approved by the Board; however, they shall be paid the necessary expenses incurred in the execution of their duties. Independent directors who are not employees of the Corporation may receive such compensation as the Board of Directors, from time to time, determines appropriate. Nothing herein shall preclude the paying by the Corporation of a salary or other compensation to an officer or employee who is also a director.

3.11         Vacancies. In case of any vacancy among the directors through death, resignation, disqualification, or other cause, or in the case of a vacancy arising from the creation of a new directorship, the other directors, by affirmative vote of a majority thereof, may fill such vacancy for the unexpired portion of the term of directorship which is vacant, and until election of and qualification of a successor.

3.12         Action without a Meeting. Any action that may be taken at a meeting of the directors or of a committee may be taken without a meeting if a consent in writing (including electronic transmission), setting forth the action taken, is signed by all of the directors or all of the members of the committee, as the case may be.

Section 4.              Officers

4.1           Executive. The officers of the Corporation shall be a Chairman, Chief Executive Officer, President, Vice President, Chief Financial Officer and Secretary and any other officers as may from time to time be appointed by the Board of Directors. Each executive officer shall hold his or her office at the pleasure of the Board of Directors. The same person may hold one or more offices.

4.2           Tenure of Office. All officers shall be subject to appointment and removal at any time, with or without cause, by the affirmative vote of a majority of the Board of Directors.

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4.3           Chairman and Vice Chair. The Chairman shall preside at all meetings of the shareholders and of the directors. The Chairman may, from time to time, call special meetings of the Board of Directors whenever he shall deem it proper to do so and shall do so when a majority of the Board of Directors shall request him in writing to do so. The Chairman, in the event of the Chief Executive Officer’s absence or inability to act, shall have all of the powers of the Chief Executive Officer. The Chairman may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation. The Chairman shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors. The Board may designate any director as a Vice Chair, to serve as Chair of the Board in the absence or unavailability of the Chairman, or for any other reason.

4.4           Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, and shall have general authority and charge of the business and affairs of the Corporation. The Chief Executive Officer may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation. The Chief Executive Officer, in the event of the Chairman’s absence or inability to act, shall have all of the powers of the Chairman. The Chief Executive Officer shall perform such other duties and have such other powers as, from time to time, may be assigned to him by the Board of Directors.

4.5           President. The President shall do and perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer. The President may sign and execute all authorized contracts, checks, and other instruments or obligations in the name of the Corporation. The President, in the event of the absence or inability of the Chairman and Chief Executive Officer to act, shall have all the powers of both officers. The President shall perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or by the Chief Executive Officer.

4.6           Vice President. The Corporation may have one or more Vice Presidents, who shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

4.7           Secretary. The Secretary shall keep the minutes of all proceedings of the Board and the minutes of all meetings of shareholders. The Secretary may hold any other position to which he has been appointed. The Secretary may sign with the President, in the name of the Corporation, all contracts authorized by the Board, and shall have authority to attest to the authority of the Corporation to act and, if necessary, affix the seal (or other mark) of the Corporation thereto. He shall have charge of all certificate books and such other books and papers as the Board may direct. The Secretary shall perform such duties and have such powers as from time to time may be assigned to him by the Board of Directors or the Chief Executive Officer.

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4.8           Chief Financial Officer; Treasurer. The office of Chief Financial Officer, and the office of Treasurer, if any, may be occupied by the same person or by different persons. The Corporation need not have a Treasurer, as long as these functions are assigned to another officer, without regard to his or her title. The Chief Financial Officer and the Treasurer, if any, shall have custody of all the funds and securities of the Corporation, subject to all applicable internal controls. The Chief Financial Officer and the Treasurer may endorse on behalf of the Corporation for collection, checks, notes and other obligations, and shall deposit the same to the credit of the Corporation in such bank or banks or depositories as the Board of Directors may designate. The Chief Financial Officer and the Treasurer, if any, may (i) sign receipts and vouchers for payments made to the Corporation and (ii) sign checks made by the Corporation and pay out and dispose of the same under the direction of the Board, the Chief Executive Officer or the President. The Chief Financial Officer and the Treasurer, if any, shall perform other duties and have such powers as from time to time may be assigned to them by the Board of Directors or the Chief Executive Officer.

4.9           Other Officers. The Corporation may have such other officers, including Assistant Secretaries, Assistant Treasurers, and other operating officers or divisional presidents as may be appointed by the Chief Executive Officer or the Board of Directors, or a delegate of either. The officers so appointed shall perform the duties the Board of Directors or the Chief Financial Officer may assign.

Section 5.              Capital Stock

5.1           Payment for Shares. The consideration for the issuance of shares may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor or services actually performed for the Corporation. When payment of the consideration for which shares are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable. Neither promissory notes nor future services shall constitute consideration for the issuance of shares. In the absence of fraud in the transaction, the judgment of the Board of Directors as to the value of the consideration received for shares shall be final and conclusive. No share shall be issued until fully paid.

5.2           Certificates Representing Shares. The capital stock of the Corporation shall be issued in book entry form only, unless the Board of Directors determines otherwise. If the Board of Directors determines that stock shall be represented by certificates, then each holder of capital stock of the Corporation shall be entitled to a certificate signed by the President and the Secretary of the Corporation, certifying the number of shares owned by him or her in the Corporation.

5.3           Lost, Stolen or Destroyed Certificates. The Corporation shall issue a new stock certificate in place of any certificate theretofore issued where the holder of record of the certificate:

(1)         Makes proof in affidavit form that the certificate has been lost, destroyed or wrongfully taken;

(2)         Requests the issuance of a new certificate before the Corporation has notice that the certificate has been acquired by a purchaser for value in good faith and without notice of any adverse claim;

(3)         Gives a bond in such form and with such surety as the Corporation may direct, to indemnify the Corporation against any claim that may be made on account of the alleged loss, destruction, or theft of the certificate; and

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(4)         Satisfies any other reasonable requirement imposed by the Corporation.

When a certificate has been lost, apparently destroyed, or wrongfully taken and the holder of record fails to notify the Corporation within a reasonable time after he or she has notice of it, and the Corporation registers a transfer of the shares represented by this certificate before receiving such notification, the holder of record is precluded from making any claim against the Corporation for the transfer or for a new certificate.

5.4           Purchase of Its Own Shares. The Corporation may purchase its own shares of stock from the holders thereof subject to the limitations imposed by applicable Arizona law with respect thereto.

5.5           Dividends. The Board, in its discretion, may from time to time declare dividends upon the capital stock from the surplus or net profits of the Corporation when and in the manner it deems advisable, so long as no rule of law is thereby violated.

Section 6.              Waiver of Notice

Any shareholder, director or officer may waive any notice required to be given by these Bylaws of any meeting otherwise prescribed hereunder. Any meeting at which all shareholders or directors are present (or with respect to which notice is waived by any absent shareholder or director) may be held at any time for any purpose and at any place and shall be deemed to have been validly called and held, and all acts performed and all business conducted at such meeting shall be valid in all respects.

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Section 7.              Indemnification

7.1           Indemnification. The Corporation shall indemnify and save harmless all of its existing and former officers and directors from and against all expenses incurred by them, including, but not limited to, legal fees, judgments, penalties (to the extent permitted by law), and amounts paid in settlement or compromise, to the fullest extent not prohibited by law, as it now exists or may hereafter be amended, in connection with any proceeding, actual or threatened, to which they may be made a party by reason of their service to or at the request of the Corporation (including service in their capacity as officers or service on behalf of affiliates of the Corporation or with unrelated entities, if serving at the request of the Corporation), unless it is established that: (i) the act or omission of the indemnified party was committed in bad faith; (ii) the indemnified party did not believe such act or omission to be in, or not opposed to, the best interests of the Corporation; (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful; or (iv) the indemnified party is adjudged to be liable to the Corporation unless a court of competent jurisdiction determines that such person is entitled to indemnity. The Corporation shall advance to any director or officer seeking indemnification pursuant to this Section 7.1, or reimburse a director or officer, for expenses, including attorneys’ fees, actually and reasonably incurred in investigating or defending any civil or criminal action, suit or proceeding in advance of any final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer seeking indemnification (i) attesting to the fact that such director or officer is entitled to indemnification hereunder and under the applicable legal standards, and (ii) agreeing to repay such amount, if it is ultimately determined that he or she is not entitled to be indemnified by the Corporation. If the Corporation is requested to indemnify an existing or former director or officer in connection with any threatened, pending or completed action or suit by or in the right of the Corporation to procure judgment in its favor by reason of the fact that such person was a director, officer, or employee or agent of the Corporation, or is or was serving at the request of the Corporation in such capacity, the Corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. No indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless and only to the extent that a court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem to be proper. No indemnification shall be made if a director or officer is determined in any proceeding to have received an improper financial benefit, whether or not involving actions by such person in his or her official capacity as such, the director or officer intentionally inflicted harm on the Corporation or its shareholders, violated A.R.S. Section 10-833, or intentionally violated criminal law.

7.2           Determination by Board. Whenever any existing or former director or officer shall report to the President that he or she has incurred or may incur expenses described in Section 7.1, the Board of Directors (excluding any interested director) shall, at its next regular meeting or at a special meeting held within a reasonable time thereafter, determine whether, in regard to the matter involved, the person in question is entitled to indemnification pursuant to Section 7.1. If the Board determines that the standards of Section 7.1 are met, indemnification shall be made. If the Board of Directors refuses to indemnify a person who is determined by a court of competent jurisdiction to be entitled to indemnification under Section 7.1 or applicable law, the Corporation shall, in addition to extending such indemnification, reimburse the person entitled to indemnification for all attorneys’ fees and costs of court actually incurred. The Corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been extended unreasonably refuses to cooperate in the investigation or defense of such matter or to permit the Corporation, at its own expense, to retain counsel of its own choosing to defend him or her.

7.3           Indemnification Agreement. The Board of Directors may authorize the Corporation to indemnify directors, officers, or employees to the fullest extent permitted by law including through agreements and insurance.

7.4           Non-Exclusivity. The indemnification rights contained in this Section 7 shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law or agreement.

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Section 8.             Amendment and Repeal

These Bylaws may be amended or repealed or new Bylaws may be adopted by the Board of Directors in such instance as the Board may determine to be advisable; provided, however, that the provisions of Section 7 shall not be amended except with the consent of a sixty-seven percent (67%) majority of the Board of Directors. No notice need be given of any action concerning these Bylaws previous to any such meeting, if the proposed amendment, repeal or adoption of new Bylaws is one of necessity arising at such meeting, and is in furtherance of the legitimate aims of the Corporation. In all other situations, unless properly waived, notice of any meeting at which any action concerning the Bylaws is proposed shall be mailed to all directors at least ten days prior to such meeting, and in the same manner prescribed for giving notice of special meetings of the Board of Directors. Such notice shall state in general terms the nature of any proposed action concerning the Bylaws.

Section 9.             Effective Date

These Amended and Restated Bylaws of Knight Transportation, Inc. shall become effective as of ___________, by reason of Resolutions and Actions adopted by the Board of Directors of the Corporation as of ______________.

,
Director

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CERTIFICATE

The undersigned, __________, Secretary of ____________________, does hereby certify that the foregoing copy of the Bylaws of this Corporation is a true and correct copy of the Corporation’s Bylaws, duly adopted by the Board of Directors, and that such Bylaws have not been amended or repealed.

DATED:	, 2017

, Secretary

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